Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

IQM Finland Oy,

ECLIPSE QC S.à r.l.,

IQM US LLC,

and

Real Asset Acquisition Corp.

dated as of February 22, 2026

i

Exhibits

Exhibit A	Form of Sponsor Support Agreement
Exhibit B	Form of Shareholder Lock-Up Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Warrant Assignment Agreement
Exhibit E-1	Form of Certificate of Merger
Exhibit E-2	Form of Plan of Merger
Exhibit F	Form of Amended Company Articles of Association
Exhibit G	Form of Voting and Support Agreement
Exhibit H	Form of PIPE Subscription Agreement

INDEX OF DEFINED TERMS

Aalto University Convertible Loans	Section 1.1
Action	Section 1.1
ADS	Section 1.1
ADS Facility	Section 2.5(a)
Affiliate	Section 1.1
Aggregate Closing PIPE Proceeds	Section 1.1
Aggregate Transaction Proceeds	Section 1.1
Agreement	Introduction, Section 1.1
Amended Company Articles of Association	Section 2.1(a)(ii)
Anti-Corruption Laws	Section 1.1
Anti-Money Laundering Laws	Section 1.1
AoA Amendment	Section 2.1(a)(ii)
Audited Financial Statements	Section 3.10(a)
Authorization Notice	Section 2.7(c)
Benefit Plan	Section 1.1
Blue Sky	Section 8.2(a)(i)
Borenius	Section 11.21(b)
Business Combination	Recitals, Section 1.1
Business	Recitals
Business Day	Section 1.1
Cayman Act	Recitals, Section 1.1
Cayman Merger Filing Documents	Section 2.2(b)(ii)
Cayman Registrar	Section 1.1, Section 2.2(b)(ii)
CBA	Section 1.1
Certificate of Merger	Section 1.1, Section 2.2(b)(i)
Change of Control Transaction	Section 1.1
Closing	Section 1.1, Section 2.4(a)
Closing Date	Section 1.1, Section 2.4(a)
Closing Financial Statements	Section 6.6(a)
Code	Section 1.1
Company	Introduction, Section 1.1
Company Acquisition Proposal	Section 1.1
Company Articles of Association	Section 1.1
Company Board Recommendation	Section 8.2(c)(ii)
Company Board	Section 1.1
Company Capital Restructuring	Recitals
Company Change of Control Payment	Section 1.1
Company Closing Statement	Section 1.1, Section 2.3(b)

Company Disclosure Letter	Section 1.1, Article III
Company IT Systems	Section 1.1
Company Lease	Section 3.16(c)
Company Licensed Intellectual Property	Section 1.1
Company Material Adverse Effect	Section 1.1
Company Material Lease	Section 3.16(c)
Company Merger Subs	Article V
Company Options	Section 1.1
Company Ordinary Shares	Section 1.1
Company Owned Intellectual Property	Section 1.1
Company Placement Agent Fees	Section 1.1
Company Preferred Shares	Section 1.1
Company Registered Intellectual Property	Section 1.1
Company Related Party Transactions	Section 1.1, Section 3.23(a)
Company Related Party	Section 1.1, Section 3.23(a)
Company Series B Warrants	Section 1.1
Company Shareholder	Section 1.1
Company Shareholders’ Agreements	Section 1.1
Company Shareholders’ Approval	Section 3.5(b)
Company Shareholders’ Meeting	Section 8.2(c)(i)
Company Software	Section 1.1
Company Transaction Expenses	Section 1.1
Company Transaction Proposals	Section 1.1
Company Warrant	Section 2.2(f)(iii)
Competing SPAC	Section 1.1
Confidential Information	Section 11.16
Continuing Option	Section 2.1(a)(iv)
Contract	Section 1.1
Control	Section 1.1
Conversion	Section 2.1(a)(i)
Conyers	Section 11.21(a)
Cooley	Section 11.21(b)
Copyrights	Section 1.1
D&O Indemnified Parties	Section 6.4(a)
D&O Insurance	Section 6.4(b)
D&O Tail	Section 6.4(b)
Deferred Underwriting Commission	Section 1.1

v

Definitive Company Representations	Section 1.1, Section 4.17
Definitive SPAC Representations	Section 1.1, Section 3.29
Deposit Agreement	Section 1.1, Section 2.5(a)
Depositary Bank	Section 1.1, Section 2.5(a)
Disclosure Letters	Section 1.1
Dissenting SPAC Shareholders	Section 2.7(a)
Dissenting SPAC Shares	Section 2.7(a)
DLLCA	Recitals, Section 1.1
Encumbrance	Section 1.1
Enforceability Exceptions	Section 3.5(a)
Environmental Laws	Section 1.1
Equity Securities	Section 1.1
ESOP	Section 1.1
Excess SPAC Transaction Expenses	Section 1.1
Exchange Act	Section 1.1
Exchange Agent Agreement	Section 2.5(b)
Exchange Agent	Section 1.1, Section 2.5(b)
Exercising Warrantholders	Section 2.5(e)
Ex-Im Laws	Section 1.1
Financial Statement Delivery Failure	Section 10.1(i)
Financials Delivery Date	Section 6.6(a)
FinCo Merger Plan	Section 1.1
FinCo Merger	Recitals, Section 1.1
Finnish Companies Act	Recitals, Section 1.1
Form F-4 Filing Date	Section 1.1
Form F-6	Section 2.5(a)
Fraud	Section 1.1
GAAP	Section 1.1
Generative AI Tools	Section 1.1, Section 3.17(m)
Governmental Authority	Section 1.1
Governmental Order	Section 1.1
Group	Section 1.1
Group Companies	Section 1.1
Hazardous Substances	Section 1.1
IFRS	Section 1.1
Inbound License	Section 3.15(a)(v)
Indebtedness	Section 1.1
Intellectual Property Rights	Section 1.1

Interim Period	Section 6.1
Investment Company Act	Section 1.1
IPO	Section 1.1
IQM Group	Section 11.21(b)
JOBS Act	Section 1.1, Section 4.13, Section 7.8
Key Material Contract	Section 1.1
Kreos Capital Warrants	Section 1.1
Krogerus	Section 11.21(a)
Law	Section 1.1
Leased Real Property	Section 1.1
Letter of Transmittal	Section 2.5(g)
Liabilities	Section 1.1
Lookback Date	Section 3.12
Loyens	Section 11.21(b)
LTIP	Section 8.4(a)
LuxCo	Introduction
LuxCo Merger	Recitals
Luxembourg Companies Law	Recitals
Made Available	Section 1.1
Marks	Section 1.1
Material Contracts	Section 1.1, Section 3.15(a)
Material Customers	Section 1.1, Section 3.25(a)
Material Permits	Section 1.1, Section 3.7
Material Vendors	Section 1.1, Section 3.25(b)
Maximum Annual Premium	Section 6.4(b)
Merger	Recitals
Merger Consideration	Section 1.1, Section 2.2(f)(ii)
Merger Effective Time	Section 2.2(b)(ii)
Merger Sub	Introduction
Merger Sub Share	Section 5.2(a)(i)
Merger Sub Shareholder Approval	Recitals
Misrepresentation	Section 1.1
Most Recent Balance Sheet	Section 1.1
Mourant	Section 11.21(b)
Nasdaq	Section 4.15
NDA	Section 1.1
Non-Party Affiliate	Section 11.19
Non-Redeeming SPAC Shares	Section 1.1
OHSA	Section 3.19(l)
Open Source License	Section 1.1
Ordinary Course	Section 1.1
Organizational Documents	Section 1.1
Outbound License	Section 3.15(a)(v)
Outside Date	Section 10.1(g)
Patents	Section 1.1
Perkins	Section 11.21(a)
Permitted Encumbrances	Section 1.1
Person	Section 1.1
Personal Data	Section 1.1
PIPE Investment	Recitals, Section 1.1
PIPE Investors	Recitals, Section 1.1

PIPE Subscription Agreements	Recitals
Placement Agent Fees	Section 1.1
Plan of Merger	Section 1.1, Section 2.2(b)(ii)
Pre-Share Split Ordinary Shares	Section 1.1
Pre-Share Split Shares	Section 1.1
Privacy Laws	Section 1.1
Privacy Requirements	Section 3.18(a)
Process	Section 1.1
Prohibited Person	Section 1.1
Prospectus Regulation	Section 1.1
Proxy Statement	Section 1.1
Proxy/Registration Statement	Section 8.2(a)(i)
RAAQ Group	Section 11.21(a)
Redeeming SPAC Shares	Section 1.1

Registered Intellectual Property	Section 1.1
Registrable Securities	Section 1.1
Registration Rights Agreement	Recitals
Registration Statement	Section 1.1
Regulatory Approvals	Section 8.1(a)
Related Party	Section 1.1
Remaining Trust Fund Proceeds	Section 1.1, Section 2.4(b)(iv)
Representatives	Section 1.1
Restructuring Documents	Section 8.8
Sanctions	Section 1.1
Sarbanes-Oxley Act	Section 1.1
SEC	Section 1.1
Securities Act	Section 1.1
Security Incident	Section 3.18(b)
Segregated Account	Section 2.4(b)(iv)
Share Split	Section 2.1(a)(iii)
Share Split Effective Time	Section 2.1(a)(iv)
Share Split Factor	Section 1.1
Shareholder Litigation	Section 8.6
Shareholder Lock-Up Agreement	Recitals
Software	Section 1.1
SPAC	Introduction
SPAC Accounts Date	Section 1.1
SPAC Acquisition Proposal	Section 1.1
SPAC ADS Recipients	Section 2.5(d)
SPAC Board Recommendation	Section 8.2(b)(ii)
SPAC Charter	Section 1.1
SPAC Class A Ordinary Shares	Section 1.1
SPAC Class B Conversion	Section 1.1, Section 2.1(c)
SPAC Class B Ordinary Shares	Section 1.1
SPAC Closing Statement	Section 1.1, Section 2.3(a)
SPAC Disclosure Letter	Section 1.1, Article IV
SPAC Financial Statements	Section 4.7(a)
SPAC Insider Letter	Recitals
SPAC Insiders	Recitals
SPAC Material Adverse Effect	Section 1.1
SPAC Ordinary Shares	Section 1.1
SPAC Preference Shares	Section 1.1
SPAC SEC Filings	Section 4.11
SPAC Securities	Section 1.1

SPAC Shareholder	Section 1.1
SPAC Shareholder Redemption Amount	Section 1.1
SPAC Shareholder Redemption Right	Section 1.1
SPAC Shareholder Redemptions	Section 1.1, Section 2.3(a)
SPAC Shareholders’ Approval	Section 1.1
SPAC Shareholders’ Meeting	Section 8.2(b)(i)
SPAC Shares	Section 1.1
SPAC Transaction Expenses	Section 1.1
SPAC Transaction Proposals	Section 1.1
SPAC Treasury Shares	Section 1.1
SPAC Unit	Section 1.1
SPAC Warrant	Section 1.1
Sponsor	Recitals, Section 1.1
Sponsor Support Agreement	Recitals
Standard Inbound Licenses	Section 1.1
Standard Outbound Licenses	Section 1.1
Subsidiary	Section 1.1
Surviving Company	Recitals
Surviving Provisions	Section 10.2
Tax	Section 1.1
Tax Authority	Section 1.1
Tax Contest	Section 1.1

Tax Returns	Section 1.1
Taxes	Section 1.1
Terminating Company Breach	Section 10.1(e)
Terminating SPAC Breach	Section 10.1(f)
Trade Secrets	Section 1.1
Transaction Documents	Section 1.1
Transaction Expenses	Section 1.1
Transactions	Section 1.1
Transfer Taxes	Section 1.1
Treasury Regulations	Section 1.1
Trust Account	Section 1.1, Section 11.1
Trust Agreement	Section 1.1, Section 4.12
Trustee	Section 1.1, Section 4.12
U.S.	Section 1.1
Unanimous Written Consent	Section 8.2(c)(i)
Union	Section 1.1
Unit Separation	Section 2.2(f)(i)
Voting and Support Agreement	Recitals
Warrant Agent	Section 1.1
Warrant Agreement	Section 1.1
Warrant Assignment Agreement	Recitals
Willful Breach	Section 1.1
Written Objection	Section 2.7(c)

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT, dated as of February 22, 2026 (this “Agreement”), is made and entered into by and among (i) IQM Finland Oy (Finnish Business ID 2912625-6), a limited liability company (Fi. osakeyhtiö) incorporated under the laws of Finland (the “Company”), (ii) IQM US LLC, a limited liability company incorporated under the laws of Delaware and an indirect, wholly owned Subsidiary of the Company (“Merger Sub”), (iii) ECLIPSE QC S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 16, rue Eugène Ruppert, L - 2453 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under registration number B299105 and a direct, wholly owned Subsidiary of the Company (“LuxCo”), and (iv) Real Asset Acquisition Corp., a Cayman Islands exempted company (“SPAC”). Company, Merger Sub, LuxCo and SPAC are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company is engaged in the development of scalable hardware for quantum computers, and adjacent software and services (the “Business”);

WHEREAS, SPAC is a “blank check” company and was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, LuxCo was acquired by the Company for the purpose of effectuating the LuxCo Merger (as defined below);

WHEREAS, Merger Sub is an indirect wholly owned subsidiary of the Company, and was incorporated for the purpose of effectuating the Merger (as defined below);

WHEREAS, the parties hereto desire and intend to effect a business combination transaction whereby (i) immediately prior to the Merger Effective Time (as defined below), the Company and its shareholders will restructure the Company’s share capital by effectuating the Conversion and the Share Split (the Conversion, the AoA Amendment and the Share Split are described in Section 2.1(a) and hereinafter collectively referred to as the “Company Capital Restructuring”), (ii) promptly following the Share Split and at the Merger Effective Time, SPAC will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as an indirect and wholly owned Subsidiary of the Company (Merger Sub, as the surviving entity of the Merger, is sometimes referred to herein as the “Surviving Company”), with (a) the Merger to occur upon the terms and subject to the conditions set forth in this Agreement, the Delaware Limited Liability Company Act (the “DLLCA”), Part 16 of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Act”) and other applicable laws, and (b) the Company Capital Restructuring to occur upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Finnish Limited Liability Companies Act (Fi. osakeyhtiölaki) (624/2006, as amended) (the “Finnish Companies Act”);

WHEREAS, the Company has received, concurrently with the execution and delivery of this Agreement, a Sponsor Support Agreement substantially in the form attached hereto as Exhibit A (the “Sponsor Support Agreement”) signed by the Company, SPAC, RAAQ Sponsor LLC, a Delaware limited liability company (“Sponsor”), and certain directors, officers and advisors of the SPAC that hold SPAC Class B Ordinary Shares (together with the Sponsor, collectively, the “SPAC Insiders”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, each SPAC Insider agrees (a) to vote all SPAC Shares held by such SPAC Insider in favor of (i) the Transactions and (ii) the other SPAC Transaction Proposals, (b) to waive the anti-dilution rights of the SPAC Class B Ordinary Shares under the SPAC Charter, (c) to appear and be present at the SPAC Shareholders’ Meeting in person or by proxy for purposes of counting towards a quorum, (d) to vote all SPAC Shares held by such SPAC Insider against any proposals that would or would be reasonably likely to in any material respect impede the Transactions or any other SPAC Transaction Proposal, (e) not to redeem any SPAC Shares held by such SPAC Insider, (f) not to amend that certain letter agreement between SPAC, Sponsor and certain other parties thereto, dated as of April 28, 2025 (the “SPAC Insider Letter”), other than as contemplated in the Sponsor Support Agreement, (g) not to transfer any SPAC Securities held by such SPAC Insider other than as contemplated therein, (h) to unconditionally and irrevocably waive, and not to exercise, the Sponsor’s dissenters’ rights pursuant to the Cayman Act in respect of all SPAC Shares held by such SPAC Insider with respect to the Merger, to the extent applicable, and (i) to become subject to a lock-up of the Company Ordinary Shares in the form of Company ADSs constituting the Merger Consideration to be received by such SPAC Insider in the Merger for the applicable Lock-Up Period (as defined in the Sponsor Support Agreement), subject to certain exceptions set forth therein;

WHEREAS, the SPAC has received, concurrently with the execution and delivery of this Agreement, a Shareholder Lock-Up Agreement substantially in the form attached hereto as Exhibit B (each, a “Shareholder Lock-Up Agreement”) signed by SPAC, the Company and certain Company Shareholders, pursuant to which, among other things, and subject to the terms and conditions set forth therein, the Company Shareholders party thereto agree to a lock-up of the Company Ordinary Shares held by them during the applicable Lock-Up Period (as defined in the Shareholder Lock-Up Agreement), subject to certain exceptions set forth therein;

WHEREAS, in connection with the Merger, the Company, Sponsor, SPAC and certain applicable Company Shareholders agree to enter into a registration rights agreement substantially in the form attached hereto as Exhibit C prior to the Merger, effective upon the Closing (the “Registration Rights Agreement”), pursuant to which, among other things, the Company shall grant the Sponsor, certain Affiliates of the SPAC, certain holders of SPAC Ordinary Shares and SPAC Warrants, and certain applicable Company Shareholders, registration rights and commit to file a resale shelf registration statement on Form F-1;

WHEREAS, in connection with the Merger, the Company, SPAC and the Warrant Agent thereunder shall enter into a warrant assignment, assumption and amendment agreement substantially in the form attached hereto as Exhibit D (the “Warrant Assignment Agreement”), effective as of the Merger Effective Time (as defined below), pursuant to which SPAC shall assign to the Company all of its rights, interests, and obligations in and under the Warrant Agreement, which shall amend the Warrant Agreement to change all references to Warrants (as such term is defined therein) to Company Warrants (and all references to Ordinary Shares (as such term is defined therein) underlying such Warrants to Company Ordinary Shares) and which shall cause each outstanding whole Company Warrant to represent the right to receive, from the Closing, one whole Company Ordinary Share;

WHEREAS, SPAC Board has unanimously (a) determined that (x) it is fair to, advisable and in the best interests of SPAC to enter into this Agreement, and to consummate the Merger and the other Transactions, and (y) the Transactions constitute a “Business Combination” as such term is defined in the SPAC Charter, (b) (i) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions (including the Merger), and (ii) approved and declared advisable to enter into the Plan of Merger, the Sponsor Support Agreement, the Warrant Assignment Agreement, the Shareholder Lock-Up Agreements, the Registration Rights Agreement, and each other Transaction Document to which SPAC is a party and the execution, delivery and performance thereof, (c) resolved to recommend the approval and authorization of this Agreement, the Plan of Merger, the consummation of the Merger and the other Transactions by the shareholders of SPAC, and (d) directed that this Agreement and the Plan of Merger be submitted to the shareholders of SPAC for their approval and authorization;

WHEREAS, LuxCo, as the sole member of Merger Sub has: (i) determined that it is in the best interests of Merger Sub and LuxCo (as sole member of Merger Sub), and declared it advisable, to enter into this Agreement and the Transaction Documents to which Merger Sub is a party, and to consummate the Merger and the other Transactions; and (ii) approved and recommended the adoption and approval of this Agreement by Merger Sub (the “Merger Sub Shareholder Approval”);

WHEREAS, following the Closing, at the election of and in the sole discretion of Company, the Surviving Company may merge with and into LuxCo (the “LuxCo Merger”), with LuxCo surviving the LuxCo Merger as a direct and wholly owned Subsidiary of the Company, and with the LuxCo Merger to occur upon the terms and subject to the conditions set forth in the LuxCo merger plan to be published on the RCS and the RESA (Receuil Electronique des Sociétés et Associations) in Luxembourg and in accordance with articles 1020-1 to 1024-1 of the Luxembourg law of 10 August 1915 on commercial companies, as amended (the “Luxembourg Companies Law”) and the DLLCA;

WHEREAS, following the LuxCo Merger, if any, at the election of and in the sole discretion of the Company, LuxCo may merge with and into the Company (the “FinCo Merger”), with the Company surviving the FinCo Merger, and with the FinCo Merger to occur upon the terms and subject to the conditions set forth in the FinCo Merger Plan and in accordance with articles 1025-1 to 1025-20 of the Luxembourg Companies Law and the Finnish Companies Act;

WHEREAS, the Company Board has unanimously (i) determined that it is fair to, advisable and in the best interests of the Company to enter into this Agreement and to consummate the Transactions, (ii) (x) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions and (y) approved and declared advisable the Sponsor Support Agreement, the Shareholder Lock-Up Agreements, the Warrant Assignment Agreement, the Registration Rights Agreement, each other Transaction Document to which the Company is a party and the execution, delivery and performance thereof, (iii) recommended the approval of the Transactions to the shareholders of the Company, (iv) directed that authorization to issue the Company Ordinary Shares to be deposited for delivery of ADSs constituting the Merger Consideration be submitted to the shareholders of the Company for their approval and authorization and (v) directed that the Transactions and the Company Transaction Proposals, be submitted to the shareholders of the Company for their approval and authorization;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to SPAC’s willingness to enter into this Agreement, certain Company Shareholders representing at least two-thirds (2/3) of the issued and outstanding Pre-Share Split Shares, which shall include (i) holders of a majority of the issued and outstanding Series B Preferred Shares and (ii) holders of more than seventy-five percent (75%) of the issued and outstanding Company Preferred Shares are executing a voting and support agreement substantially in the form attached hereto as Exhibit G (a “Voting and Support Agreement”); and

WHEREAS, concurrently with the execution of this Agreement, the Company has entered into, or will enter into, subscription agreements with third-party investors named therein (such investors, collectively, with any permitted assignees or transferees, the “PIPE Investors”), substantially in the form attached hereto as Exhibit H (the “PIPE Subscription Agreements”), pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and the Company has agreed to issue and sell to the PIPE Investors, an aggregate number of Company Ordinary Shares (or ADSs, as the case may be), which, for the avoidance of doubt, may be treasury shares held by the Company, as set forth in the Subscription Agreements, at $10.00 per share in exchange for an aggregate purchase price of $134.33 million in a private placement or placements to be consummated substantially concurrently with the Closing, on the terms and subject to the conditions set forth in such Subscription Agreements (such issuance and sale, the “PIPE Investment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, the Merger Sub and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Aalto University Convertible Loans” means the convertible loan agreements dated September 14, 2021, between the Company and Aalto University Foundation sr.

“Action” means any charge, claim, action, complaint, prosecution, investigation, appeal, suit, litigation, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“ADSs” means American Depositary Shares issued pursuant to the Deposit Agreement, each representing contractual rights with respect to one Company Ordinary Share.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of a Person which is a fund or which is directly or indirectly Controlled by a fund, the term “Affiliate” also includes (a) any of the general partners of such fund, (b) the fund manager managing such fund, any other person which, directly or indirectly, Controls such fund or such fund manager, or any other funds managed by such fund manager and (c) trusts (excluding the Trust Account for all purposes other than for the sole purpose of the release of the proceeds of the Trust Account in accordance with this Agreement and the Trust Agreement) Controlled by or for the benefit of any Person referred to in (a) or (b).

“Aggregate Closing PIPE Proceeds” means an amount equal to (a) the aggregate cash proceeds actually received by the Company in respect of the PIPE Investment, minus (b) any fees paid or payable to the placement agent in connection with the PIPE Investment (the “Placement Agent Fees”).

“Aggregate Transaction Proceeds” means an amount equal to (a) the sum (without duplication) of (i) the Remaining Trust Fund Proceeds (after, for the avoidance of doubt, giving effect to (x) all of the SPAC Shareholder Redemptions and (y) payment from the Trust Account of the amounts due to the underwriters of SPAC’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement, (the “Deferred Underwriting Commission”)), (ii) funds held by SPAC outside of the Trust Account and (iii) the Aggregate Closing PIPE Proceeds, minus (b) without duplication, the SPAC Transaction Expenses; provided that, for purposes of this Aggregate Transactions Proceeds calculation, the SPAC Transaction Expenses shall not include any Company Transaction Expenses.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), as amended, (b) Chapter 16, Sections 13, 14, 14 a and 14 b and Chapter 30, Sections 7, 7 a, 8 and 8 a of the Finnish Criminal Code (39/1889, as amended) (Fi. rikoslaki (39/1889)), (c) Laws adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (d) any other applicable anti-bribery or anti-corruption Laws of any jurisdiction related to combatting bribery, corruption and money laundering.

“Anti-Money Laundering Laws” means all financial recordkeeping and reporting requirements and all money laundering-related laws of jurisdictions where the Company or its Subsidiaries conducts business or owns assets, and any related or similar Law targeting the prohibition of money laundering or terrorist financing issued, administered or enforced by any Governmental Authority.

“Benefit Plan” means any compensation or benefit plan, program, policy, practice, Contract, agreement, or other arrangement, including any employment, individual consulting, severance, termination pay, nonqualified deferred compensation, retirement, paid time off, vacation, profit sharing, incentive, bonus, health, welfare, performance-based incentive awards, equity or equity-based compensation (including stock option, equity purchase, equity ownership, and restricted stock unit), disability, life insurance, fringe benefits, retention or stay-bonus, transaction or change-in control agreement, or other compensation or benefits, whether written, unwritten or otherwise, that is sponsored, maintained, contributed to or required to be contributed to by any Group Company for the benefit of any current or former employee, director or officer or individual service provider of any of the Group Companies or otherwise with respect to which the Company or its Subsidiaries has any liability, in each case other than any such plan, scheme, arrangement or statutory benefit plan that the Company or any of its Subsidiaries are mandated to maintain or contribute to by a Governmental Authority or other Laws.

“Business Combination” has the meaning given in the SPAC Charter.

“Business Day” means a day on which (i) commercial banks are open for business in Finland, New York, U.S., and the Cayman Islands, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled) or (ii) the CSD System (as defined in the rules of Euroclear Finland Oy) is open.

“Cayman Act” has the meaning set forth in the Recitals to this Agreement.

“Cayman Registrar” has the meaning set forth in Section 2.2(b)(ii).

“CBA” means any collective bargaining agreement or other agreement with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group.

“Certificate of Merger” has the meaning set forth in Section 2.2(b)(i).

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, and (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Date” has the meaning set forth in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any, direct or indirect, acquisition by any third party, in one transaction or a series of transactions, of the Company or of more than five percent (5%) of the consolidated total assets, Equity Securities or businesses of the Company and its Controlled Affiliates taken as a whole (whether by merger, consolidation, scheme of arrangement, business combination, reorganization, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) other than the Transactions; (b) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of voting Equity Securities representing more than five percent (5%), by voting power, of (x) the Company (whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or (y) the Company’s Controlled Affiliates which comprise more than five percent (5%) of the consolidated total assets, revenues or earning power of the Company and its Controlled Affiliates taken as a whole, in each case, other than the Transactions; (c) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of more than five percent (5%) of the consolidated total assets, revenues or earning power of the Company and its Controlled Affiliates taken as a whole, other than by SPAC or its Affiliates or pursuant to the Transactions; or (d) the issuance by the Company of more than five percent (5%) of its voting Equity Securities as consideration for the assets or securities of a third party (whether an entity, business or otherwise), in each case, to the extent (x) expressly permitted under Section 6.1(c) or Section 6.1(i) or (y) with the prior consent of SPAC, if required under Section 6.1(c) or Section 6.1(i), and except (i) the transactions as contemplated in the PIPE Subscription Agreements (whether such agreements are in place as of the date of this Agreement or they are entered into after the date of this Agreement by the Company), (ii) exercises of Aalto University Convertible Loans, Company Series B Warrants, Kreos Capital Warrants or Company Options or (iii) as part of a potential dual listing on Nasdaq Helsinki Ltd.

“Company Articles of Association” means the Articles of Association of the Company, in force at the date of this Agreement, as the same may be further amended or restated.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Transaction Document).

“Company Closing Statement” has the meaning set forth in Section 2.3(b).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company IT Systems” means all computer systems, Software and hardware, communication systems, servers and network equipment and databases (including those that are used to Process data), including any outsourced systems, in each case, to the extent owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned or held by any Person (other than a Group Company) that is licensed to any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (i) the business, results of operations or condition (financial or otherwise) of the Group Companies, taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated to be consummated by the Company on the Closing Date in accordance with the terms of this Agreement, provided, however, that none of the following, either alone or in combination, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement resulting from or related to (a) general business or economic conditions in or affecting Finland or the United States, or changes therein, or the global economy generally, (b) any outbreak or escalation of war or hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place where the Company conducts business, of any military or terrorist attack, civil unrest, cyber-attack, cyberterrorism, riots, prolonged demonstrations or public disorders, or changes in global national, regional, state or location political conditions, or any escalation or worsening thereof, (c) changes in the financial, banking, capital or securities markets generally in Finland, the United States or any other country or region in the world, or changes in interest rates in Finland, the United States or any other country and changes in exchange rates for the currencies of any countries, (d) changes or proposed changes in, or changes or proposed changes in the interpretation of, any applicable Laws, regulatory framework, IFRS or GAAP, (e) any change in the quantum computing industry generally, (f) the negotiation, execution or delivery of this Agreement, public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, (g) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (f) or (h)), (h) any hurricane, tornado, flood, earthquake, tsunami, mudslides, wild fires, acts of God or other natural disasters or comparable events in Finland, the United States or any other country or region in the world, or any escalation of the foregoing, (i) any epidemics, pandemics, disease outbreaks or quarantines, (j) the imposition of or increase in tariffs or trade wars, (k) the taking of any action required by the terms of this Agreement or any Transaction Document or (l) any actions taken or omitted to be taken by a Group Company at the written request or with the prior written consent of SPAC; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (a) through (f) or (h) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Options” means all share options to acquire Pre-Share Split Ordinary Shares granted under the ESOP, whether or not exercisable immediately prior to the Merger Effective Time.

“Company Ordinary Shares” means ordinary shares of the Company, with no nominal value, the rights, preferences, privileges and restrictions of which are set out in the Amended Articles of Association.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by any Group Company, including Company Registered Intellectual Property.

“Company Preferred Shares” means, collectively, the Company Convertible Series Seed Preferred Shares, Company Convertible Series A-1 Preferred Shares, Company Convertible Series A-2 Preferred Shares and Company Convertible Series B Preferred Shares.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned by, or filed in the name of, any Group Company.

“Company Related Party” has the meaning set forth in Section 3.23.

“Company Related Party Transactions” has the meaning set forth in Section 3.23.

“Company Series B Warrants” means all share options to acquire Pre-Share Split Series B Shares granted under the Series B investment agreement relating to the Company, whether or not exercisable and whether or not issued immediately prior to the Merger Effective Time.

“Company Shareholder” means any holder of any issued and outstanding Pre-Share Split Shares as of any determination time prior to the Share Split or any holder of any issued and outstanding Company Ordinary Shares immediately after the Share Split and immediately prior to the Merger Effective Time.

“Company Shareholders’ Agreements” mean, collectively, the Third Amended and Restated Shareholders’ Agreement in respect of the Company, dated as of March 11, 2025, and the Minority Shareholders’ Agreement, dated March 11, 2025, as they both may be further amended and/or restated from time to time.

“Company Software” means any Software that was authored by or on behalf of any Group Company and embodies any Company Owned Intellectual Property.

“Company Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (including LuxCo and the Merger Sub, but excluding SPAC prior to the Merger Effective Time) or Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, as appointed by the Company or any of its Subsidiaries or Affiliates, (b) any and all filing fees payable by the Company to the Governmental Authorities in connection with the Transactions and (c) any Placement Agent Fees (x) for which the Company has contracted as of the date of this Agreement, including the Placement Agent Fees pursuant to the Contracts set forth in Section 1.1 of the Company Disclosure Letter, or (y) to the extent payable under a Contract executed by the Company, or otherwise agreed by the Company in writing as being payable by the Company after the date hereof (the “Company Placement Agent Fees”); provided, that SPAC shall not be deemed a Subsidiary of the Company for purposes of this term; and provided, further, that SPAC Transaction Expenses shall not be Company Transaction Expenses.

“Company Transaction Proposals” means each proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions by the Company, but in any event including, unless otherwise agreed upon in writing by SPAC and the Company: (a) the adoption of the Amended Company Articles of Association, (b) the approval of the Company Capital Restructuring, including the Share Split, (c) the approval of the Transactions, (d) the approval of or authorization to the Company Board for the directed issuance of the Merger Consideration, (e) the approval of or authorization to the Company Board for the assumption of SPAC Warrants to be converted into Company Warrants, (f) the election of directors to the Company Board, if applicable, and (g) the approval and authorization of each other proposal that the Nasdaq or the SEC (or staff members thereof) indicates is necessary in connection with the Company’s application to list and the listing of the Registrable Securities.

“Competing SPAC” means any publicly traded special purpose acquisition company other than SPAC.

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy or commitment or undertaking of any nature that has any outstanding rights or obligations.

“Control” means in relation to any Person, the possession, directly or indirectly, of the ability to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by Contract or otherwise, and “Controlled”, “Controlling” and “under common Control with” shall be construed accordingly.

“Definitive Company Representations” has the meaning set forth in Section 4.17.

“Definitive SPAC Representations” has the meaning set forth in Section 3.29.

“Deposit Agreement” means that certain deposit agreement to be entered into by and among the Company, the Depositary Bank and all holders and beneficial holders from time to time of the ADSs, pursuant to which the ADSs to be issued will be issued.

“Depositary Bank” means the depositary bank acting as depositary under the Deposit Agreement.

“Disclosure Letters” means, as applicable, the Company Disclosure Letter and the SPAC Disclosure Letter.

“DLLCA” has the meaning set forth in the Recitals.

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, license, covenant not to sue, option, right of first offer, refusal or negotiation, hypothecation, assignment, deed of trust, title retention or other similar encumbrance of any kind whether consensual, statutory or otherwise.

“Environmental Laws” means all Laws concerning pollution, protection of the environment, or human health or safety.

“Equity Securities” means, with respect to any Person, (a) any capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other voting securities of, or other ownership interests in, such Person, and (b) any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other voting securities of, or other ownership interests in, such Person (whether or not such derivative securities are issued by such Person).

“ESOP” means, collectively, the Employee Stock Option Plans 1-4, as each of them may be amended from time to time.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer and import controls, including but not limited to (1) Regulation (EU) 2021/821 of the European Parliament and of the Council of 20 May 2021 setting up a Union regime for the control of exports, brokering, technical assistance, transit and transfer of dual-use items, (2) the Finnish Act on the Export Control of Dual-Use Items (500/2024) (Fi. laki kaksikäyttötuotteiden vientivalvonnasta (500/2024)), and (3) the Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.

“Excess SPAC Transaction Expenses” means the amount, if any, by which the SPAC Transaction Expenses exceed $7,500,000. For purposes of this definition, the term “SPAC Transaction Expenses” shall exclude any Company Placement Agent Fees.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.5(b).

“FinCo Merger” has the meaning set forth in the recitals to this Agreement.

“FinCo Merger Plan” means the merger plan, including the appendices thereto, to be executed by the Company and LuxCo.

“Finnish Companies Act” has the meaning set forth in the Recitals.

“Form F-4 Filing Date” means the date the initial Proxy/Registration Statement is filed with and accepted by the SEC.

“Fraud” means actual and intentional common law fraud under Delaware Law with respect to the making of the Definitive Company Representations or the Definitive SPAC Representations, as applicable.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Generative AI Tools” has the meaning set forth in Section 3.17(m).

“Governmental Authority” means the government of any nation, province, state, city, locality, territorial or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, regulation or compliance, or any arbitrator or arbitral body, any self-regulated organization, stock exchange, or quasi-governmental authority.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” or “Group Companies” means the Company and its Subsidiaries, and “Group Company” means any of them.

“Hazardous Substances” means any material, substance, waste or other pollutant or contaminant that is regulated by, or for which standards of conduct may be imposed or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, noise, odor, mold, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, or radon.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board as and as adopted by the European Union.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, including any amount due to any shareholder of such Person, (b) the principal and accrued interest components of capitalized lease obligations under IFRS, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs,” “seller notes,” “exit fees” and “retention payments,” but excluding payables arising in the Ordinary Course, (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property Rights” means all intellectual property rights of every kind and nature, however denominated, throughout the world, including: (a) patents and patent applications, utility models, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part, continuing prosecution applications, provisional applications, and statutory invention registrations, and any patents issuing on any of the foregoing, and any patents or patent applications to which any of the foregoing claims priority, and any counterparts worldwide claiming priority to any of the foregoing, and any reissues, reexaminations, substitutes, renewals, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) rights in trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights, sui generis rights in technical databases, technical data, design rights, and mask work rights, whether or not registered or published, and all registrations, applications renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) rights in confidential information, inventions, and Trade Secrets; (e) Software; (f) “moral” rights, rights of publicity or privacy, data base or data collection rights and other similar intellectual property rights; (g) all other intellectual or proprietary rights similar to the foregoing; (h) if applicable, registrations, applications, and renewals for any of the foregoing in (a)-(g); and (i) all causes of action and rights to sue or seek other remedies arising from or relating to any past or ongoing infringement, violation or misappropriation of the foregoing.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means initial public offering.

“JOBS Act” has the meaning set forth in Section 4.13.

“Key Material Contract” means any Material Contract set forth in Section 3.15(a)(i), Section 3.15(a)(vi), Section 3.15(a)(viii), Section 3.15(a)(ix), Section 3.15(a)(xiii), Section 3.15(a)(xv), Section 3.15(a)(xvi) or Section 3.15(a)(xix).

“Kreos Capital Warrants” means all share options to acquire Pre-Share Split Series B Shares granted under the warrant agreement dated December 23, 2025 between the Company and Kreos Capital VII Aggregator SCSp, whether or not exercisable immediately prior to the Merger Effective Time.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

“Leased Real Property” means any real property subject to a Company Lease.

“Liabilities” means debts, liabilities and obligations (including Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, deferred or actual, determined or determinable, known or unknown, including those arising under any law, action or Governmental Order and those arising under any Contract.

“Made Available” means, unless the context otherwise requires, that a copy of the subject documents or other materials has been provided physically or electronically by the Company, its Subsidiary or any of their respective Representatives to SPAC or its Representatives at least two (2) Business Days prior to the date hereof, either by email or through virtual data room.

“Material Contracts” has the meaning set forth in Section 3.15(a).

“Material Customers” has the meaning set forth in Section 3.25(a).

“Material Permits” has the meaning set forth in Section 3.7.

“Material Vendors” has the meaning set forth in Section 3.25(b).

“Merger Consideration” has the meaning set forth in Section 2.2(f)(ii).

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“Most Recent Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2024.

“NDA” means the Confidentiality Agreement, dated as of May 22, 2025, between SPAC and the Company.

“Non-Redeeming SPAC Shares” means, without duplication, SPAC Ordinary Shares in respect of which the holder thereof is eligible (as determined in accordance with the SPAC Charter) and has not validly exercised (or has validly revoked, withdrawn or lost) his, her or its SPAC Shareholder Redemption Right, excluding (i) Redeeming SPAC Shares and (ii) Dissenting SPAC Shares.

“Open Source License” means any Contract that: (a) licenses Software or other material as “free software” or “open source software”; (b) is, or is substantially similar to, a license currently, previously or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU GPL, the GNU LGPL, the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License, the Academic Free License, the BSD license and the Apache License; or (c) requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any Software (other than such item of Software in its unmodified form); (ii) a requirement that another Person be permitted to access, modify, make derivative works of, or reverse-engineer any such Software; (iii) a requirement that such Software be redistributable by another Person; or (iv) the grant of any patent or other rights, including non-assertion or patent license obligations.

“Ordinary Course” means, with respect to an action taken or refrained from being taken by a Person, that such action or omission is taken in the ordinary course of the operations of such Person and consistent with its past practices.

“Organizational Documents” means, with respect to any Person that is not an individual, its certificate of incorporation or registration, bylaws, memorandum and articles of association, constitution, limited liability company agreement, or similar organizational documents, in each case, as amended or restated.

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS; (b) other Encumbrances arising or incurred in the Ordinary Course in respect of amounts that are not yet due and payable; (c) rights of any third parties that are party to or hold an interest in any Contract to which the Company or any of its Subsidiaries is a party (in each case not arising as a result of any default by the Company or any of its Subsidiaries thereunder); (d) defects or imperfections of title, easements, encroachments, covenants, rights of way, conditions, matters that would be apparent from current, accurate survey of such real property, restrictions and other similar charges or Encumbrances that do not materially interfere with the present use of the Leased Real Property; (e) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Encumbrances thereon, (ii) any Encumbrances permitted under the Company Lease, (iii) any Encumbrances encumbering the real property of which the Leased Real Property is a part, and (iv) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property; (f) non-exclusive licenses of Intellectual Property Rights granted by the Company or any of its Subsidiaries in the Ordinary Course; (g) Ordinary Course purchase money Encumbrances and Encumbrances securing rental payments under operating or capital lease arrangements for amounts not yet due or payable; (h) other Encumbrances arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (i) reversionary rights in favor of landlords under any Company Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries; and (j) any other Encumbrances that have been incurred or suffered in the Ordinary Course and do not materially impair the existing use of the property affected by such Encumbrance.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Data” means any data in the Group Company’s possession, custody or control, that constitutes “personally identifiable information” or “personal data” or similarly defined term under applicable Law.

“PIPE Investment” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“Plan of Merger” has the meaning set forth in Section 2.2(b)(ii) and means the plan of merger in the form attached hereto as Exhibit E-2.

“Pre-Share Split Ordinary Shares” means Class A ordinary shares of the Company, with no nominal value.

“Pre-Share Split Shares” means, collectively, Pre-Share Split Ordinary Shares and Company Preferred Shares.

“Privacy Laws” means any applicable Laws governing the processing of Personal Data, including but not limited to, in each case to the extent applicable to the relevant Personal Data, the General Data Protection Regulation and any European Union member states’ laws and regulations implementing it, including the Finnish Data Protection Act (1050/2018) (Fi. tietosuojalaki (1050/2018)).

“Process” means, with respect to any data or information, or any set of data or information, any operation or set of operations performed thereon, whether or not by automated means, including access, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, derivation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, retrieval, storage, structuring, transmission, and use.

“Prohibited Person” means any Person that is (a) a national or located, organized under the laws of, or resident in, any U.S. embargoed or restricted country (which, as of the date of this Agreement, consists of Cuba, Iran, North Korea, Syria and the Crimea, so-called Luhansk People’s Republic, and so-called Donetsk People’s Republic regions of Ukraine), (b) included on any Sanctions-related list of blocked or designated parties (including: the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identification List; the Department of State’s Debarred List; or any list of Persons subject to Sanctions issued by the United Nations Security Council, HM Treasury of the United Kingdom, and the European Union or any of its member states), (c) owned or Controlled fifty percent (50%) or more, directly or indirectly, by a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above, (d) is a Person acting in his or her official capacity as a director, officer, employee, or agent of a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above or (e) a Person who is otherwise targeted by Sanctions, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

“Prospectus Regulation” means the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC.

“Proxy Statement” means the proxy statement forming part of the Proxy/Registration Statement filed with the SEC, with respect to the SPAC Shareholders’ Meeting and the Transactions, to be used for the purpose of soliciting proxies from SPAC Shareholders to approve the SPAC Transaction Proposals.

“Redeeming SPAC Shares” means SPAC Class A Ordinary Shares in respect of which the eligible (as determined in accordance with the SPAC Charter) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its SPAC Shareholder Redemption Right.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, registered Copyrights, pending applications for registration of Marks, pending applications for registration of Copyrights and Internet domain name registrations.

“Registrable Securities” means (a) the Company Ordinary Shares to be represented by ADSs constituting the Merger Consideration, (b) the Company Ordinary Shares issuable upon exercise of the Company Warrants that would be deposited for delivery of ADSs, (c) and the Company Warrants.

“Registration Statement” means, collectively, a registration statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the Registrable Securities.

“Related Party” means (a) any member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than ten percent (10%) of the total outstanding share capital of the Company or any of its Subsidiaries or SPAC, as applicable, and/or (b) any director or officer of the Company or any of its Subsidiaries or SPAC, as applicable in each case of clauses (a) and (b), excluding the Company or any of its Subsidiaries or SPAC.

“Remaining Trust Fund Proceeds” has the meaning set forth in Section 2.4(b)(iv).

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States, (b) the European Union and enforced by its member states, (c) the United Nations Security Council, (d) His Majesty’s Treasury of the United Kingdom and (e) any other similar economic sanctions administered by a Governmental Authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Share Split Factor” means a number equal to the quotient of (a) 180,000,000 divided by (b) the total number of Pre-Share Split Ordinary Shares that are issued and outstanding immediately after the Conversion and immediately prior to the Merger Effective Time (on a fully-diluted basis assuming the exercise or conversion of all securities exercisable for, or convertible into, Pre-Share Split Ordinary Shares, including the Aalto University Convertible Loans, Company Series B Warrants, Kreos Capital Warrants and Company Options).

“Software” means all computer software (including algorithms, models, compliers and assemblers), data, and databases, together with object code, source code, firmware, and embedded or distributed versions thereof, and documentation related thereto.

“SPAC Accounts Date” means September 30, 2025.

“SPAC Acquisition Proposal” means: (a) any, direct or indirect, acquisition, merger, business combination, “initial business combination” under SPAC’s IPO prospectus or similar transaction, in one transaction or a series of transactions, involving SPAC or involving all or a material portion of the assets, Equity Securities or businesses of SPAC (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (b) any equity or similar investment in SPAC or any of its Controlled Affiliates, in each case, other than the Transactions.

“SPAC Charter” means the Amended and Restated Memorandum and Articles of Association of the SPAC, adopted pursuant to a special resolution passed on April 28, 2025.

“SPAC Class A Ordinary Shares” means Class A ordinary shares of SPAC, par value $0.0001 per share, as further described in the SPAC Charter prior to the Merger Effective Time, and for the avoidance of doubt, there shall be no SPAC Class A Ordinary Shares after the Merger Effective Time.

“SPAC Class B Conversion” has the meaning set forth in Section 2.1(c).

“SPAC Class B Ordinary Shares” means Class B ordinary shares of SPAC, par value $0.0001 per share, as further described in the SPAC Charter prior to the Merger Effective Time, and for the avoidance of doubt, there shall be no SPAC Class B Ordinary Shares after the Merger Effective Time.

“SPAC Closing Statement” has the meaning set forth in Section 2.3(a).

“SPAC Disclosure Letter” means the disclosure letter delivered by SPAC to the Company on the date of this Agreement.

“SPAC Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to prevent or materially delay or materially impair the ability of the SPAC to consummate the Merger or the other transactions contemplated to be consummated by the SPAC on the Closing Date in accordance with the terms of this Agreement. Notwithstanding the foregoing, none of (a) the amount of SPAC Class A Ordinary Shares redeemed pursuant to the SPAC Shareholder Redemptions, (b) the failure to obtain the SPAC Shareholders’ Approval or (c) the occurrence or pendency of the Outside Date shall be deemed to be a SPAC Material Adverse Effect.

“SPAC Ordinary Shares” means, collectively, SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares prior to the Merger Effective Time, and for the avoidance of doubt, there shall be no SPAC Ordinary Shares after the Merger Effective Time.

“SPAC Preference Shares” means preference shares of SPAC, par value $0.0001 per share, as further described in the SPAC Charter prior to the Merger Effective Time, and for the avoidance of doubt, there shall be no SPAC Preference Shares after the Merger Effective Time.

“SPAC Securities” means, collectively, the SPAC Shares and the SPAC Warrants.

“SPAC Shareholder” means any holder of any SPAC Shares.

“SPAC Shareholder Redemptions” has the meaning set forth in Section 2.3(a).

“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all Redeeming SPAC Shares.

“SPAC Shareholder Redemption Right” means the right of an eligible (as determined in accordance with the SPAC Charter) holder of SPAC Class A Ordinary Shares to redeem all or a portion of the SPAC Class A Ordinary Shares held by such holder as set forth in the SPAC Charter in connection with the SPAC Transaction Proposals.

“SPAC Shareholders’ Approval” means the vote of SPAC Shareholders required to approve the SPAC Transaction Proposals, as determined in accordance with applicable Laws and the SPAC Charter.

“SPAC Shares” means the SPAC Ordinary Shares and SPAC Preference Shares.

“SPAC Transaction Expenses” means any out-of-pocket fees, and expenses payable by SPAC or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees (including brokerage fees, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers), expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, SPAC in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Documents, the performance of its covenants or agreements in this Agreement or any other Transaction Document, in connection with any non-redemption agreements entered into by the SPAC Insiders, or in connection with the consummation of the transactions contemplated hereby or thereby (including the Underwriting Agreement, but excluding any Company Placement Agent Fee), to the extent unpaid prior to the Closing, (b) any and all filing fees payable by the SPAC to the Governmental Authorities in connection with the Transactions, (c) any amounts outstanding under any working capital loans (excluding, for the avoidance of doubt, any permitted working capital loans that are converted into SPAC Warrants prior to the Closing) and (d) any expense reimbursement, contribution, indemnification payment or other sum payable to the underwriters in the SPAC’s IPO or any of their respective Representatives, excluding, for the avoidance of doubt, the Deferred Underwriting Commission to extent actually paid from the Trust Account. For the avoidance of doubt, any Placement Agent Fees incurred by the SPAC that are not Company Placement Agent Fees shall be SPAC Transaction Expenses.

“SPAC Transaction Proposals” means each proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions by SPAC, but in any event including, unless otherwise agreed upon in writing by SPAC and the Company: (a) the approval and authorization of this Agreement, the Plan of Merger and the Transactions as a Business Combination, (b) the approval and authorization of the Merger and the Plan of Merger, (c) the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation and vote of proxies because there are not sufficient votes to approve and adopt any of the foregoing, and (d) the approval and authorization of each other proposal that the Nasdaq or the SEC (or staff members thereof) indicates (i) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (ii) are required to be approved by the SPAC Shareholders in order for the Closing to be consummated.

“SPAC Treasury Shares” means any SPAC Shares that are owned by SPAC as treasury shares immediately prior to the Merger Effective Time.

“SPAC Unit” means the units issued by SPAC in SPAC’s IPO or the exercise of the underwriters’ overallotment option each consisting of one SPAC Class A Ordinary Share and one-half of a SPAC Warrant.

“SPAC Warrant” means all outstanding and unexercised warrants issued by SPAC to acquire SPAC Class A Ordinary Shares.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Standard Inbound Licenses” means the following types of Inbound Licenses: (a) licenses to Software or other materials under an Open Source License; (b) nonexclusive licenses to generally commercially available “off-the-shelf” third-party Software or hosted services that have been licensed to or procured by any Group Company; (c) Inbound Licenses under Contracts that do not materially deviate from one of the Company Group’s standard form agreements; (d) non-exclusive Inbound Licenses to Intellectual Property Rights entered into by the applicable Group Company in the ordinary course of business, and (e) non-exclusive Inbound Licenses that are not reasonably expected to be material to the Business of the Group Companies, taken as a whole.

“Standard Outbound Licenses” means the following types of Outbound Licenses: (a) rights to use confidential information in nondisclosure agreements entered in the ordinary course of business; (b) non-exclusive Outbound Licenses granted to customers and research collaborators of any of the Group Companies in the ordinary course of business; (c) Outbound Licenses in Contracts with independent contractors and vendors under which Company Owned Intellectual Property is non-exclusively licensed to the vendor or contractor in connection with the vendor’s or contractor’s performance of services for the Group Companies; (d) Outbound Licenses in Contracts that do not materially deviate from one of the Company Group’s standard form agreements; and (e) non-exclusive Outbound Licenses of Company Owned Intellectual Property granted by the applicable Group Company in the ordinary course of business that are not material to the Group Company’s operation of its Business as currently conducted and are incidental to the transaction contemplated in the applicable Contract.

“Subsidiary” means, with respect to a specified Person, any other Person Controlled, directly or indirectly, by such specified Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member and has the power to direct the policies, management and affairs of such Person, respectively, and in the case of the Company, shall include the Merger Sub and the Surviving Company.

“Tax” or “Taxes” means all U.S. federal, state, or local or non-U.S. taxes imposed by any Governmental Authority or statutory insurance contributions paid to insurance institutions, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, abandoned and unclaimed property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Tax Authority” means any Governmental Authority responsible for the collection or administration of Taxes or Tax Returns.

“Tax Contest” means any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, or other Proceeding commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a Liability for Taxes.

“Tax Returns” means all U.S. federal, state, and local and non-U.S. returns, declarations, computations, notices, statements, claims, reports, schedules, forms, and information returns with respect to Taxes, including any attachment thereto or amendment thereof, required or permitted to be supplied to, or filed with, a Governmental Authority.

“Trade Secrets” means all trade secrets and other confidential or proprietary information, including know-how and other inventions, processes, models, methodologies and other information subject to reasonable efforts protecting the confidentiality thereof and deriving economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use.

“Transaction Documents” means, collectively, this Agreement, the NDA, the Sponsor Support Agreement, the Shareholder Lock-Up Agreements, the Warrant Assignment Agreement, the Registration Rights Agreement, the Cayman Merger Filing Documents and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto (including, if any, any PIPE Subscription Agreement), and the expression “Transaction Document” means any one of them.

“Transaction Expenses” means the Company Transaction Expenses and the SPAC Transaction Expenses.

“Transactions” means, collectively, the Company Capital Restructuring, the Merger and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents (excluding, for the avoidance of doubt, the LuxCo Merger and FinCo Merger).

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes payable pursuant to the Finnish Transfer Tax Act (931/1996) (including any interest or penalty thereto) payable in connection with the Transactions.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning set forth in Section 11.1.

“Trust Agreement” has the meaning set forth in Section 4.12.

“Trustee” has the meaning set forth in Section 4.12.

“Union” means any labor union, works council or other similar employee representative body representing employees of the Group Companies.

“U.S.” means the United States of America.

“Warrant Agent” means the warrant agent under the Warrant Assignment Agreement.

“Warrant Agreement” means the Warrant Agreement, dated as of April 28, 2025, by and between SPAC and Lucky Lucko, Inc. d/b/a Efficiency.

“Willful Breach” means a material breach of any representations, warranties, covenants or agreements contained herein that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation”; and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if”; (viii) the word “or” shall be disjunctive but not exclusive; (ix) the word “will” shall be construed to have the same meaning as the word “shall”; (x) unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form; (xi) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (xii) references to “written” or “in writing” include in electronic form; and (xiii) a reference to any Person includes such Person’s predecessors, successors and permitted assigns.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References to “$”, “dollar”, or “cents” are to the lawful currency of the United States of America. References to “€” or “euro” are to the lawful currency of Finland, Germany and the Grand Duchy of Luxembourg.

(d) Whenever this Agreement refers to a number of days or months, such number shall refer to calendar days or months unless Business Days are expressly specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e) All accounting terms used in this Agreement and not expressly defined in this Agreement shall have the meanings given to them under IFRS.

(f) Unless the context of this Agreement otherwise requires, references to SPAC with respect to periods following the Merger Effective Time shall be construed to mean the Surviving Company and vice versa.

(g) The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto.

(h) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(i) Capitalized terms used in the Exhibits and the Disclosure Letter and not otherwise defined therein have the meanings given to them in this Agreement.

(j) With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

Article II
TRANSACTIONS; CLOSING

Section 2.1 Pre-Closing Actions.

(a) Restructuring of Company’s Share Capital. On the Closing Date, immediately prior to the Merger Effective Time, the following actions shall take place or be effected (in the order set forth in this Section 2.1(a)):

(i) Conversion of Company Preferred Shares. Each Company Preferred Share that is issued and outstanding immediately prior to the Merger Effective Time shall be converted into Pre-Share Split Ordinary Shares on a one-for-one basis in accordance with the Company’s Articles of Association (the “Conversion”).

(ii) Organizational Documents of the Company. The Company Articles of Association shall be amended and restated to read in their entirety in the form of articles of association of the Company in the form attached hereto as Exhibit F (the “Amended Company Articles of Association”), and, as so amended and restated, shall be the articles of association of the Company, until thereafter amended in accordance with the terms thereof and the Finnish Companies Act (the “AoA Amendment”).

(iii) Share Split of Pre-Share Split Ordinary Shares. Each Pre-Share Split Ordinary Share that is issued and outstanding immediately after the Conversion and immediately prior to the Merger Effective Time shall be subdivided into a number of Company Ordinary Shares determined by multiplying each such Pre-Share Split Ordinary Share by the Share Split Factor, and re-designated as Company Ordinary Shares (the “Share Split”), provided that no fraction of a Company Ordinary Share will be issued by virtue of the Share Split, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded down to the nearest whole Company Ordinary Share.

(iv) Treatment of Company Options, the Company Series B Warrants and Kreos Capital Warrants. Immediately following the Share Split, each Company Option, Company Series B Warrant and Kreos Capital Warrant outstanding as of the effective time of the Share Split (the “Share Split Effective Time”) will, automatically and without any action on the part of any holder of such Company Option, Company Series B Warrant or Kreos Capital Warrant or beneficiary thereof, continue to be an option to purchase Company Ordinary Shares (each a “Continuing Option”) subject to substantially the same terms and conditions as were applicable to such Company Option, Series B Warrant or Kreos Capital Warrant immediately before the Share Split Effective Time (including expiration date and exercise provisions but provided that Company Options granted under the ESOP may be amended to introduce terms and conditions appropriate for publicly traded entities or applicable to the transactions contemplated by this Agreement), except that: (A) each Continuing Option shall be exercisable for that number of Company Ordinary Shares equal to the product (rounded down to the nearest whole Company Ordinary Share) of (1) the number of Pre-Share Split Shares subject to such Company Option, Company Series B Warrant or Kreos Capital Warrant immediately before the Share Split Effective Time multiplied by (2) the Share Split Factor; and (B) the per share exercise price for each Company Ordinary Share issuable upon exercise of the Continuing Option shall be equal to the quotient obtained by dividing (1) the exercise price per Pre-Share Split Share of such Company Option, Company Series B Warrant or Kreos Capital Warrant immediately before the Share Split Effective Time by (2) the Share Split Factor (rounded up to the nearest whole cent). On or prior to the Closing Date, the Company shall have taken (or caused to be taken) all such actions as are reasonably necessary or appropriate to effect the transactions contemplated under Section 2.1(a) of this Agreement and shall make all such changes or adjustments as necessary or appropriate to (i) the ESOP, terms of the Company Series B Warrants and terms of Kreos Capital Warrants, and (ii) any Contracts evidencing Company Options, Company Series B Warrants and Kreos Capital Warrants.

(b) Surrender of SPAC Class B Ordinary Shares. On the Closing Date, immediately prior to the Merger Effective Time, the Sponsor shall surrender for no consideration, for subsequent cancellation by the SPAC immediately thereafter, certain number of SPAC Class B Ordinary Shares and certain number of SPAC Warrants in accordance with the terms of this Agreement and the Sponsor Support Agreement.

(c) SPAC Class B Conversion. Subject to the surrender and cancellation of certain SPAC Class B Ordinary Shares in accordance with Section 2.1(a)(iv) and immediately prior to the Merger Effective Time, each SPAC Class B Ordinary Share that is issued and outstanding immediately prior to the Merger Effective Time and held by the SPAC Insiders shall automatically be converted into one SPAC Class A Ordinary Share in accordance with the terms of the SPAC Charter without giving effect to the adjustments set forth in article 17.3 thereof (such automatic conversion, the “SPAC Class B Conversion”) and following such conversion, each such SPAC Class B Ordinary Share shall no longer be issued and outstanding and shall be cancelled and cease to exist and each former holder of SPAC Class B Ordinary Shares shall thereafter cease to have any rights with respect to such Class B Ordinary Shares.

Section 2.2 The Merger.

(a) The Merger. At the Merger Effective Time, (i) upon the terms and subject to the conditions of this Agreement, and in accordance with the Plan of Merger, the Certificate of Merger and the applicable provisions of the Cayman Act and the DLLCA, SPAC shall, automatically and without any action on the part of any Party, be merged with and into Merger Sub, following which the separate corporate existence of SPAC shall cease and SPAC shall be struck off the Cayman Islands Register of Companies by the Cayman Registrar, and Merger Sub shall continue as the Surviving Company and as an indirect, wholly-owned subsidiary of the Company, and (ii) upon the terms and subject to the conditions of this Agreement and the applicable provisions of the Finnish Companies Act, the Company shall issue to each SPAC Shareholder (other than any holder of SPAC Treasury Shares, Redeeming SPAC Shares and Dissenting SPAC Shares) the Merger Consideration, which, for the avoidance of doubt, may consist of treasury shares held by the Company, for each Non-Redeeming SPAC Share held by such SPAC Shareholder. The obligation to issue the Merger Consideration and Company Warrants to the SPAC Shareholders, as set out in this Agreement, rests with Merger Sub but will be fulfilled by the Company on behalf of the Merger Sub, as set out in this Agreement. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the Cayman Act and the DLLCA.

(b) Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Parties shall cause the Merger to be effected by:

(i) filing a certificate of merger (a “Certificate of Merger”) in substantially the form attached as Exhibit E-1 with the Secretary of State of the State of Delaware in accordance with Section 18-209 of the DLLCA, which shall become effective upon the Merger Effective Time (as defined below); and

(ii) executing a plan of merger (a “Plan of Merger”) in substantially the form attached as Exhibit E-2, together with all other documents required by the Cayman Act, including sections 233(9) and 237(7), (8) and (10) thereof, each in form and substance acceptable to the Parties (such documents together with the Plan of Merger, the “Cayman Merger Filing Documents”), and the Parties shall cause the Merger to be consummated by filing the Cayman Merger Filing Documents with, and paying the applicable fees to, the Registrar of Companies in the Cayman Islands (“Cayman Registrar”) in accordance with the provisions of the Cayman Act, together with such other documents or filings as may be requested or required by the Cayman Registrar for the purpose of the Merger. For purposes of this Agreement, the “Merger Effective Time” shall mean the date on which the Plan of Merger is registered by the Cayman Registrar in accordance with section 237(15) of the Cayman Act or on such later date as Merger Sub and SPAC may agree and specify in the Plan of Merger pursuant to the Cayman Act.

(c) Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, the Plan of Merger, and the applicable provisions of the DLLCA and the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the rights, the property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities, privileges, powers and franchises of the SPAC and Merger Sub shall immediately vest in the Surviving Company, and all the Contracts, Liabilities, duties and obligations of the SPAC (including all rights and obligations with respect to the Trust Account) and Merger Sub shall immediately become the Contracts, Liabilities, duties and obligations of the Surviving Company, and the Surviving Company shall execute any agreements and shall take such further actions, as any Party may reasonably request to confirm that the Surviving Company shall observe and discharge all covenants, duties and obligations of the SPAC and Merger Sub set forth in this Agreement to be performed after the Merger Effective Time.

(d) Organizational Documents of the Surviving Company. At the Merger Effective Time, the limited liability company agreement of Merger Sub, as in effect immediately prior to the Merger Effective Time shall be the limited liability company agreement of the Surviving Company until thereafter amended or modified in accordance with its terms and the DLLCA.

(e) Directors and Officers of the Surviving Company. At the Merger Effective Time, the directors and officers of SPAC immediately prior to the Merger Effective Time shall resign and the directors and officers of Merger Sub immediately prior to the Merger Effective Time shall be the directors and officers of the Surviving Company, each to hold office in accordance with the Organizational Documents of the Surviving Company.

(f) Effect of the Merger on Issued Securities of SPAC. On the terms and subject to the conditions set forth herein, by virtue of the Merger and without any further action on the part of any party or any other Person, the following shall occur:

(i) SPAC Units. At the Merger Effective Time, each SPAC Unit issued and outstanding immediately prior to the Merger Effective Time, if any, shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-half of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”), provided that no fractional SPAC Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Warrant upon the Unit Separation, the number of SPAC Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Warrants. The underlying SPAC Securities held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 2.2(f)(i).

(ii) SPAC Ordinary Shares. Immediately following the Unit Separation in accordance with Section 2.2(f)(i) and the Company Capital Restructuring, each SPAC Class A Ordinary Share (which, for the avoidance of doubt, includes (x) the SPAC Class A Ordinary Shares held by the public shareholders of SPAC as a result of the Unit Separation, and (y) the SPAC Class A Ordinary Shares issued in connection with the SPAC Class B Conversion) issued and outstanding immediately prior to the Merger Effective Time (other than any SPAC Treasury Shares, Redeeming SPAC Shares and Dissenting SPAC Shares) shall automatically be cancelled and cease to exist in exchange for the right to receive from the Exchange Agent, one (1) Company Ordinary Share in the form of one (1) ADS (the “Merger Consideration”). All SPAC Class A Ordinary Shares converted pursuant to this Section 2.2(f)(ii), when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a SPAC Class A Ordinary Share that, immediately prior to the Merger Effective Time was registered on the register of members of SPAC in uncertificated form, shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Each SPAC Shareholder shall be deemed to have subscribed for Merger Consideration to be issued by the Company as provided for by the Finnish Companies Act.

(iii) Exchange of SPAC Warrants. Each SPAC Warrant (which, for the avoidance of doubt, includes (x) the SPAC Warrants held by public SPAC warrant holders as a result of the Unit Separation, and (y) the SPAC Warrants held by the Sponsor and the underwriters in the SPAC’s IPO) outstanding immediately prior to the Merger Effective Time shall cease to be a warrant with respect to SPAC Ordinary Shares and be assumed by the Company and converted into a warrant to purchase one Company Ordinary Share (each, a “Company Warrant”). Each Company Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the Merger Effective Time (including any repurchase rights and cashless exercise provisions) in accordance with the provisions of the Warrant Assignment Agreement.

(iv) SPAC Treasury Shares. Notwithstanding Section 2.2(f)(ii) above or any other provision of this Agreement to the contrary, if there are any SPAC Treasury Shares, such SPAC Treasury Shares shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(v) Redeeming SPAC Shares. Each Redeeming SPAC Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right of the holder thereof to be paid a pro rata share of the SPAC Shareholder Redemption Amount in accordance with the SPAC Charter.

(vi) Dissenting SPAC Shares. Each Dissenting SPAC Share issued and outstanding immediately prior to the Merger Effective Time held by a Dissenting SPAC Shareholder shall automatically be cancelled and cease to exist in accordance with Section 2.7(a) and shall thereafter represent only the right of such Dissenting SPAC Shareholder to be paid the fair value of such Dissenting SPAC Share and such other rights pursuant to Section 238 of the Cayman Act.

Section 2.3 Closing Statements

(a) On the date of the SPAC Shareholders’ Meeting, SPAC shall deliver to the Company a written notice setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the SPAC Shareholder Redemption Rights pursuant to the SPAC Charter (the “SPAC Shareholder Redemptions”); (ii) SPAC’s good faith estimate of the amount of cash that will be in the Trust Account (prior to giving effect to the SPAC Shareholder Redemptions) and all unpaid SPAC Transaction Expenses as of the Closing (which shall include the amounts and wire transfer instructions for the payment thereof); and (iii) the number of SPAC Shares and SPAC Warrants to be outstanding as of immediately prior to the Merger Effective Time and after giving effect to the SPAC Shareholder Redemptions (such written notice of (i), (ii) and (iii), together, the “SPAC Closing Statement”); provided, however, if the Closing does not occur within five (5) Business Days of the SPAC Shareholders’ Meeting, SPAC shall deliver to the Company an updated SPAC Closing Statement within five (5) Business Days prior to the Closing Date.

(b) On the date of the SPAC Shareholders’ Meeting, the Company shall provide to SPAC a written notice setting forth the Company’s good faith estimate of: (i) the amount of the Company Transaction Costs and Indebtedness, (ii) the number of Continuing Options, (iii) the Share Split Factor and (iv) the number of Company Ordinary Shares that will be issued and outstanding immediately following the transactions described in Section 2.1(a) (such written notice, the “Company Closing Statement”).

(c) Each of the Company and SPAC will consider in good faith the other party’s comments to the SPAC Closing Statement and the Company Closing Statement set forth on such statements delivered pursuant to the foregoing clauses (a) or (b), as applicable, and if any adjustments are made to the SPAC Transaction Expenses or the Company Transaction Expenses as set forth on such Closing Statements prior to the Closing, such adjusted SPAC Transaction Expenses or Company Transaction Expenses shall thereafter become the SPAC Transaction Expenses or the Company Transaction Expenses, as applicable, for all purposes of this Agreement.

Section 2.4 Closing.

(a) On the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by conference call and exchange of documents and signatures as promptly as practicable in accordance with Section 11.10 on the date that is three (3) Business Days after the first date on which all the conditions set forth in Article IX that are required hereunder to be satisfied on or prior to the Closing shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time or in such other manner as shall be agreed upon by SPAC and the Company in writing (the date upon which the Closing occurs, the “Closing Date”).

(b) Prior to or on the Closing Date,

(i) the Company shall deliver or cause to be delivered to SPAC, a certificate signed by an authorized director or officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.2 have been fulfilled;

(ii) SPAC shall deliver or cause to be delivered to the Company (which shall also be deemed a delivery to LuxCo and Merger Sub), a certificate signed by an authorized director or officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 9.3 have been fulfilled;

(iii) SPAC shall deliver or cause to be delivered to the Company, evidence of the resignation or removal of all the directors of SPAC as a director on the board of directors of the Surviving Company in accordance with Section 2.2(e), effective as of the Merger Effective Time;

(iv) (x) the Company and SPAC (or the Surviving Company following the Merger) shall (A) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (B) pay, or cause the Trustee to pay at the direction and on behalf of SPAC (or the Surviving Company following the Merger), by wire transfer of immediately available funds from the Trust Account (1) as and when due all amounts payable on account of the SPAC Shareholder Redemption Amount to former SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption Right, and (2) immediately thereafter, all remaining amounts then available in the Trust Account (if any) (the “Remaining Trust Fund Proceeds”) to a segregated bank account (the “Segregated Account”) designated by the Company for its immediate use, subject to this Agreement and the Trust Agreement; and (y) thereafter, the Trust Account shall terminate, except as otherwise expressly provided in the Trust Agreement; and

(v) at the Closing, and immediately following the wire transfer of the Remaining Trust Fund Proceeds to the Segregated Account pursuant to Section 2.4(b)(iv), the Company shall pay or cause to be paid by wire transfer of immediately available funds, subject to Section 11.6, (x) all unpaid SPAC Transaction Expenses, as set forth on the SPAC Closing Statement, and (y) all accrued and unpaid Company Transaction Expense, as set forth on the Company Closing Statement.

Section 2.5 Establishment of ADS Facility; Delivery of Merger Consideration.

(a) Prior to the Merger Effective Time, the Company shall cause a sponsored American depositary share facility for the Company Ordinary Shares (the “ADS Facility”) to be established with a reputable depositary bank reasonably acceptable to SPAC, with The Bank of New York Mellon being stipulated to be reasonably acceptable to SPAC (such bank or any successor depositary bank, the “Depositary Bank”) for the purpose of issuing and distributing the ADSs, including without limitation (i) entering into a customary deposit agreement with the Depositary Bank (the “Deposit Agreement”) establishing the ADS Facility, to be effective as of the Merger Effective Time, in form and substance reasonably acceptable to SPAC, and (ii) filing, together with the Depositary Bank, with the SEC a registration statement on Form F-6 relating to the registration under the Securities Act of the offer and sale of the Company ADSs (the “Form F-6”). The Company shall use its reasonable best efforts to cause the Depositary Bank to file such Form F-6 with the SEC prior to or in conjunction with the declaration of the effectiveness of the Proxy/Registration Statement by the SEC.

(b) Prior to the Merger Effective Time, the Company shall appoint a Person authorized to act as an exchange agent in connection with the transactions contemplated by Section 2.2(f)(ii) and Section 2.2(f)(iii), which Person shall be reasonably acceptable to SPAC, (the “Exchange Agent”), and enter into an exchange agent agreement reasonably acceptable to the Company and SPAC with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of (i) exchanging SPAC Ordinary Shares for the Merger Consideration in accordance with the Plan of Merger, Certificate of Merger and this Agreement and (ii) delivering or facilitating the delivery of the Merger Consideration to the SPAC Shareholders in accordance with this Agreement. At or before the Merger Effective Time, the Company shall deposit, or cause to be deposited, with the Exchange Agent and/or the Depositary Bank, as applicable, for the benefit of the SPAC Shareholders entitled to receive the Merger Consideration, all resolutions, instructions and evidence of entitlement, and shall take all actions, necessary to establish the ADS Facility in accordance with the terms of this Agreement and cause the issuance and delivery of the applicable number of ADSs constituting the Merger Consideration to the SPAC Shareholders in accordance with the terms of this Agreement, including, but not limited to: (A) obtaining the Company Shareholders’ Approval, and (B) adopting a resolution of the Company Board on the issuance of the Company Ordinary Shares and their deposit with the Depositary Bank for issuance of the Company ADSs constituting the Merger Consideration.

(c) All Merger Consideration to be delivered pursuant to this Agreement shall be ADSs, each representing rights with respect to one (1) Company Ordinary Share. All Merger Consideration delivered to the SPAC Shareholders upon the exchange of SPAC Ordinary Shares in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Ordinary Shares and after the Merger Effective Time, (i) all SPAC Shareholders shall cease to have any rights as shareholders of SPAC other than the right to receive the Merger Consideration and (ii) the register of members of SPAC shall be closed with respect to all SPAC Shares outstanding immediately prior to the Merger Effective Time. From and after the Merger Effective Time, there shall be no further registration of transfers on the register of members of SPAC of the SPAC Shares that were issued and outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, any SPAC Shares are presented to the Company, Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged for the applicable portion of the Merger Consideration with respect thereto in accordance with the procedures set forth in, or as otherwise contemplated by, this Article II.

(d) SPAC shall, as promptly as reasonably practicable following SPAC’s receipt of the final determination of such number of Redeeming SPAC Shares from the Trustee, notify the Company in writing of the number of the Redeeming SPAC Shares. As soon as practicable upon receipt of the foregoing notification from SPAC and in any event prior to or at the Merger Effective Time, the Company shall (i) allot and issue, or cause to be allotted and issued, to the Depositary Bank (or its custodian), credited as fully paid and free of all Encumbrance, such number of Company Ordinary Shares equal to the aggregate number of ADSs to be issued to the applicable holders of SPAC Shares pursuant to Section 2.2(f)(ii) (such holders, the “SPAC ADS Recipients”), (ii) deposit or cause to be deposited with the Depositary Bank (or its custodian) such Company Ordinary Shares to be represented by the aggregate number of ADSs to be issued for the benefit of the SPAC ADS Recipients, for exchange in accordance with this Article II, and (iii) authorize, instruct and cause the Depositary Bank to register and deliver the Merger Consideration to the Exchange Agent in accordance with this Agreement and the Deposit Agreement.

(e) At or prior to the Merger Effective Time, the Company shall take all corporate actions necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Company Warrants remain outstanding, a sufficient number of Company Ordinary Shares for delivery to the Depositary Bank upon the exercise of such Company Warrants. After the Merger Effective Time, upon any exercise of the Company Warrants by the holders thereof (the “Exercising Warrantholders”), the Company shall, in accordance with the Warrant Assignment Agreement, promptly (i) allot and issue, or cause to be allotted and issued, and deposit with the Depositary Bank (or its custodian) such number of Company Ordinary Shares underlying such exercised Company Warrants credited as fully paid and free of all Encumbrance, and (ii) instruct the Depositary Bank to register and deliver a number of ADSs equal to the number of Company Ordinary Shares underlying such exercised Company Warrants to the Exercising Warrantholders in accordance with the Warrant Assignment Agreement and the Deposit Agreement.

(f) Each of the SPAC ADS Recipients and Exercising Warrantholders that holds ADSs shall be entitled to receive a book-entry authorization, through the facilities of The Depository Trust Company or its nominee, representing the number of Company ADSs that such holder has the right to receive pursuant to this Agreement, the Warrant Assignment Agreement, and the terms of the Company Warrant, as applicable.

(g) If the Exchange Agent requires that, as a condition to receive the Merger Consideration, any SPAC Shareholder delivers a letter of transmittal to the Exchange Agent, then at or as promptly as practicable following the Merger Effective Time, the Company shall send, or shall cause the Exchange Agent to send, to each SPAC Shareholder whose SPAC Class A Ordinary Shares were converted pursuant to Section 2.2(f)(ii) into the right to receive the Merger Consideration (A) a letter of transmittal (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as SPAC and the Company may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”) and (B) instructions to effect the surrender of each SPAC Class A Ordinary Share in exchange for the applicable Merger Consideration. Upon proper surrender of a SPAC Class A Ordinary Share to the Exchange Agent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of SPAC Class A Ordinary Share shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive in respect of the aggregate number of SPAC Class A Ordinary Shares previously held pursuant to Section 2.2(f)(ii). Until surrendered as contemplated by this Section 2.5(g), each SPAC Class A Ordinary Share shall be deemed at any time after the Merger Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration that the holder of such SPAC Class A Ordinary Share has the right to receive in respect thereof pursuant to Section 2.2(f)(ii). Notwithstanding anything to the contrary contained herein, (i) any obligation of the Company under this Agreement to deliver ADSs representing Company Ordinary Shares to SPAC Shareholders entitled to receive Merger Consideration shall be satisfied by the Company issuing such Company Ordinary Shares, which, for the avoidance of doubt, may be treasury shares held by the Company to the extent permitted by applicable law and the Deposit Agreement, and shall be deemed to have been satisfied upon delivery of such Company Ordinary Shares to the Depositary Bank together with all instructions necessary to register and deliver the corresponding ADSs to the SPAC Shareholders.

(h) Each SPAC Shareholder shall be entitled to receive its portion of the Merger Consideration pursuant to Section 2.2(f)(ii) (excluding with respect to any SPAC Treasury Shares, Redeeming SPAC Shares and any Dissenting SPAC Shares) upon the receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal (if required by the Exchange Agent in accordance with Section 2.5(g)) and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(i) Promptly following the date that is one (1) year after the Merger Effective Time, the Company shall instruct the Exchange Agent to deliver to the Company all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Merger Consideration that remains unclaimed shall be returned to the Company by the Exchange Agent without consideration and the unclaimed Merger Consideration shall be held by the Company as treasury shares, and any Person that was a holder of SPAC Shares (other than any SPAC Treasury Shares, Redeeming SPAC Shares and Dissenting SPAC Shares) as of immediately prior to the Merger Effective Time that has not claimed their applicable portion of the Merger Consideration in accordance with this Section 2.5 prior to the date that is one (1) year after the Merger Effective Time, may (subject to applicable abandoned property, escheat and similar Laws) claim from the Company, and the Company shall as soon as practicably reasonable transfer and deliver, such applicable portion of the Merger Consideration without any interest thereupon. Following the date that is ten (10) years after the Merger Effective Time, the Company Board may decide that the rights to the unclaimed Merger Consideration held by the Company as treasury shares have been forfeited. None of SPAC, the Company, the Merger Sub, and the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any of the Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such Merger Consideration shall not have been claimed immediately prior to such date on which any amounts payable pursuant to this Article II would otherwise escheat to or become the property of any Governmental Authority, any such amount shall be cancelled by the Company.

(j) Notwithstanding anything to the contrary contained herein, no fractional Company Ordinary Share or fractional ADS shall be issued upon the conversion of SPAC Class A Ordinary Shares pursuant to Section 2.2(f)(ii), and each Person who would otherwise be entitled to a fraction of an ADS (after aggregating all fractional shares of Company Ordinary Shares that otherwise would be received by such holder) shall instead be entitled to receive such number of ADSs to which the Person would otherwise be entitled, rounded up or down to the nearest whole ADS.

Section 2.6 Further Assurances. If, at any time after the Merger Effective Time, any further action is necessary, proper or advisable to carry out the purposes of this Agreement, the Surviving Company, LuxCo and the Company (or their respective designees) shall take all such actions as are necessary, proper or advisable under applicable Laws, so long as such action is consistent with and for the purposes of implementing the provisions of this Agreement.

Section 2.7 Dissenter’s Rights.

(a) Notwithstanding any other provision of this Agreement to the contrary and to the extent available under the Cayman Act, and subject at all times to applicable Law, SPAC Shares that are issued and outstanding immediately prior to the Merger Effective Time and that are held by SPAC Shareholders who shall have validly exercised their dissenters’ rights for such SPAC Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and enforcement of dissenters’ rights (the “Dissenting SPAC Shares”, and the holders of such Dissenting SPAC Shares being the “Dissenting SPAC Shareholders” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s dissenter rights under the Cayman Act with respect to such shares) shall be cancelled and cease to exist at the Merger Effective Time and the Dissenting SPAC Shareholders shall not be entitled to receive the applicable Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting SPAC Shares held by them as determined in accordance with the provisions of Section 238 of the Cayman Act. For the avoidance of doubt, the SPAC Shares owned by any SPAC Shareholder who fails to exercise, perfect or who waives, effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to Section 238 of the Cayman Act shall not be Dissenting SPAC Shares and shall thereupon be cancelled and cease to exist at the Merger Effective Time, in exchange for the right to receive the applicable Merger Consideration, without any interest thereon in accordance with Section 2.2(f)(ii).

(b) Prior to the Closing, SPAC shall give the Company (i) prompt written notice of any demands for dissenters’ rights received by SPAC from SPAC Shareholders and any withdrawals of such demands and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such notice or demand for dissenters’ rights under the Cayman Act which, for the avoidance of doubt, shall remain an obligation of SPAC in accordance with Cayman Islands law. SPAC shall not, except with the prior written consent of the Company (not to be unreasonably withheld, conditioned, delayed or denied), make any offers or payment or otherwise agree or commit to any payment or other consideration with respect to any exercise by a SPAC Shareholder of its rights to dissent from the Merger or any demands for appraisal or offer or agree or commit to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.

(c) If any SPAC Shareholder gives to SPAC, before the SPAC Shareholders’ Approval is obtained at the SPAC Shareholders’ Meeting, written objection to the Merger (each a “Written Objection”) in accordance with Section 238(2) of the Cayman Act, SPAC shall, in accordance with Section 238(4) of the Cayman Act, promptly give written notice of the authorization of the Merger (the “Authorization Notice”) to each such SPAC Shareholder who has made a Written Objection.

Section 2.8 Withholding. Each of the parties hereto and any other applicable withholding agent (and their respective Affiliates and Representatives) shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld by the parties hereto (or their Affiliates or Representatives), as the case may be, and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to SPAC as of the date of this Agreement as follows:

Section 3.1 Organization and Qualification.

(a) The Company is a limited liability company duly organized and validly existing under the Laws of Finland. The Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not be material to the Group Companies, taken as a whole, or prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions.

(b) True, complete and correct copies of the Company Articles of Association and the Company Shareholders’ Agreements have been Made Available to SPAC, in each case, as amended and in effect as of the date of this Agreement. The Company Articles of Association and the Company Shareholders’ Agreements are in full force and effect, and the Company is not in breach or violation of any provision set forth in its articles of association or the Company Shareholders’ Agreements, except where such breach or violation would not be material to the Group Companies, taken as a whole, or prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions.

(c) The Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be material to the Group Companies, taken as a whole, or prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions.

Section 3.2 Subsidiaries. The legal entity name, jurisdiction of incorporation, formation or organization (as applicable), outstanding Equity Securities and holders of such Equity Securities of each Subsidiary of the Company as of the date of this Agreement are set forth on Schedule 3.2 to the Company Disclosure Letter. Each Subsidiary of the Company has been duly formed or organized, is validly existing under the laws of their jurisdiction of incorporation or organization and has the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except as would not be material to the Group Companies, taken as a whole. Each Subsidiary of the Company is duly licensed or qualified and in good standing (or its equivalent, to the extent an equivalent exists in the applicable jurisdiction) as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not be material to the Group Companies, taken as a whole. True, complete and correct copies of the Organizational Documents of the Subsidiaries of the Company have been Made Available to SPAC, in each case, as amended and in effect as of the date of this Agreement. The Organizational Documents of each Subsidiary of the Company are in full force and effect, and the each Subsidiary of the Company is not in breach or violation of any provision set forth in its Organizational Documents, except where such breach or violation would not be material to the Group Companies, taken as a whole, or prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions.

Section 3.3 Capitalization of the Company.

(a) As of the date of this Agreement, the authorized share capital of the Company is EUR 2,500 divided into 1,627,886 shares of which 1,586,301 are outstanding with no nominal value, comprised of (i) 301,837 Pre-Share Split Ordinary Shares, of which 301,837 are outstanding as of the date of this Agreement, (ii) 291,090 Pre-Share Split Series Seed Shares, of which 291,090 are outstanding as of the date of this Agreement, (iii) 134,457 Pre-Share Split Series A1 Shares, of which 117,206 are outstanding as of the date of this Agreement, (iv) 306,271 Pre-Share Split Series A2 Shares, of which 281,937 are outstanding as of the date of this Agreement, and (v) 594,231 Pre-Share Split Series B Shares, of which 594,231 are outstanding as of the date of this Agreement. Immediately prior to Closing, and subject to the exercise or redemption of any Equity Securities described in Section 3.3(b) below, the authorized share capital of the Company is EUR 80,000 divided into 149,314,569 Company Ordinary Shares, with no nominal value.

(b) As of the date of this Agreement, there are (i) 245,168 Pre-Share Split Ordinary Shares issuable upon the exercise of Company Options, (ii) 27,208 Pre-Share Split Series B Shares issuable upon the exercise of Aalto University Convertible Loans, (iii) 43,092 Pre-Share Split Series B Shares issuable upon the exercise of Company Series B Warrants, and (iv) 10,530 Pre-Share Split Series B Shares issuable upon the exercise of Kreos Capital Warrants, in each case of clauses (ii) and (iv), issued and outstanding as of the date of this Agreement. All Company Options outstanding as of the date of this Agreement are evidenced by award agreements pursuant to the ESOP in substantially the forms previously Made Available to SPAC.

(c) Set forth in Section 3.3(c) of the Company Disclosure Letter is a true and correct list of each holder of Pre-Share Split Shares and the number of Pre-Share Split Shares held by each such holder as of the date hereof. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, there are no other shares of the Company issued or outstanding as of the date of this Agreement. All of the issued and outstanding Pre-Share Split Shares: (i) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (ii) have been offered, sold and issued by the Company in compliance with applicable Laws, and all requirements set forth in (x) the Company Articles of Association and the Company Shareholders’ Agreements and (y) any other applicable Contracts governing the issuance or allotment of such securities to which the Company is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Company Articles of Association, and the Company Shareholders’ Agreements or any other Contract, in any such case to which the Company is a party or otherwise bound.

(d) Except as otherwise set forth in this Section 3.3(d) or as contemplated by this Agreement or the other Transaction Documents, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of the Company exercisable or exchangeable for Pre-Share Split Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the surrender or forfeiture of outstanding shares, the sale of treasury shares or the issuance or sale by the Company of other Equity Securities of the Company, or for the repurchase or redemption by the Company of shares or other Equity Securities of the Company or the value of which is determined by reference to shares or other Equity Securities of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Pre-Share Split Shares or other Equity Securities of the Company.

Section 3.4 Capitalization of the Subsidiaries.

(a) The outstanding share capital or other Equity Securities of each of the Company’s Subsidiaries, to the extent applicable and where required by applicable Laws (i) have been duly authorized and validly issued and allotted, and are, fully paid and non-assessable; (ii) have been offered, sold, issued and allotted in compliance with applicable Laws, including federal and state securities Laws, and all requirements set forth in (x) the Organizational Documents of each such Subsidiary, and (y) any other applicable Contracts governing the issuance or allotment of such securities to which such Subsidiary is a party or otherwise bound; and (iii) except as set forth on Section 3.4(a) of the Company Disclosure Letter, are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of each such Subsidiary or any other Contract, in any such case to which each such Subsidiary is a party or otherwise bound.

(b) Except as set forth on Section 3.4(b) of the Company Disclosure Letter or as contemplated by this Agreement or the other Transaction Documents, the Company owns, directly or indirectly through its Subsidiaries, of record and beneficially all the issued and outstanding Equity Securities of such Subsidiaries free and clear of any Encumbrances other than Permitted Encumbrances.

(c) Except as set forth on Section 3.4(c) of the Company Disclosure Letter or as contemplated by this Agreement or the other Transaction Documents, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of any such Subsidiary exercisable or exchangeable for any Equity Securities of such Subsidiary, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance by any such Subsidiary of additional shares, the sale of treasury shares or the issuance or sale by such Subsidiary of other Equity Securities of such Subsidiary, or for the repurchase or redemption by such Subsidiary of shares or other Equity Securities of such Subsidiary the value of which is determined by reference to shares or other Equity Securities of such Subsidiary, and there are no voting trusts, proxies or agreements of any kind which may obligate any such Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities.

Section 3.5 Authorization.

(a) The Company has all corporate power and authority to (i) enter into, execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) subject to the Company Shareholders’ Approval having been obtained, consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby (including the Transactions) have been duly and validly authorized and approved by the Company Board, and no other company or corporate proceeding on the part of the Company is necessary (i) to authorize this Agreement and the other Transaction Documents to which the Company is a party and (ii) subject to the Company Shareholders’ Approval having been obtained, to consummate the transactions contemplated hereby and thereby (including the Transactions). This Agreement has been, and on or prior to the Closing, the other Transaction Documents to which the Company is a party will be, duly and validly executed and delivered by the Company, and assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and on or prior to the Closing, the other Transaction Documents to which the Company is a party will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (y) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (collectively, the “Enforceability Exceptions”).

(b) The approval and authorization of the Company Capital Restructuring, the issuance of the Company Ordinary Shares that constitute Merger Consideration, the termination of the Company Shareholders’ Agreements and the assumption of the SPAC Warrants converted into Company Warrants require approval by a special resolution of the holders of at least two-thirds (2/3) of the issued and outstanding Pre-Share Split Shares, which shall include (x) approval of a majority of the Series B Preferred Shares, (y) more than seventy-five percent (75%) of the issued and outstanding Company Preferred Shares, and (z) solely to the extent the Company Shareholders’ Approval is obtained through a Company Shareholders’ Meeting, the explicit consent of EIC Fund, each of which, being entitled to do so, (A) attended and voted in person or by proxy at a general meeting at which a quorum was present and of which notice specifying the intention to propose the resolution as a special resolution was duly given, pursuant to the terms and subject to the conditions of the Company Articles of Association and applicable Laws or (B) unanimously resolved in writing (the “Company Shareholders’ Approval”).

(c) The Company Shareholders’ Approval constitutes the only votes and approvals of holders of Pre-Share Split Shares and other Equity Securities of the Company necessary in connection with execution by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, including the Closing. The Company Shareholders’ Approval, if and when obtained as contemplated in Section 3.5(b), will have been obtained in compliance with the Company Articles of Association and applicable Laws.

(d) On or prior to the date of this Agreement, the Company Board has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby (including the Transactions) are advisable and fair to, and in the best interests of, the Company and its shareholders, as applicable, (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby (including the Transactions), and (iii) directing that the Transactions and the Company Transaction Proposals be submitted to the Company Shareholders for approval and authorization.

Section 3.6 Consents; No Conflicts.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other Person is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Transaction Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Transaction Documents, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, (ii) filing of applicable notifications with the Finnish Trade Register maintained by the Finnish Patent and Registration Office regarding the transactions contemplated by this Agreement or by the Transaction Documents, (iii) issuing the Company Ordinary Shares underlying the Company ADSs constituting the Merger Consideration or issuable upon exercise of the Company Warrants in book-entry form in the systems of Euroclear Finland Oy, (iv) pursuant to funding agreements with Governmental Entities, or (v) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would be material to the Group Companies, taken as a whole.

(b) Neither the execution, delivery or performance by the Company of this Agreement nor the Transaction Documents to which the Company is or will be a party and, subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by this Section 3.6 nor the consummation by the Company of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Articles of Association or the Company Shareholders’ Agreements, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound, or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the assets or properties of any Group Company, except, in the case of clauses (ii) through (iv) above, as would not be material to the Group Companies, taken as a whole or prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions.

Section 3.7 Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not be material to the Group Companies, taken as a whole. Each Material Permit is in full force and effect in accordance with its terms and no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.8 Compliance with Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws. Except as disclosed in Section 3.8 of the Company Disclosure Letter:

(a) To the Company’s knowledge, for the past five (5) years prior to the date of this Agreement, neither the Group Companies nor any of their directors or officers, nor any of their employees, agents, or other third-party representatives acting for or on behalf of any of the foregoing is or has been a Prohibited Person or otherwise is engaging or has engaged in dealings with a Prohibited Person in connection with the business of the Company.

(b) For the past five (5) years prior to the date of this Agreement, the Group Companies have not violated in any material respect any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws, or Anti-Money Laundering Laws.

(c) For the past five (5) years prior to the date of this Agreement, neither the Group Companies nor, to the Company’s knowledge, any of their directors or officers nor any of their employees, agents, or any third-party representatives acting for or on behalf of any of the foregoing has, in contravention of any Anti-Corruption Laws, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate which was not in compliance with domestic Law, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws in connection with the business of the Company.

(d) For the past five (5) years prior to the date of this Agreement, none of the Group Companies has, to the Company’s knowledge, been the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action, by a Governmental Authority, related to any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws, or Anti-Money Laundering Laws.

Section 3.9 Tax Matters.

(a) Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true, complete and correct in all material respects and prepared in compliance in all material respects with all applicable Laws, and each Group Company has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld, collected and paid to the appropriate Tax Authority all material amounts required to have been withheld, collected and paid.

(c) No Group Company is currently the subject of a Tax Contest. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed.

(d) No Group Company has consented to extend or waive the time in which any Tax may be assessed or collected by any Governmental Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f) No Group Company will be required to include any item in taxable income, or exclude any item of deduction, for any period ending after the Closing Date by reason of (i) a change in method of accounting for any period (or portion thereof) ending on or before the Closing Date, (ii) a use of an improper method of accounting for any period (or portion thereof) ending on or before the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) an election made pursuant to Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business or (vi) any intercompany item under Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or excess loss account under Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(g) As of the date of this Agreement, no Transfer Taxes will be payable in Finland in connection with the Transactions at Closing.

(h) The unpaid Taxes of the Group Companies (i) for all periods ending on or before the date of the Unaudited Financial Statements do not, in the aggregate, materially exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements and (ii) will not, in the aggregate, materially exceed that reserve as adjusted for operations and transactions through the Closing Date that occur in the ordinary course of business.

(i) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(j) There are no Encumbrances for Taxes on any assets of the Group Companies or any Equity Securities of any Group Company other than Permitted Encumbrances.

(k) No Group Company was a “distributing corporation” or a “controlled corporation,” each within the meaning of Section 355(a)(1)(A) of the Code, in a distribution intended to qualify under Section 355 of the Code (i) within the past two (2) years or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(l) No Group Company has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates).

(m) No written claims have ever been made by any Governmental Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(n) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than a Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(o) Each Group Company is tax resident only in its country of organization, incorporation or formation, as applicable.

(p) The Company is, and has been since its formation, (i) organized under the Finnish Companies Act and (ii) treated as a foreign corporation for United States federal income tax purposes.

(q) The Company has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(r) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized. No Group Company (other than IQM US Inc.) is engaged in a trade or business in the United States.

Section 3.10 Financial Statements.

(a) The Company has prepared and delivered to SPAC the audited consolidated financial statements consisting of the balance sheets and related statements of operations and income, cash flows and shareholders’ equity of the Group Companies as of and for the fiscal year ended December 31, 2024 and related notes, accompanied by an audit report of the Company’s independent public accountants (the “Audited Financial Statements”). The Audited Financial Statements have been derived from the books and records of the Group Companies. The Audited Financial Statements have been prepared in all material respects in accordance with FAS (Finnish Accounting Standards) applied on a consistent basis throughout the periods indicated therein (except as may be indicated in the notes thereto). The Audited Financial Statements fairly present, in all material respects, the financial condition as of the respective dates thereof and the operating results of the Group Companies for the periods covered thereby. The Audited Financial Statements, when delivered by the Company for inclusion in the Proxy/Registration Statement for filing with the SEC, will comply in all material respects with the applicable accounting requirements (including the standards of the U.S. Public Company Accounting Oversight Board) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof (including, to the extent applicable to the Company, Regulation S-X).

(b) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with applicable accounting standards and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies, in each case in all material respects.

(c) Since the date of the Unaudited Financial Statements and as of the date hereof, to the Company’s knowledge, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies, or (iii) fraud or corporate misappropriation, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.11 Absence of Changes. During the period beginning on January 1, 2025 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except as related to the incurrence of Company Transaction Expenses, entry into the PIPE Subscription Agreements or with respect to the Company Capital Restructuring, or as expressly contemplated by this Agreement any other Transaction Document or in connection with the Transactions, the Group Companies have conducted their business in the ordinary course in all material respects.

Section 3.12 Actions. There is (and since January 1, 2024 (the “Lookback Date”), there has been) no Proceeding pending or, to the Company’s knowledge, threatened by or against any Group Company that, if adversely decided or resolved, would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole or that would prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions. Neither the Group Companies nor any of their respective properties or assets are subject to any material Order (including any Order that would prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions). As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.13 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities required to be reflected or reserved for on a balance sheet prepared in accordance with IFRS, except for Liabilities (a) reflected or reserved for in the Audited Financial Statements or disclosed in any notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the Ordinary Course, (c) that are executory obligations under any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound, (d) arising under this Agreement or other Transaction Documents, (e) that will be discharged or paid off prior to the Closing, or (f) which would not be material to the Group Companies, taken as a whole.

Section 3.14 Products and Services.

(a) Since the Lookback Date, the Group Companies have not manufactured, sold or supplied products or provided services which do not comply in any material respect with any warranties or representations made by any Group Company or with all applicable Laws.

(b) Since the Lookback Date, save for warranty obligations in the ordinary course of business, the Group Companies have not in material respects agreed to take back, replace or make good any defective goods or to rebuild, rectify or repeat any services free of charge or to issue a credit note or to write off or reduce indebtedness in respect of any products or services supplied by the Group Companies.

(c) The Group Companies have not received notice of any material claim which remains outstanding alleging any breach of representation or warranty of any goods, services, work or materials supplied or provided by the Group Companies, nor are there any circumstances which could give rise to any such claim.

Section 3.15 Material Contracts and Commitments.

(a) Section 3.15 of the Company Disclosure Letter sets forth a list of the following Contracts (other than Benefit Plans) to which a Group Company is, as of the date of this Agreement, a party or otherwise bound (each Contract required to be set forth on Section 3.15 of the Company Disclosure Letter, together with each Contract entered into after the date hereof that would have been required to be set forth on Section 3.15(a) of the Company Disclosure Letter if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract (A) in respect of Indebtedness of any Group Company having an outstanding principal amount in excess of $500,000 or (B) pursuant to which an Encumbrance (other than any Permitted Encumbrance) is placed on any assets or properties of any Group Company to secure any Indebtedness having a principal or stated amount in excess of $500,000;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $500,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any Contract under which the aggregate annual rental payments do not exceed $500,000;

(iv) any (A) joint venture, profit-sharing, legal partnership, co-promotion or commercialization Contract; or (B) collaboration, research and development or other similar Contract entered into outside of the ordinary course of Business;

(v) any Contract (A) pursuant to which any Group Company has granted any third Person a license or covenant not to sue under any of the Company Owned Intellectual Property (an “Outbound License”), other than Standard Outbound Licenses, and (B) pursuant to which any third Person has granted any Group Company a license or covenant not to sue under any of such third Person’s Intellectual Property Rights (an “Inbound License”), other than Standard Inbound Licenses;

(vi) any Contract that (A) limits in any material respect the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit, in any material respect, the operations of any Group Company, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, the operations of any Group Company, or following the Closing, LuxCo or any of its Affiliates;

(vii) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $500,000 annually or (B) $1,000,000 over the term of the Contract;

(viii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary of the Company) or pursuant to which any Person (other than the Company or a Subsidiary of the Company) has guaranteed the Liabilities of a Group Company, in each case in excess of $500,000;

(ix) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person (other than the Company or a Subsidiary of the Company);

(x) any Contract required to be disclosed on Section 3.23 of the Company Disclosure Letter;

(xi) any Contract with any Person (A) pursuant to which any Group Company may be required to pay milestones, royalties or other contingent payments that in aggregate exceed $1,000,000 based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, or option to purchase any Company Owned Intellectual Property, which individual item of Company Owned Intellectual Property is material to the business of the Group Companies, taken as a whole;

(xii) any agreement for the employment or engagement of any current individual service provider of any Group Company that (A) provides for annual base compensation in excess of $200,000, (B) provides for the payment or accelerated vesting of any form of compensation or benefits upon the consummation of the transactions contemplated hereby, or (C) cannot be terminated by any Group Company without severance or similar separation payments as required by Law on written notice of three (3) months or less;

(xiii) any Contract providing for any Company Change of Control Payment;

(xiv) any CBA;

(xv) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions of inventory made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xvi) any settlement, coexistence, covenant not to sue, covenant to sue, conciliation or similar Contract (A) the performance of which will or would be reasonably likely to involve any payments in excess of $500,000 after the date of this Agreement, (B) with a Governmental Authority or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company;

(xvii) any Contract regarding any material indemnification obligations incurred or provided by any Group Company other than in the ordinary course of business;

(xviii) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $500,000 or (B) aggregate payments to or from any Group Company in excess of $1,000,000 over the term of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice;

(xix) any Contract with any Major Customer or Material Supplier; and

(xx) any Restructuring Document to which the Company is a party or otherwise bound.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparty thereto, subject in each case to the Enforceability Exceptions, and is in full force and effect, (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in material breach of, or material default under, any Material Contract, (iii) to the Company’s knowledge, no event or omission has occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any Group Company’s obligations thereunder or result in the creation of any Encumbrance, other than Permitted Encumbrances, (iv) the Company has delivered or Made Available to the SPAC true, complete and accurate copies of each Material Contract, including all material amendments, schedules, ancillary documents, annexes, exhibits or certificates related thereto, subject to any confidentiality restrictions imposed by any Material Contract, and (v) as of the date hereof, no Group Company has received written, or to the Company’s knowledge, oral, notice of termination, cancellation or non-renewal of any Material Contract.

(c) Except as otherwise set forth in this Agreement, for purposes of translating an amount denominated in a currency other than U.S. dollars into U.S. dollars as of a specified date, such amount shall be determined using the closing rate for exchanges between such currency and U.S. dollars quoted by Bloomberg for the trading day immediately preceding such date.

Section 3.16 Title; Properties.

(a) Each of the Group Companies has good and valid title to all of the real property and assets (other than Intellectual Property Rights, which in each case is addressed in Section 3.17) owned by it, whether tangible or intangible (including those reflected in the Audited Financial Statements), together with all assets (other than Intellectual Property Rights, which in each case is addressed in Section 3.17) which are, in each case material to the business of the Group Companies taken as a whole, and in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Each Company Material Lease is a valid and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company, and to the Company’s knowledge, each other party thereto, subject to the Enforceability Exceptions. There is no material breach by the relevant Group Company under any Company Material Lease.

(c) No Group Company owns or has ever owned or has a leasehold interest in any real property other than as held pursuant to their respective leases or leasehold interests (including tenancies) in such property (each Contract evidencing such interest, a “Company Lease”, and any Company Lease involving rent payments in excess of $1,000,000 on an annual basis, a “Company Material Lease”). Section 3.16(c) of the Company Disclosure Letter sets forth as of the date of this Agreement each Company Material Lease and the address of the property demised or leased under each such Company Material Lease. True and complete copies of all such Company Leases have been Made Available to SPAC. Except as would not, individually or in the aggregate, reasonably be material to the Group Companies, taken as a whole, (i) each Company Material Lease is in compliance with applicable Laws, and (ii) all Governmental Orders required under applicable Laws in respect of any Company Material Lease have been obtained, including with respect to the operation of such property and conduct of business on such property as now conducted by the applicable Group Company which is a party to such Company Material Lease.

Section 3.17 Intellectual Property Rights.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true, complete and correct list of all currently issued or pending Company Registered Intellectual Property. Section 3.17(a) of the Company Disclosure Letter lists, for each such item disclosed (i) the owner(s) of such item, (ii) the jurisdictions in which such item has been issued, registered or filed, (iii) the issuance, registration or application date, as applicable, for such item and (iv) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement and except as would not reasonably be expected to have a Material Adverse Effect: (i) there is no Proceeding pending against any Group Company and there has been no such Proceeding since the Lookback Date, (ii) no Group Company has received any written communications since the Lookback Date, in each case of (i) and (ii), (A) alleging that a Group Company infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, or (B) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property, and (iii) no Group Company has received any written communications since the Lookback Date inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the Business of the Group Companies.

(c) Since the Lookback Date, no issuance or registration obtained and no application filed by the Group Companies for any Company Registered Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except with respect to any such Company Registered Intellectual Property that was no longer deemed material to the Group Companies’ business in the Company’s business judgment. As of the date of this Agreement, the Company has not received written notice of any pending Proceedings challenging the validity or registrability of any of the Company Registered Intellectual Property, including notice of any such litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending that relate to such Company Registered Intellectual Property.

(d) Except as provided on Section 3.17(d) of the Company Disclosure Letter, (i) the Group Company solely and exclusively owns all right, title and interest in and to the Company Owned Intellectual Property free and clear of all Encumbrances (other than Permitted Encumbrances). For all Patents listed in Section 3.17(a) of the Company Disclosure Letter, each inventor of the Patent has assigned their rights to a Group Company in accordance with applicable laws. No Group Company has transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person. Other than with respect to pending applications, the Company Registered Intellectual Property is subsisting, and to the Company’s knowledge, valid and enforceable. None of the Group Companies are subject to any outstanding Governmental Order that restricts in any manner the use, sale, transfer, licensing or exploitation of any material Company Owned Intellectual Property by the Group Companies or that adversely affects the validity, use or enforceability of any such Company Owned Intellectual Property.

(e) No Group Company has used or distributed any Software licensed under any Open Source License, in whole or in part, in any manner that: (i) requires the disclosure or distribution in source code form of any material Company Software (other than the underlying open source Software itself), or (ii) requires the licensing of any material Company Software (other than the underlying open source Software itself) for the purpose of making derivative works.

(f) All employees and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property Right for or on behalf of any Group Company have executed and delivered to a Group Company a written contract providing for (i) the non-disclosure by such Person of all Trade Secrets of the Group Companies disclosed to such Person by the Group Companies, and (ii) the assignment by such Person to a Group Company of all such Intellectual Property Rights authored, invented, created, improved, modified or developed, as applicable, by such Person in the course of their employment or other engagement with such Group Company.

(g) No Contract to which a Group Company is, as of the date of this Agreement, a party or otherwise bound obligates any Group Company to develop any Intellectual Property Rights for any third Person (including any customer or end user) under terms that confer upon such third Person any ownership right, exclusive license, or other exclusive right with respect to any Intellectual Property Rights developed by the Group Companies under such Contract which Intellectual Property Rights are material to the Business of the Group Companies taken as a whole.

(h) To the Company’s knowledge, each Group Company has taken commercially reasonable steps to safeguard and maintain the secrecy of any Trade Secrets owned by any Group Company and that such Group Company intended to maintain as confidential, and, to the Company’s knowledge, each Group Company has not disclosed any material Trade Secrets to any other Person that the Group Company intended to maintain as confidential unless such disclosure was under a written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, since the Lookback Date, there has been no violation or unauthorized access to or disclosure of any material Trade Secrets of any Group Company.

(i) Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, to the Company’s knowledge, the conduct and operation of the Business of the Group Companies, including the Group Companies’ use and other exploitation of Company Owned Intellectual Property or Company Licensed Intellectual Property in the conduct and operation of the Business as currently conducted, does not infringe, misappropriate or otherwise violate, and since the Lookback Date has not infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any other Person.

(j) To the Company’s knowledge, since the Lookback Date, no third party is or was infringing, misappropriating, or otherwise violating any Company Owned Intellectual Property in any material respect. No Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property.

(k) As of the date of this Agreement, except as listed on Section 3.17(k) of the Company Disclosure Letter, none of the Company Owned Intellectual Property has been developed with the assistance or use of any funding from any Governmental Authority, university, college, research institute or other educational institution, where, as a result, such Governmental Authority, university, college, research institute or other educational institution has any rights, title or interest in or to such Company Owned Intellectual Property. To the extent any such Governmental Authority, university, college, research institute or other educational institution has any rights, title or interest in or to any Company Owned Intellectual Property that is material to the Business of the Group Companies, such rights, title or interest do not materially restrict or impair any Group Company’s ability to conduct or operate the Business as currently conducted.

(l) The Group Companies possess all source code and other documentation and materials necessary to compile and operate the material Company Software or other material proprietary Software that is owned by the Group Companies.

(m) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Group Companies: (i) use all generative artificial intelligence technology (“Generative AI Tools”) in material compliance with applicable laws; (ii) have not included and do not include any Personal Data or Trade Secrets of the Group Companies in any prompts or inputs into any Generative AI Tools, except in cases where the providers of such Generative AI Tools are subject to contractual obligation to not use such information, prompts, or services to train the machine learning or algorithm of such tools; and (iii) have not used Generative AI Tools to develop any Company Owned Intellectual Property or other Intellectual Property Rights material to the Business of the Group Companies and that the applicable Group Company intended to maintain as proprietary in a manner that is reasonably expected to materially affect such Group Company’s ownership or rights therein.

(n) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the execution, delivery, or performance of this Agreement (or any of the other Transaction Documents) nor the consummation of the Transactions will result in any (i) Encumbrance on or loss or impairment of any Company Owned Intellectual Property, or (ii) the release, disclosure, or delivery of any source code for any Company Software by or to any escrow agent or other Person

Section 3.18 Data Security.

(a) The Company has, at all applicable times since January 1, 2023 complied in all material respects with all applicable (A) Privacy Laws, (B) Group Company’s written policies and notices regarding Personal Data, and (C) Group Company’s legally binding obligations with respect to Personal Data under any Contracts or industry standards as appropriate to the Company’s business and the nature of the Personal Data Processed to which the relevant Group Company purports to adhere (clauses (A), (B), and (C) collectively, “Privacy Requirements”). Each Group Company has implemented and, in the four (4) years prior to the date of this Agreement, maintained commercially reasonable administrative, technical and organizational safeguards in accordance with industry standards as appropriate to the Company’s business and the nature of the Personal Data Processed designed to protect the confidentiality, integrity and availability of the Personal Data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. Each Group Company provides its employees with regular training on privacy and data security matters. Each Group Company has entered into agreements that require that any third party authorized by the relevant Group Company to access, collect or Process Personal Data at its direction and on its behalf has implemented and maintained appropriate administrative, technical and organizational safeguards. To the Company’s knowledge, any third party who has provided Personal Data to the Company or processed Personal Data on its behalf since January 1, 2024, has done so in material compliance with applicable Privacy Laws.

(b) Since January 1, 2023, there have been no (i) breaches of a Group Company’s security that resulted in material unauthorized access to or misuse, disclosure, modification, or destruction of any Personal Data in the possession or control of the Group Companies or used, collected or Processed by or at the direction of and on behalf of the Group Companies, or (ii) a incidents that have resulted in a requirement to provide notice to any Person pursuant to any applicable Privacy Requirements (“Security Incident”). Since January 1, 2023, the Group Companies have not received any written notice of any investigations or inquiries from any Governmental Authority or written notice of other claims by any Person by or before any Governmental Authority, in each case related to the Group Companies’ Processing of Personal Data or the violation of any applicable Privacy Requirements, nor has any Group Company been charged with the material violation of any applicable Privacy Laws. The Company has, since January 1, 2023, conducted commercially reasonable privacy and security reviews at regular intervals and timely mitigated any critical or high-severity issues or vulnerabilities identified by such reviews.

(c) To the Company’s knowledge, no Group Company is subject to any applicable Privacy Requirements that, following and because of the Closing, would prohibit the relevant Group Company from Processing any Personal Data in substantially the same manner in which the relevant Group Company Processed such Personal Data immediately prior to the Closing. To the Company’s knowledge, the performance of the Transactions by the Group Companies will not violate applicable Privacy Requirements.

(d) Each Group Company owns or has a license to use the relevant Company IT Systems as reasonably necessary to operate the Business of the relevant Group Company as currently conducted and is able to continue using such Company IT Systems after the Transactions in the same manner as currently used, free from any new restrictions. The relevant Group Companies have taken commercially reasonable precautions designed to protect, as applicable, the confidentiality, integrity and security of the material Company IT Systems. To the Company’s knowledge, all Company IT Systems are (i) free from any unremediated critical or high-severity “Trojan horse,” “ransomware,” or malicious code, material defect, material bug, or material programming, material design or material documentation error and (ii) in good working condition to perform all material information technology operations reasonably necessary for the operation of the applicable Group Company Business (except for ordinary wear and tear). To the Company’s knowledge, since January 1, 2023, there have not been any material failures or breakdowns of any Company IT Systems that have resulted in material disruption to the Business.

(e) Each Group Company owns or has a license to use the relevant Company IT Systems as reasonably necessary to operate the Business of the relevant Group Company as currently conducted. The relevant Group Companies have taken commercially reasonable precautions designed to protect, as applicable, the confidentiality, integrity and security of the material Company IT Systems. To the Company’s knowledge, all Company IT Systems are (i) free from any “Trojan horse,” “ransomware,” or other malicious code, material defect, material bug, or material programming, material design or material documentation error and (ii) in good working condition to perform all material information technology operations reasonably necessary for the operation of the applicable Group Company Business (except for ordinary wear and tear). Since January 1, 2023, there have not been any material defects, failures or breakdowns of any Company IT Systems.

Section 3.19 Labor and Employee Matters.

(a) The Group Companies are and since the Lookback Date have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all applicable laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of individual independent contractors and exempt and non-exempt employees), immigration (including the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity and layoffs, terminations, workers’ compensation, pension, labor relations, employee leave issues, affirmative action and affirmative action plan requirements and unemployment insurance.

(b) Since the Lookback Date: (i) none of the Group Companies (A) has or has had any material Liability for any arrears of or unpaid wages or other compensation for services to their current or former officer, directors, employees and individual independent contractors (including salaries, overtime, wage premiums, commissions, fees or bonuses) under applicable Law, Contract or company policy, or any penalty, fines, Taxes, interest or other sums for failure to comply with any of the foregoing, or (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any current or former employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or individual independent contractors or other individual service providers of each Group Company, except as has not resulted in material Liability to the Group Companies, taken as a whole.

(c) The Group Companies have in all material respects complied with any applicable CBA.

(d) There have been no events that could cause an increase in the disability pension contribution pension class (Fi. työkyvyttömyyseläkkeen maksuluokka) applied by the Group Companies. The Group Companies have not terminated any employment or director contract for which any Group Company would be obligated to pay the liability component or transition security contribution to the employment fund (Fi. työllisyysrahasto).

(e) Since the Lookback Date, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice complaints or charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against any Group Company.

(f) Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, to the Company’s knowledge, no current or former employee or individual independent contractor of any Group Company is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other similar obligation: (i) owed to any Group Company or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the applicable Group Company.

(g) To the Company’s knowledge, no current employee with aggregate annual compensation in excess of $200,000, intends to terminate his or her employment prior to the one (1) year anniversary of the Closing Date.

(h) Since the Lookback Date, the Group Companies have complied with applicable laws related to employee layoffs, reduction-in-force, furlough, temporary layoff, unilateral modification of an essential term in the employment contract, material work schedule change or reduction in hours, or reduction in salary or wages.

(i) The Group Companies have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which they are aware. With respect to each such allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper conduct. The Group Companies do not reasonably expect any Liability with respect to any such allegations relating to officers, directors, employees, contractors, or agents of any Group Company.

(j) No audit of a Group Company by a Governmental Authority is being conducted, or, to the Company’s knowledge, is pending, in respect of any foreign workers.

(k) There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and no Group Company has been reassessed in any material respect under such legislation since the Lookback Date and, to the Company’s knowledge, no audit of any Group Company is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims or potential claims which may materially adversely affect any Group Company’s accident cost experience in respect of its business.

(l) The Company has provided to SPAC all orders and inspection reports under applicable occupational health and safety legislation (“OHSA”) of the Group Companies for the period beginning on the Lookback Date and ending on the date of this Agreement. There are no charges pending under OHSA. Each Group Company has complied in all material respects with any orders issued under OHSA and there are no appeals of any orders under OHSA currently outstanding.

Section 3.20 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.20 of the Company Disclosure Letter (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 11.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.21 Environmental Matters.

(a) None of the Group Companies have received any written notice, report, Order, communication or other information from any Governmental Authority or any other Person regarding any actual, alleged, or potential violation in any material respect of, failure to comply in any material respect with, or material Liability under, any Environmental Laws.

(b) Except as would not be material to the Group Companies, taken as a whole:

(i) The Group Companies are (and, since the Lookback Date, have been) in compliance with all Environmental Laws, which compliance has included obtaining, maintaining and complying with all Permits that are required pursuant to Environmental Laws for the ownership or occupation of their facilities and the operation of their business.

(ii) There is no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company pursuant to Environmental Laws.

(iii) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances, in each case in a manner that has given or would give rise to Liabilities of the Group Companies under Environmental Law.

(iv) The Group Companies have not assumed, undertaken, provided an indemnity with respect to or otherwise knowingly become subject to any Liabilities of any other Person under Environmental Law.

(c) The Group Companies have Made Available to SPAC copies of all material written environmental reports, audits, and assessments and all other material environmental, health and safety documents that are in any Group Company’s possession or control since the Lookback Date relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.22 Insurance. Section 3.22 of the Company Disclosure Letter sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true, complete and correct copies of all such policies have been Made Available to SPAC. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.23 Transactions with Affiliates.

(a) Section 3.23 of the Company Disclosure Letter sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, partner, member, manager, registered equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any immediate family member of any of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with any of the Group Companies entered into in the ordinary course of business (including Benefit Plans, indemnification arrangements and other ordinary course compensation), (ii) the Company Shareholders’ Agreements, (iii) any Transaction Document, and (iv) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.1 or entered into in accordance with Section 6.1. No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of any Group Company, or (C) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 6.1 or entered into in accordance with Section 6.1). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.23 are referred to herein as “Company Related Party Transactions.”

(b) All Company Related Party Transactions have been entered into on an arm’s length basis.

Section 3.24 Foreign Private Issuer. The Company qualifies as (a) a foreign private issuer as defined in Rule 405 under the Securities Act and (b) an “emerging growth company” as that term is defined in the JOBS Act.

Section 3.25 Major Customers and Major Suppliers.

(a) Section 3.25(a) of the Company Disclosure Letter sets forth a true, complete and correct list of the top ten customers of the Group Companies (the “Material Customers”) based on the gross sales for the fiscal year ended on December 31, 2025.

(b) Section 3.25(b) of the Company Disclosure Letter sets forth a true, complete and correct list of the top ten suppliers of the Group Companies for the fiscal year ended on December 31, 2025 (the “Material Vendors”).

(c) As of the date of this Agreement, (i) (A) no Material Customer has provided written, or to the Company’s knowledge, oral, notice to the Group Companies that such Material Customer intends to cease being a customer or materially limit or modify any of its existing business with any Group Company (other than due to the expiration of an existing contractual arrangement) and (B) none of the Material Customers is involved in or, to the Company’s knowledge, threatening any material Action against any Group Company or any of their respective businesses and (ii) (A) no Material Vendor has provided written, or to the Company’s knowledge, oral, notice to the Group Companies that such Material Vendor intends to cease doing business with or materially limit or modify any of its existing business with any Group Company (other than due to the expiration of an existing contractual arrangement) and (B) none of the Material Vendors is involved in or, to the Company’s knowledge, threatening any material Action against any Group Company or any of their respective businesses.

Section 3.26 Insolvency.

(a) None of the Group Companies (i) is insolvent or unable to pay its debts as they fall due, (ii) has stopped or suspended making payments of its debts generally or ceased to carry on all or substantially all of its business, (iii) has entered into any arrangement, compromise or composition with or assignment for the benefit of its creditors generally and (iv) has taken any corporate action or any legal proceedings in respect of a compromise, arrangement or assignment for the benefit of its creditors.

(b) No petition, application, order, resolution or other step has been taken or made for or in respect of (i) the winding-up, dissolution, administration or reorganization of any Group Company, (ii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, trustee in bankruptcy or similar officer in respect of any Group Company or any or all of its assets or revenues or (iii) the enforcement of any security over any assets of any Group Company.

(c) No distress, execution, sequestration, attachment or other legal process has been levied, enforced or sued out against any assets of any Group Company which remains undischarged.

(d) No events have occurred, and no circumstances exist, that would entitle any person to present a petition, make an application or give notice for the winding-up, bankruptcy, administration, reorganization or dissolution of any Group Company or for the appointment of a receiver, administrator, administrative receiver, compulsory manager, trustee or similar officer in respect of any Group Company or any or all of its assets or revenues.

Section 3.27 Subsidies and Grants. The Group Companies have not received any governmental subsidies or other form of public financial support, grants, guarantees or benefits which can be reclaimed or be subject to claw-back resulting from the Transactions or on the basis of any facts, matters, occurrences or events relating to the period prior to Closing. The Group Companies have at all times complied with the terms and conditions of the subsidies, grants and other similar benefits received by it. Neither the entering into this Agreement nor the consummation of the Transactions is in violation of any terms and conditions of such subsidies, financial support, grants, guarantees or benefits received or to be received by any Group Company.

Section 3.28 Litigation and Disputes. There is no pending, nor since the Lookback Date has there been any, complaint, claim, action, lawsuit, investigation or legal, administrative, arbitration, court or other proceeding involving any Group Company or affecting any material assets of any Group Company pending, nor is there, to the Company’s knowledge, any threat of such proceedings before or by any arbitration tribunal, court or public authority. There is no outstanding judgment, ruling, arbitral award or other decision (including provisional remedies and injunctions) applicable to any Group Company or otherwise affecting them.

Section 3.29 No Additional Representation or Warranties. Notwithstanding anything contained in this Agreement, the Company has made its own investigation of the SPAC and the Sponsor. The Company acknowledges and agrees that neither the SPAC nor any of its Affiliates or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the SPAC in Article IV and any Transaction Document or certificate delivered by SPAC pursuant to this Agreement (the “Definitive SPAC Representations”), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the SPAC. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions, forecasts or other forward looking information, as well as any information, documents or other materials, that are disclosed in the SPAC Disclosure Letter or Made Available to the Company or its Affiliates or Representatives are not and will not be deemed to be representations or warranties of the SPAC, the Sponsor or the SPAC Shareholders, no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV, and the Company is not relying nor has relied upon any of the foregoing (including the completeness or accuracy thereof).

Article IV

REPRESENTATIONS AND WARRANTIES OF SPAC

Except (a) as set forth in any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, any disclosures in any forward-looking statements disclaimer and any other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.2, Section 4.6 and Section 4.13); (b) as set forth in the disclosure letter delivered by SPAC to the Company on the date of this Agreement (the “SPAC Disclosure Letter”) or (c) as otherwise explicitly contemplated by this Agreement, SPAC represents and warrants to the Company as of the date of this Agreement as follows:

Section 4.1 Organization, Good Standing, Corporate Power and Qualification. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. SPAC is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to SPAC. Prior to the execution of this Agreement, a true, correct and complete copy of the SPAC Charter has been Made Available by or on behalf of SPAC to the Company, the SPAC Charter is in full force and effect, and SPAC is not in default of any term of provision of the SPAC Charter in any material respect. SPAC is not insolvent, bankrupt or unable to pay its debts as and when they fall due.

Section 4.2 Capitalization.

(a) Capitalization of SPAC. As of the date of this Agreement, the authorized share capital of SPAC consists of $55,000 divided into (i) 500,000,000 SPAC Class A Ordinary Shares, of which 17,250,000 SPAC Class A Ordinary Shares (including SPAC Class A Ordinary Shares underlying any outstanding SPAC Units) are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 SPAC Class B Ordinary Shares, of which 5,750,000 SPAC Class B Ordinary Shares are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 SPAC Preference Shares, of which no SPAC Preference Share is issued and outstanding as of the date of this Agreement. There are no other issued or outstanding SPAC Shares as of the date of this Agreement. All of the issued and outstanding SPAC Shares (i) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (ii) have been offered, sold and issued by SPAC in compliance with applicable Laws, including the Cayman Act, U.S. federal and state securities Laws, and all requirements set forth in (1) the SPAC Charter, and (2) any other applicable Contracts governing the issuance or allotment of such securities to which SPAC is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Charter or any Contract to which SPAC is a party or otherwise bound.

(b) As at the date of this Agreement, 381,141 SPAC Units are issued and outstanding. There are no other issued or outstanding SPAC Units as of the date of this Agreement. All of the issued and outstanding SPAC Units (i) have been duly authorized and validly issued; (ii) have been offered, sold and issued by SPAC in compliance with applicable Laws, including the Cayman Act, U.S. federal and state securities Laws, and all requirements set forth in (1) the SPAC Charter, and (2) any other applicable Contracts governing the issuance of such SPAC Units to which SPAC is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Charter or any Contract to which SPAC is a party or otherwise bound.

(c) As of the date of this Agreement, 14,075,000 SPAC Warrants are issued and outstanding, including (x) 8,625,000 SPAC Warrants that would be issued if all SPAC Units were separated on the date hereof pursuant to Section 2.2(f)(i), and (y) 5,450,000 SPAC Warrants issued to the Sponsor and the underwriters in the SPAC’s IPO in a private placement concurrently with the IPO. Each SPAC Warrant is exercisable to purchase 1 SPAC Class A Ordinary Share at an exercise price of $11.50. The SPAC Warrants are not exercisable until thirty (30) days after the closing of a Business Combination. All outstanding SPAC Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to the Enforceability Exceptions; (ii) have been offered, sold and issued by SPAC in compliance with applicable Laws, including federal and state securities Laws, and all requirements set forth in (1) the SPAC Charter and (2) any other applicable Contracts governing the issuance of such securities to which SPAC is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Charter or any Contract to which SPAC is a party or otherwise bound. Except for the SPAC Charter, this Agreement or as set forth in Section 4.2 of the SPAC Disclosure Letter, there are no outstanding Contracts of SPAC to issue, repurchase, redeem or otherwise acquire any SPAC Shares.

(d) Except as set forth in Section 4.2 of the SPAC Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of SPAC exercisable or exchangeable for SPAC Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities of SPAC, or for the repurchase or redemption by SPAC of shares or other Equity Securities of SPAC or the value of which is determined by reference to shares or other Equity Securities of SPAC, and there are no voting trusts, proxies or agreements of any kind which may obligate SPAC to issue, purchase, register for sale, redeem or otherwise acquire any SPAC Shares or other Equity Securities of SPAC.

Section 4.3 Corporate Structure; Subsidiaries. SPAC has no Subsidiary, and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not obligated to make any investment in or capital contribution to or on behalf of any other Person.

Section 4.4 Authorization.

(a) Other than the SPAC Shareholders’ Approval, SPAC has all requisite corporate power and authority to (i) enter into, execute, deliver and perform its obligation under this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. All corporate actions on the part of SPAC necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which SPAC is or will be a party and the consummation of the transactions contemplated hereby and thereby (including the Transactions) have been duly and validly authorized and approved by the SPAC Board and, other than the SPAC Shareholders’ Approval and filing of the Cayman Merger Filing Documents with the Cayman Registrar, no other company or corporate proceeding on the part of SPAC is necessary to authorize this Agreement and the other Transaction Documents to which SPAC is a party or will be a party and to consummate the transactions contemplated hereby and thereby (including the Transactions). This Agreement has been, and at or prior to the Closing, the other Transaction Documents to which SPAC is a party will be, duly and validly executed and delivered by SPAC, and this Agreement constitutes, and on or prior to the Closing, the other Transaction Documents to which SPAC is a party will constitute, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming that a quorum (as determined pursuant to the SPAC Charter) is present:

(i) The approval and authorization of the Merger and the Plan of Merger shall require approval by a special resolution passed by the affirmative vote of SPAC Shareholders holding at least two-thirds (2/3) of the issued and outstanding SPAC Shares which, being so entitled, are voted thereon in person or by proxy at a general meeting of SPAC of which notice specifying the intention to propose the resolution as a special resolution has been duly given, pursuant to the terms and subject to the conditions of the SPAC Charter and applicable Laws; and

(ii) The approval and authorization of this Agreement and the Transactions as a Business Combination and the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting in each case shall require approval by an ordinary resolution passed by the affirmative vote of SPAC Shareholders holding at least a majority of the outstanding SPAC Shares which, being so entitled, are voted thereon in person or by proxy at a general meeting of SPAC, pursuant to the terms and subject to the conditions of the SPAC Charter and applicable Laws.

(c) The SPAC Shareholders’ Approval are the only votes and approvals of holders of SPAC Shares necessary in connection with execution of this Agreement and the other Transaction Documents to which SPAC is a party by SPAC and the consummation of the transactions contemplated hereby, including the Closing.

(d) On or prior to the date of this Agreement, the SPAC Board has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which SPAC is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Transactions) are advisable and fair to, and in the best interests of, SPAC and constitute a Business Combination, (ii) authorizing and approving the execution, delivery and performance by SPAC of this Agreement and the other Transaction Documents to which SPAC is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Transactions), (iii) making the SPAC Board Recommendation, and (iv) directing that this Agreement, the Transaction Documents and the Transactions be submitted to the SPAC Shareholders for adoption at an extraordinary general meeting called for such purpose pursuant to the terms and conditions of this Agreement.

Section 4.5 Consents; No Conflicts. Assuming the representations and warranties in Article III are true and correct, except (a) as otherwise set forth in Section 4.5 of the SPAC Disclosure Letter, (b) for the SPAC Shareholders’ Approval, (c) for the registration or filing with the Cayman Registrar and the publication of notification of the Merger in the Cayman Islands Government Gazette in accordance with the Cayman Act, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions, and (d) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not individually or in the aggregate, have, or reasonably be expected to have, a SPAC Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of SPAC, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by SPAC does not, and the consummation by SPAC of the transactions contemplated hereby and thereby (including the Transactions) will not (assuming the representations and warranties in Article III are true and correct, except for the matters referred to in clauses (a) through (d) of the immediately preceding sentence) (i) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of SPAC) or cancellation under, (A) any Governmental Order, (B) the SPAC Charter, (C) any applicable Law, (D) any Contract to which SPAC is a party or by which its assets are bound, or (ii) result in the creation of any Encumbrance upon any of the properties or assets of SPAC other than any restrictions under federal or state securities laws, this Agreement or the SPAC Charter, except in the case of sub-clauses (A), (C), and (D) of clause (i) or clause (ii), as would not have a SPAC Material Adverse Effect.

Section 4.6 Tax Matters.

(a) SPAC has prepared and filed all material Tax Returns required have been filed by it, all such Tax Returns are true, complete and correct in all material respects and prepared in compliance in all material respects with all applicable Laws, and SPAC has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) SPAC has timely withheld, collected and paid to the appropriate Governmental Authority all material amounts is required to have been withheld, collected and paid.

(c) SPAC is not currently the subject of a Tax Contest. SPAC has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed.

(d) SPAC has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Governmental Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to SPAC which agreement or ruling would be effective after the Closing Date.

(f) SPAC will not be required to include any item in taxable income, or exclude any item of deduction, for any period ending after the Closing Date by reason of (i) a change in method of accounting for any period (or portion thereof) ending on or before the Closing Date, (ii) a use of an improper method of accounting for any period (or portion thereof) ending on or before the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) an election made pursuant to Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business or (vi) any intercompany item under Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or excess loss account under Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(g) The unpaid Taxes of SPAC (i) for all periods ending on or before the date of the SPAC Financial Statements do not, in the aggregate, materially exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the SPAC Financial Statements and (ii) will not, in the aggregate, materially exceed that reserve as adjusted for operations and transactions through the Closing Date that occur in the ordinary course of business.

(h) SPAC is not, and has not been, a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4or corresponding or similar provision of state, local or non-U.S. Tax Law.

(i) There are no Encumbrances for Taxes on any assets of the SPAC or any Equity Securities of SPAC other than Permitted Encumbrances.

(j) SPAC was not a “distributing corporation” or a “controlled corporation,” each within the meaning of Section 355(a)(1)(A) of the Code, in a distribution intended to qualify under Section 355 of the Code (i) within the past two (2) years or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(k) SPAC has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return.

(l) No written claims have ever been made by any Governmental Authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(m) SPAC is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than a Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) and SPAC is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(n) SPAC is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(o) SPAC has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(p) SPAC has not had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized. SPAC is not engaged in a trade or business in the United States.

(q) SPAC has complied in all material respects with the transfer pricing provisions of applicable Tax Laws.

Section 4.7 Financial Statements.

(a) The financial statements of SPAC contained in SPAC SEC Filings (the “SPAC Financial Statements”) (i) have been prepared in accordance with the books and records of SPAC, (ii) fairly present in all material respects the financial condition of SPAC on a consolidated basis as of the dates indicated therein, and the results of operations and cash flows of SPAC on a consolidated basis for the periods indicated therein, (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to SPAC, in effect as of the respective dates thereof (including, to the extent applicable to SPAC, Regulation S-X).

(b) SPAC has in place disclosure controls and procedures that are (i) designed to reasonably ensure that material information relating to SPAC is made known to the management of SPAC by others within SPAC; and (ii) effective in all material respects to perform the functions for which they were established. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (w) transactions are executed in accordance with management’s general or specific authorizations, (x) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (y) access to assets is permitted only in accordance with management’s general or specific authorization and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) SPAC has no Liability, and there is no existing condition, situation or set of circumstances which is reasonably expected to result in any Liability, other than (i) Liabilities incurred after the SPAC Accounts Date in the Ordinary Course or other Liabilities that individually and in the aggregate are immaterial, (ii) Liabilities reflected, or reserved against, in the SPAC Financial Statements or (iii) as set forth in Section 4.7(c) of the SPAC Disclosure Letter.

(d) Since the SPAC Accounts Date, to the knowledge of SPAC, (i) none of the SPAC’s directors has been made aware in writing of (x) any fraud that involves SPAC’s management who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (y) any allegation, assertion or claim that SPAC has engaged in any material questionable accounting or auditing practices which violate applicable Laws, and (ii) no attorney representing SPAC, whether or not employed by SPAC, has reported a material violation of securities Laws, breach of fiduciary duty or similar material violation by SPAC to the SPAC Board or any committee thereof or to any director or officer of SPAC.

Section 4.8 Absence of Changes. Since the SPAC Accounts Date, (i) to the date of this Agreement SPAC has operated its business in the Ordinary Course, and (ii) there has not been any SPAC Material Adverse Effect.

Section 4.9 Actions. (a) There is no Action pending or, to the knowledge of SPAC, threatened in writing against or affecting SPAC, and (b) there is no judgment or award unsatisfied against SPAC, nor is there any Governmental Order in effect and binding on SPAC or its assets or properties.

Section 4.10 Brokers. Except as set forth in Section 4.10 of the SPAC Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of SPAC or any of its Affiliates. SPAC has provided the Company with a true and complete copy of all contracts, agreements and arrangements, including engagement letters with such broker, finder or investment banker set forth on Section 4.10 of the SPAC Disclosure Letter.

Section 4.11 SEC Filings. SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing or furnishing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to such SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Filing. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 4.12 Trust Account. As of the date of this Agreement, SPAC has approximately $172,500,000 million in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of April 28, 2025, between SPAC and Lucky Lucko, Inc. d/b/a Efficiency, as trustee (in such capacity, the “Trustee”, and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (i) in respect of Deferred Underwriting Commission or (ii) SPAC Shareholders holding SPAC Ordinary Shares (prior to the Merger Effective Time) sold in SPAC’s IPO who shall have elected to redeem their SPAC Ordinary Shares (prior to the Merger Effective Time) pursuant to the SPAC Charter) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Permitted Withdrawals (as defined in the SPAC Charter), payment to SPAC Shareholders who have validly exercised their redemption rights, or otherwise pursuant to the SPAC Charter. There are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Charter shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Charter to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To the knowledge of SPAC, as of the date of this Agreement, following the Closing, no SPAC Shareholder is entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder has exercised his, her or its SPAC Shareholder Redemption Right. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article III and the compliance by each of the Company and the Merger Sub with its obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Surviving Company on the Closing Date.

Section 4.13 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

Section 4.14 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities related to SPAC’s IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Charter or as otherwise contemplated by the Transaction Documents and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b) Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) Except for (i) the Contracts disclosed in Section 4.14(c) of the SPAC Disclosure Letter, this Agreement and the other Transaction Documents to which it is party and the transactions contemplated hereby and thereby (including with respect to SPAC Transaction Expenses) and (ii) Contracts with the underwriters of SPAC’s IPO, SPAC is not party to any Contract with any other Person that would require payments by SPAC after the date hereof in excess of $200,000 in the aggregate.

Section 4.15 Nasdaq Quotation. SPAC Class A Ordinary Shares, public SPAC Warrants and SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “RAAQ”, “RAAQW” and “RAAQU”, respectively. SPAC is in compliance with the rules of Nasdaq and the rules and regulations of the SEC related to such listing and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Units or terminate the listing thereof on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Units under the Exchange Act except as contemplated by this Agreement.

Section 4.16 SPAC Related Parties. Except as disclosed in the SPAC SEC Filings, SPAC has not engaged in any transactions with Related Parties that would be required to be disclosed in the Proxy/Registration Statement.

Section 4.17 No Additional Representations and Warranties. Notwithstanding anything contained in this Agreement, each of SPAC and Sponsor has made its own investigation of the Company and its Subsidiaries. SPAC acknowledges and agrees that neither the Company nor any of its Affiliates or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company, LuxCo and the Merger Sub in Article III and Article V, as applicable, and any Transaction Document or certificate delivered by Company, LuxCo or Merger Sub pursuant to this Agreement (the “Definitive Company Representations”), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions, forecasts or other forward looking information, are not and will not be deemed to be representations or warranties of the Company, any of its Subsidiaries or Company Shareholders, and neither SPAC nor Sponsor is relying or have relied upon any of the foregoing (including the completeness or accuracy thereof). Notwithstanding anything to the contrary in this Agreement, claims against the Group Companies shall not be limited in any respect in the event of fraud.

Article V

REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND LUXCO

Merger Sub and LuxCo (together, the “Company Merger Subs”) hereby represent and warrant to SPAC as of the date of this Agreement as follows:

Section 5.1 Organization, Good Standing, Corporate Power and Qualification. Merger Sub is a limited liability company duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. LuxCo is a private limited liability company (société à responsabilité limitée) duly incorporated and validly existing under the Laws of Luxembourg.

Section 5.2 Capitalization and Voting Rights.

(a) Capitalization.

(i) As of the date of this Agreement, Merger Sub has issued an indivisible membership interest and the sole Member of Merger Sub owns 100 percent of the issued membership interests in Merger Sub (the “Merger Sub Share”). The Merger Sub Share (A) has been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly allotted and issued and credited as fully paid, (B) were, or will be, issued, in compliance with applicable Laws and the Organizational Documents of Merger Sub, and (C) were not, and will not be, issued in violation of, any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of Merger Sub, or any other Contract, in any such case to which Merger Sub is a party or otherwise bound.

(ii) As of the date of this Agreement, the share capital of LuxCo consists of $17,000, divided into 1,700,000 shares in registered form, having a nominal value of $0.01 each.

(b) No Other Securities. Except as set forth in Section 5.2(a) or as contemplated by this Agreement or the other Transaction Documents, there are no issued or outstanding shares of Merger Sub and there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of Merger Sub exercisable or exchangeable for shares of Merger Sub, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or of other Equity Securities of Merger Sub, or for the repurchase or redemption by the Merger Sub of shares or other Equity Securities of the Merger Sub or the value of which is determined by reference to shares or other Equity Securities of the Merger Sub, and there are no voting trusts, proxies or agreements of any kind which may obligate Merger Sub to issue, purchase, register for sale, redeem or otherwise acquire any shares or other Equity Securities of the Merger Sub.

(c) Neither Merger Sub nor LuxCo (except for LuxCo’s interest with respect to Merger Sub) owns or controls, directly or indirectly, any interest in any corporation, company, partnership, limited liability company, association or other business entity.

Section 5.3 Corporate Structure; Subsidiaries. Neither Merger Sub nor LuxCo are obligated to make any investment in or capital contribution to or on behalf of any other Person other than in connection with the Transactions.

Section 5.4 Authorization. Each Company Merger Sub has all requisite limited liability company power and authority to (a) enter into, execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be a party, and (b) consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. All limited liability company actions on the part of Merger Sub necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which Merger Sub is or will be a party and the performance of all its obligations thereunder (including any board or shareholder approval, as applicable) have been taken, subject to the filing of the Cayman Merger Filing Documents with the Cayman Registrar and the Certificate of Merger with the Delaware Secretary of State. This Agreement and the other Transaction Document to which Merger Sub is or will be a party is, or when executed by the other parties thereto, will constitute, valid and legally binding obligations of Merger Sub enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.5 Consents; No Conflicts. Assuming the representations and warranties in Article III and Article IV are true and correct, except (a) for the registration or filing with the Cayman Registrar, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions and (b) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not have a material adverse effect on the ability of either Company Merger Sub to consummate the Transactions, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of either Company Merger Sub, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect. The execution, delivery and performance of this Agreement and the other each Transaction Documents to which either Company Merger Sub is or will be a party does not, and the consummation by either Company Merger Sub of the transactions contemplated hereby and thereby will not, assuming the representations and warranties in Article III and Article IV are true and correct, and except for the matters referred to in clauses (a) through (b) of the immediately preceding sentence, (x) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of Merger Sub) or cancellation under, (i) any Governmental Order, (ii) any provision of the Organizational Documents of either Company Merger Sub, (iii) any applicable Law, (iv) any Contract to which either Company Merger Sub is a party or by which its assets are bound, or (y) result in the creation of any Encumbrance upon any of the properties or assets of either Company Merger Sub other than any restrictions under federal or state securities laws, this Agreement or the Organizational Documents of either Company Merger Sub, except in the case of sub-clauses (i), (iii), and (iv) of clause (x) or clause (y) above, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of either Company Merger Sub to consummate the Transactions.

Section 5.6 Actions. There is no Action pending or threatened in writing against any Company Merger Sub and there is no judgment or award unsatisfied against any Company Merger Sub, nor is there any Governmental Order in effect and binding on any Company Merger Sub or their assets or properties.

Section 5.7 Brokers. Except as set forth in Section 5.7 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any Company Merger Sub or any of their respective Affiliates.

Section 5.8 Business Activities. The Company Merger Subs were formed solely for the purpose of effecting the Transactions and have not engaged in any business activities or conducted any operations other than in connection with the Transactions and have no, and at all times prior to the Closing except as expressly contemplated by this Agreement, the Transaction Documents and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

Section 5.9 Entity Classification. Prior to the Closing Date, each of LuxCo and Merger Sub will have elected to be (or will be treated by default as) disregarded as an entity separate from the Company for U.S. federal income tax purposes and will not subsequently change such classification.

Section 5.10 No Additional Representations and Warranties. Notwithstanding anything contained in this Agreement, the Company Merger Subs have made their own investigation of the SPAC and the Sponsor. The Company Merger Subs acknowledge and agree that neither the SPAC nor any of its Affiliates or Representatives is making any representation or warranty whatsoever, express or implied, beyond the Definitive SPAC Representations, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the SPAC. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions, forecasts or other forward looking information, as well as any information, documents or other materials, that are disclosed in the SPAC Disclosure Letter or Made Available to the Company Merger Subs or their Affiliates or Representatives are not and will not be deemed to be representations or warranties of the SPAC, the Sponsor or the SPAC Shareholders, no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV, and the Company is not relying nor has relied upon any of the foregoing (including the completeness or accuracy thereof).

Section 5.11 Clarification. For the avoidance of doubt, each of Merger Sub and LuxCo provides the representations and warranties in this Article V only in relation to itself and not on behalf of the other.

Article VI
COVENANTS OF THE COMPANY AND ITS SUBSIDIARIES

Section 6.1 Conduct of Business. Except (i) as expressly contemplated or permitted by the Transaction Documents (including as expressly contemplated by the Company Capital Restructuring, any PIPE Investment (whether pursuant to subscription agreements in place as of the date of this Agreement or entered into after the date of this Agreement by the Company strictly in accordance with the terms of this Agreement), exercise of Aalto University Convertible Loans, Company Series B Warrants, Kreos Capital Warrants or Company Options), (ii) as required by applicable Laws or relevant Governmental Authorities, (iii) as set forth on Section 6.1 of the Company Disclosure Letter or (iv) as consented to by SPAC in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company (1) shall use commercially reasonable efforts to operate the business of the Company and its Subsidiaries in the Ordinary Course, (2) shall use commercially reasonable efforts to maintain and preserve intact the Company’s business organization, assets, properties and material business relationships (including those of the Company’s Subsidiaries) taken as a whole, and (3) shall not, and shall cause its Subsidiaries not to:

(a) (i) amend its Articles of Association or other Organizational Documents (whether by merger, consolidation, amalgamation or otherwise); or (ii) liquidate, dissolve, reorganize or otherwise wind-up its business and operations, or propose or adopt a plan of complete or partial liquidation or dissolution, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization (other than liquidation or dissolution of any dormant Subsidiary);

(b) incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness, or issue or sell any debt securities or rights to acquire debt securities, in any such case in a principal amount exceeding $500,000, except for borrowings or drawdowns disclosed in Section 6.1(b) of the Company Disclosure Letter or as otherwise required in order to consummate the Transactions;

(c) transfer, issue, sell, grant, pledge, create a security interest over, or otherwise dispose of (i) any of the Equity Securities of the Company or any of its Subsidiaries to a third party, or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations of the Company or any of its Subsidiaries to purchase or obtain any Equity Securities of the Company or any of its Subsidiaries to a third party, other than (A) the grant of awards under the ESOP in the Ordinary Course, (B) the issuance of Pre-Share Split Ordinary Shares upon the exercise of any Company Option outstanding on the date hereof, (C) the issuance of Pre-Share Split Shares upon the exercise of Aalto University Convertible Loans, (D) the issuance of Pre-Share Split Shares upon the exercise of Series B Warrants, (E) the issuance of Pre-Share Split Shares upon the exercise of Kreos Capital Warrants, (F) the issuance of Pre-Share Split Ordinary Shares upon conversion of Company Preferred Shares in accordance with the Company Articles of Association, (G) the issuance of Equity Securities by a Subsidiary of the Company (x) to the Company or a wholly owned Subsidiary of the Company, (H) the issuance of any Equity Securities of the Company pursuant to the PIPE Subscription Agreements or (I) the issuance of any Equity Securities of the Company as part of a potential dual listing on Nasdaq Helsinki Ltd;

(d) sell, lease, sublease, license, transfer, abandon, allow to lapse or dispose of any material property or assets (other than Intellectual Property Rights), in any single transaction or series of related transactions, other than (i) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company or its Subsidiaries in the Ordinary Course, (ii) transactions pursuant to Contracts entered into in the Ordinary Course, or (iii) transactions that do not exceed $200,000 individually and $500,000 in the aggregate;

(e) sell, assign, transfer, lease, license or sublicense, abandon, permit to lapse or otherwise dispose of or impose any Encumbrance (other than Permitted Encumbrances) upon any material Company Owned Intellectual Property, in each case, except for (i) non-exclusive licenses or non-material exclusive licenses under material Company Owned Intellectual Property granted in the Ordinary Course or (ii) the expiration of any Company Registered Intellectual Property at the end of its statutory term;

(f) disclose any material Trade Secrets or material confidential information other than pursuant to a written non-disclosure agreement or other non-disclosure obligation;

(g) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger, consolidation, combination or amalgamation, or contributions to capital, or loans or advances, in any such case, with a value or purchase price in excess of $200,000 individually and $500,000 in the aggregate;

(h) compromise, waive, release, assign, settle or offer or propose to compromise, waive, release, assign or settle any Action by any Governmental Authority or any other third party for an amount in excess of $200,000 individually and $500,000 in the aggregate, or that includes an admission of wrongdoing by, or imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on, any Group Company;

(i) (i) split, combine, subdivide, reclassify its Equity Securities, except for the Share Split or any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction, (ii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, except for the redemption of Equity Securities issued under the ESOP or as disclosed in Section 6.1(2)(i) of the Company Disclosure Letter, (iii) declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital other than dividends or distributions by any Subsidiary of the Company on a pro rata basis to its shareholders, or (iv) amend any term or alter any rights of any of its outstanding Equity Securities, except for amendments to Company Series B Warrants, Kreos Capital Warrants and the ESOP terms in accordance with Section 2.1(a)(iv);

(j) authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than (i) in the Ordinary Course, or (ii) any capital expenditures or obligations or liabilities in an amount not to exceed $300,000 individually and $1,000,000 in the aggregate;

(k) except in the Ordinary Course, (i) enter into any Key Material Contract, (ii) amend any Key Material Contract in any material respect, or (iii) transfer, terminate or waive any rights or entitlement of material value under any Key Material Contract;

(l) make any material change in its accounting principles or methods unless required by IFRS or applicable Laws;

(m) except in the Ordinary Course or as otherwise contemplated by this Agreement, (i) make, change or revoke any election in respect of material Taxes, (ii) adopt or change any material Tax accounting method, (iii) file any material amended Tax Return, (iv) enter into any material Tax “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Tax Law) with any Governmental Authority, (v) settle any income or other material Tax claim or assessment, (vi) surrender any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment (except where this would be in the benefit of the applicable Group Company to prevent a more adverse outcome), or (viii) knowingly fail to pay any material Tax that becomes due and payable (including estimated Tax payments) (other than Taxes being contested in good faith and for which adequate reserves have been established in the Audited Financial Statements in accordance with IFRS);

(n) except as required by any Benefit Plan as in effect on the date of this Agreement and set forth in Section 3.19 of the Company Disclosure Letter, (i) increase the compensation or benefits payable or provided, or to become payable or provided to, any current or former directors, officers or individual service providers of the Company or any of its Subsidiaries whose total annual compensation opportunity exceeds $125,000, except for bonus (including bonus opportunity) increases, base salary increases or in connection with any promotions, in each case in the Ordinary Course not exceeding $25,000 on an individual basis, (ii) except in the Ordinary Course, grant or announce any cash or equity or equity-based incentive awards, transaction bonuses, retention bonuses, or severance to any current or former directors, officers or individual service providers of the Company or any of its Subsidiaries, (iii) accelerate the time of payment, vesting or funding of any compensation or benefits under any material Benefit Plan due to any current or former directors, officers or individual service providers of the Company or any of its Subsidiaries, or (iv) hire, engage, terminate (other than for “cause”), furlough or temporary layoff any employee of the Company or any of its Subsidiaries whose total annual cash compensation exceeds $150,000;

(o) except as required by any Benefit Plan as in effect on the date of this Agreement and set forth in Section 3.19 of the Company Disclosure Letter, or as otherwise required by Law, amend, modify, or terminate any Benefit Plan or adopt or establish a new Benefit Plan (or any plan, program, agreement or other arrangement that would be a Benefit Plan if in effect as of the date of this Agreement), provided, that any changes to Benefit Plans in the Ordinary Course due to annual renewals are excepted from this section;

(p) unless required by Law or otherwise in the Ordinary Course, (i) negotiate, modify, extend, or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Group Companies;

(q) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(r) affirmatively waive or release any non-competition or non-solicitation obligation of any current or former directors, officers or individual service providers (whose total annual cash compensation exceeds $125,000) of the Company or any of its Subsidiaries;

(s) engage in new line of business; or

(t) enter into any agreement or otherwise make a commitment to do any of the foregoing (except to the extent that such an agreement or commitment would be permitted by a subsection of the foregoing subsections (a) through (s)).

For the avoidance of doubt, if any action taken or refrained from being taken by the Company or a Subsidiary is covered by a subsection of this Section 6.1 and not prohibited thereunder, the taking or not taking of such action shall be deemed not to be in violation of any other part of this Section 6.1.

Section 6.2 Access to Information. Upon reasonable prior written notice and subject to applicable Laws, from the date of this Agreement until the Merger Effective Time, the Company shall, and shall cause each of its Subsidiaries and each of its and its Subsidiaries’ officers, directors and employees to, and shall use its commercially reasonable efforts to cause its Representatives to, afford SPAC and its officers, directors, employees and Representatives, following reasonable notice from SPAC in accordance with this Section 6.2, in such manner as to not interfere with the normal business operation of the Company and its Subsidiaries, reasonable access during normal business hours to the officers, directors, employees, agents, Representatives, properties, offices and other facilities, books and records of each of it and its Subsidiaries, as shall be reasonably requested solely for purposes of and that are necessary for consummating the Transactions; provided, however, that in each case, the Company and its Subsidiaries shall not be required to disclose any document or information, or permit any inspection, that would, in the reasonable judgment of the Company or any of its Representatives, (a) result in the disclosure of any Trade Secrets of third parties or violate the terms of any confidentiality, non-disclosure or privacy provisions in any agreement with a third party, (b) result in a violation of applicable Laws, (c) waive the protection of any attorney-client work product or other applicable privilege, (d) require the disclosure of information or materials about the Company’s consideration or valuation of any alternative financings or transactions or (e) subject to Section 6.3, require the disclosure of communications regarding the identity of other Persons that, prior to the date of this Agreement, expressed an interest in acquiring the Company or any Company Acquisition Proposal; provided, that the Disclosing Party shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or waiver of any other privilege or trade secret protection. The Disclosing Party shall promptly advise the Recipient Party in such circumstances that the Disclosing Party or its Representatives is unable to comply with the Recipient Party’s requests for information pursuant to this Section 6.2. The Recipient Party agrees to be responsible for the reasonable and documented out-of-pocket expenses incurred by the Disclosing Party as a result of providing such access (which shall be treated as Transaction Expenses hereunder). All information and materials provided pursuant to this Agreement will be subject to the provisions of the NDA.

Section 6.3 Acquisition Proposals and Alternative Transactions. The Company shall, and shall cause its Subsidiaries, Affiliates and their respective Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted on or prior to the date hereof with respect to any proposal that constitutes or may be reasonably expected to constitute or lead to a Company Acquisition Proposal. During the Interim Period, the Company shall not, and it shall cause its Controlled Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with any third-party (including any Competing SPAC) with respect to a Company Acquisition Proposal; (b) furnish or disclose any non-public information to any third-party (including to any Competing SPAC) in connection with or that would reasonably be expected to lead to a Company Acquisition Proposal; (c) enter into any agreement, arrangement or understanding with any third party (including a Competing SPAC) regarding a Company Acquisition Proposal; (d) prepare or take any steps in connection with a public offering of any Equity Securities of the Company, any of its Subsidiaries, or a newly-formed holding company of the Company or such Subsidiaries or (e) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (x) notify SPAC promptly upon receipt by any Group Company of any inquiry, indication of interest, proposal or offer (written or oral) that constitutes, is related to, or could reasonably be expected to lead to, a Company Acquisition Proposal, and to describe the terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal), and (y) keep SPAC fully informed on a current basis of any modifications to such offer or information. Notwithstanding anything to the contrary in this Section 6.3, this Agreement shall not prevent the Company or the Company Board from preparing a potential dual listing of the Company on Nasdaq Helsinki Ltd.

Section 6.4 D&O Indemnification and Insurance.

(a) From and after the Closing, the Surviving Company and the Company shall jointly and severally indemnify and hold harmless each present and former director and officer of SPAC (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of SPAC) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that SPAC would have been permitted under applicable Laws and its Organizational Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Laws). Without limiting the foregoing, the Surviving Company and the Company shall (i) continue to provide indemnification and exoneration (including provisions relating to expense advancement) of SPAC’s former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the SPAC Charter (other than Article 47.2 of the Charter) in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify this provision in any respect that would materially and adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Closing, the Company shall maintain in effect directors’ and officers’ liability insurance (the “D&O Insurance”) covering those Persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage and with insurance carriers with the same or better credit rating, except that in no event shall the Company or the Surviving Company be required to pay an aggregate amount for such insurance in excess of 300% of the aggregate annual premium payable by SPAC for such insurance policy for the year ended December 31, 2026, as the case may be (the “Maximum Annual Premium”); provided, however, that (i) the Company may cause SPAC to extend coverage under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy (a “D&O Tail”) with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the Company shall, and shall cause the Surviving Company to, maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.4(b) shall be continued in respect of such claim until the final disposition thereof. If the Company or Surviving Company is unable to obtain the policies for an amount less than or equal to the Maximum Annual Premium, the Company or Surviving Company will instead obtain insurance with as much coverage as reasonably practicable for an annual premium equal to the Maximum Annual Premium. The costs of any D&O Insurance for the period after the Closing Date, and the cost of any D&O Tail to the extent in effect following the Closing Date, shall be borne by the Company and shall not be a SPAC Transaction Expense.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.4(c) shall survive the Closing indefinitely and shall be binding, jointly and severally, on the Surviving Company and the Company and all of their respective successors and assigns. In the event that the Surviving Company, the Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company or the Company, respectively, shall ensure that proper provision shall be made so that the successors and assigns of the Surviving Company or the Company, as the case may be, shall succeed to the obligations set forth in this Section 6.4(c).

(d) The provisions of Section 6.4(a) through Section 6.4(c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Surviving Company and the Company and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Organizational Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 6.5 Notice of Developments. During the Interim Period, the Company, LuxCo and Merger Sub shall promptly (and in any event prior to the Merger Effective Time) notify SPAC in writing, and SPAC shall promptly (and in any event prior to the Merger Effective Time) notify the Company, LuxCo and Merger Sub in writing, upon any of the Group Companies, the Merger Sub or SPAC, as applicable, becoming aware (awareness being determined with reference to the Company’s knowledge or the knowledge of SPAC, as the case may be): (i) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied or (ii) of any notice or other communication from any Governmental Authority which is reasonably likely to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 6.5 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, SPAC or the Company, as applicable. Notwithstanding anything to the contrary herein, any failure to give such notice pursuant to this Section 6.5 shall not give rise to any Liability of the Company or SPAC or be taken into account in determining whether the conditions in Article IX have been satisfied or give rise to any right of termination set forth in Article X.

Section 6.6 Financials.

(a) The Company shall use its reasonable best efforts to deliver to SPAC no later than the date set forth on Schedule 6.6(a) of the Company Disclosure Letter (the “Financials Delivery Date”), and the Company shall deliver as promptly as reasonably practicable following the date of this Agreement to SPAC, the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2025 and December 31, 2024, and the related audited consolidated statements of income and profit and loss, and cash flows for the year then ended, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof (the “Closing Financial Statements”). Upon delivery of the Closing Financial Statements, the representations and warranties set forth in Section 3.10 shall be deemed to apply to the Closing Financial Statements in the same manner as the Audited Financial Statements, mutatis mutandis, with the same force and effect as if included in Section 3.10 as of the date of this Agreement. The Company shall promptly prepare and deliver any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of income and profit and loss, and cash flows of the Company and its Subsidiaries as of and for a year-to-date period ended as of the end of any other different fiscal period (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal year), as applicable, that is required to be included in the Proxy/Registration Statement and any other filings to be made by SPAC or the Company with the SEC in connection with the Transactions.

(b) The Company and SPAC shall each use its reasonable best efforts (i) to assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, any of its Subsidiaries or SPAC, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by SPAC or the Company with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Laws or requested by the SEC in connection therewith.

Section 6.7 No Trading. The Company acknowledges and agrees that it is aware, and that its Controlled Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.

Section 6.8 Nasdaq Listing. The Company shall use its reasonable best efforts to (and SPAC shall reasonably cooperate in connection therewith): (i) submit an initial listing application to Nasdaq in connection with the Transactions; (ii) satisfy all applicable initial listing standards and requirements of Nasdaq and obtain Nasdaq’s approval of its initial listing application; and (iii) cause the Registrable Securities to be approved for listing on the Nasdaq, subject to official notice of issuance, and (iv) issue the Company Ordinary Shares underlying the Company ADSs constituting the Merger Consideration or issuable upon exercise of the Company Warrants in book-entry form in the systems of Euroclear Finland Oy, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Merger Effective Time.

Section 6.9 Post-Closing Directors and Officers of the Company. Subject to the terms of the Amended Company Articles of Association, the Company shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing, (a) the Company Board will consist of such number and composition of directors as shall be reasonably determined by the Company in consultation with SPAC; provided, that (i) SPAC shall have the right to designate one (1) director to the Company Board, and (ii) the SPAC and the Company shall agree on one (1) director to the Company Board with relevant semiconductor or quantum computing industry experience, in each case immediately following the Closing and (b) unless the Company is eligible for and elects to follow the home country practice in accordance with the relevant Nasdaq listing rules, the majority of directors shall satisfy the independence requirement and other qualifications for the applicable committee as required by applicable Laws or under the Nasdaq listing rules.

Article VII
COVENANTS OF SPAC

Section 7.1 Nasdaq Listing. During the Interim Period, SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on Nasdaq and maintain the listing of the SPAC Class A Ordinary Shares, the SPAC Warrants and the SPAC Units on Nasdaq. From the date hereof through the Closing, SPAC shall promptly notify the Company of any communications or correspondence from the Nasdaq with respect to any potential suspension of listing or delisting action contemplated or threatened by the Nasdaq. Prior to the Closing Date, SPAC shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Units to be delisted from Nasdaq and deregistered under the Exchange Act as soon as practicable following the Merger Effective Time.

Section 7.2 Conduct of Business. Except (i) as expressly contemplated by the Transaction Documents (including as contemplated by any PIPE Investment), (ii) as required by applicable Laws or relevant Governmental Authorities, (iii) as set forth on Section 7.2 of the SPAC Disclosure Letter or (iv) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC (1) shall operate its business in the Ordinary Course and (2) shall not:

(a) (i) seek any approval from SPAC Shareholders to change, modify or amend the Trust Agreement or the SPAC Charter, except as contemplated by the SPAC Transaction Proposals or (ii) change, modify or amend the Trust Agreement or its Organizational Documents (including but not limited to entering into any settlement, conciliation or similar Contract that would require any payment from the Trust Account), except as expressly contemplated by the SPAC Transaction Proposals;

(b) (i) declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, (ii) split, combine, subdivide, reclassify or amend any terms of its Equity Securities or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, other than a redemption of SPAC Class A Ordinary Shares in connection with the exercise of any SPAC Shareholder Redemption Right by any SPAC Shareholder or upon conversion of SPAC Class B Ordinary Shares in accordance with the SPAC Charter;

(c) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or any equity in, or by any other manner) or make any advance or loan to or investment in any other Person or be acquired by any other Person;

(d) except in the Ordinary Course or as otherwise contemplated by this Agreement, (i) make, change or revoke any election in respect of material Taxes, (ii) adopt or change any material Tax accounting method, (iii) file any material amended Tax Return, (iv) enter into any material Tax “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with any Governmental Authority, (v) settle any income or other material Tax claim or assessment, (vi) surrender any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, or (viii) knowingly fail to pay any material Tax that becomes due and payable (including estimated Tax payments) (other than Taxes being contested in good faith and for which adequate reserves have been established in the SPAC Financial Statements in accordance with IFRS);

(e) (i) enter into, renew or amend in any material respect, any transaction or material Contract, except for material Contracts entered into in the Ordinary Course, (ii) extend, transfer, terminate or waive any right or entitlement of material value under any material Contract, in a manner that is materially adverse to the SPAC, (iii) enter into any settlement, conciliation or similar Contract that would impose non-monetary obligations of SPAC or any of its Affiliates (or the Company or any of its Subsidiaries after the Closing); provided, however, that notwithstanding anything to the contrary contained in this Agreement, even if done in the Ordinary Course, SPAC shall not enter into, renew or amend in any respect, any transaction or Contract involving an Affiliate or Related Party of SPAC, Sponsor or any Affiliate of Sponsor, except as expressly provided in the Transaction Documents;

(f) incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness, or issue or sell any debt securities or options, warrants, rights or conversion or other rights to acquire debt securities, or other material Liability, in any case in a principal amount or amount, as applicable, other than (i) Indebtedness or other Liabilities expressly set out in Section 7.2(f) of the SPAC Disclosure Letter, or (ii) Liabilities that qualify as SPAC Transaction Expenses;

(g) make any change in its accounting principles or methods unless required by GAAP or applicable Laws;

(h) (i) issue any Equity Securities, other than the issuance of Equity Securities of SPAC pursuant to this Agreement or any other Transaction Documents, or the issuance of SPAC Class A Ordinary Shares upon conversion of SPAC Class B Ordinary Shares in accordance with the SPAC Charter or (ii) grant any options, warrants, rights of conversion or other equity-based awards or phantom equity;

(i) settle or agree to settle any Action before any Governmental Authority or any other third party or that imposes injunctive or other non-monetary relief on SPAC;

(j) form any Subsidiary;

(k) liquidate, dissolve, reorganize or otherwise wind-up the business and operations of SPAC or propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization of SPAC;

(l) amend, modify or waive any terms or rights set forth in any SPAC Warrant, including any amendment, modification or reduction of the exercise price of any SPAC Warrant; or

(m) enter into any agreement or otherwise make any commitment to do any action prohibited under this Section 7.2.

Section 7.3 Access to Information. Upon reasonable prior written notice and subject to applicable Laws, from the date of this Agreement until the Merger Effective Time, the SPAC shall, and shall cause, SPAC Insiders and each of its Affiliates and each of its and its Affiliates’ officers, directors and employees to, and shall use its commercially reasonable efforts to cause its Representatives to, afford the Company and its officers, directors, employees and Representatives, following reasonable notice from the Company in accordance with this Section 7.3, in such manner as to not interfere with the normal business operation of the SPAC, reasonable access during normal business hours to the officers, directors, employees, agents, Representatives, properties, offices and other facilities, books and records of each of it and its Affiliates, as shall be reasonably requested solely for purposes of and that are necessary for consummating the Transactions; provided, however, that in each case, the SPAC and its Affiliates shall not be required to disclose any document or information, or permit any inspection, that would, in the reasonable judgment of the SPAC or any of its Representatives, (a) result in the disclosure of any Trade Secrets (including Trade Secrets of third parties) or violate the terms of any confidentiality, non-disclosure or privacy provisions in any agreement with a third party, (b) result in a violation of applicable Laws, (c) waive the protection of any attorney-client work product or other applicable privilege or (d) require the disclosure of information or materials about the Company’s consideration or valuation of any alternative financings or transactions; provided, that the Disclosing Party shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or waiver of any other privilege or trade secret protection. The Disclosing Party shall promptly advise the Recipient Party in such circumstances that the Disclosing Party or its Representatives is unable to comply with the Recipient Party’s requests for information pursuant to this Section 7.3. The Recipient Party agrees to be responsible for the reasonable and documented out-of-pocket expenses incurred by the Disclosing Party as a result of providing such access (which shall be treated as Transaction Expenses hereunder). All information and materials provided pursuant to this Agreement will be subject to the provisions of the NDA.

Section 7.4 Acquisition Proposals and Alternative Transactions. During the Interim Period, SPAC shall not, and it shall cause its Controlled Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (b) furnish or disclose any non-public information to any person or entity in connection with or that could reasonably be expected to lead to a SPAC Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a SPAC Acquisition Proposal; or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. SPAC agrees to (x) notify the Company promptly upon receipt of any SPAC Acquisition Proposal by SPAC, and to describe the terms and conditions of any such SPAC Acquisition Proposal in reasonable detail (including the identity of the Persons making such SPAC Acquisition Proposal), and (y) keep the Company fully informed on a current basis of any modifications to such offer or information.

Section 7.5 Public Filings of SPAC. From the date of this Agreement through the Closing, SPAC will use reasonable best efforts to keep current and accurately and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws. As promptly as practicable after the execution of this Agreement, SPAC shall prepare and file a Current Report on Form 8-K under the Exchange Act to disclose the execution of this Agreement (the form and substance of which shall have been approved by the Company prior to the execution of this Agreement).

Section 7.6 Section 16 Matters. Prior to the Closing Date, SPAC shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of SPAC Class A Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to the Company, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.7 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee, (a) SPAC shall make all appropriate arrangements to cause the Trustee to pay as and when due all amounts, if any, payable to the public SPAC Shareholders pursuant to the SPAC Shareholder Redemptions prior to the Closing in accordance with the terms of the Trust Agreement, (b) at the Closing, SPAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay the Deferred Underwriting Commission and (B) immediately thereafter, distribute all remaining amounts then available in the Trust Account to account(s) designated by the SPAC (or its successor, as applicable) in accordance with the Trust Agreement, and (c) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.8 Qualification as an Emerging Growth Company. During the Interim Period, SPAC shall: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause SPAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 7.9 Resignations. Prior to the Closing, all of the directors and officers of SPAC shall have executed written resignations effective as of the Closing in form and substance satisfactory to each Party.

Article VIII
JOINT COVENANTS

Section 8.1 Regulatory Approvals; Other Filings.

(a) Each of the Company, SPAC and Merger Sub shall use their reasonable best efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions, or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, SPAC and Merger Sub shall use reasonable best efforts to obtain the necessary Regulatory Approvals, or cause the expiration or termination of the waiting, notice or review periods required for any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement.

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, SPAC and Merger Sub shall (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters; provided that, nothing in this Section 8.1(b) obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. To the extent not prohibited by Law, the Company and Merger Sub shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any material, substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed material, substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of SPAC, the Company or the Merger Sub shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the prior written consent of the other parties hereto; provided, further, that none of the Company, the Merger Sub or SPAC shall enter into any agreement with any Governmental Authority with respect to the Transactions which (a) as a result of its terms materially delays the consummation of, or prohibits, the Transactions or (b) adds any condition to the consummation of the Transactions, in any such case, unless otherwise required by applicable Laws and with the prior written consent of the other parties hereto. To the extent not prohibited by Law, the Company and the Merger Sub agree to provide SPAC and its counsel, and SPAC agrees to provide to the Company and its counsel, the opportunity, to the extent practical, on reasonable advance notice, to participate in any material substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, SPAC and the Merger Sub agrees to make all filings, to provide all information required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege. The Company and SPAC shall jointly devise and implement the strategy for obtaining any necessary clearance or approval, for responding to any request, inquiry, or investigation, for electing whether to defend, and, if so, defending any lawsuit challenging the Transactions, and for all meetings and communications with any Governmental Authority concerning the Transactions.

Section 8.2 Preparation of Proxy/Registration Statement; SPAC Shareholders’ Meeting and Approvals.

(a) Proxy/Registration Statement.

(i) As promptly as reasonably practicable after the execution of this Agreement, SPAC, the Merger Sub and the Company shall prepare, and the Company shall file with the SEC, the Registration Statement (as amended or supplemented from time to time, and including the Proxy Statement, the “Proxy/Registration Statement”) relating to (x) the SPAC Shareholders’ Meeting to approve and adopt the SPAC Transaction Proposals and (y) the registration under the Securities Act of the Registrable Securities and the registration under the Securities Act of the reoffer and sale of the Registrable Securities held by the Sponsor. SPAC, the Merger Sub and the Company each shall use their reasonable best efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company and SPAC shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Merger Consideration and Company Warrants pursuant to this Agreement. Each of the Company, SPAC and the Merger Sub also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information, respectively, concerning SPAC and the Company, its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC shall, and shall use reasonable best efforts to, within five (5) Business Days of such finalization and effectiveness, mail the Proxy/Registration Statement to the SPAC Shareholders. Each of SPAC, the Merger Sub and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested by any of them or any Governmental Authority in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of SPAC, the Merger Sub, the Company or their respective Affiliates to any Governmental Authority (including Nasdaq) in connection with the Transactions.

(ii) Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by SPAC and the Company. The Company will advise SPAC, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Merger Consideration and Company Warrants to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide SPAC a reasonable opportunity to provide comments and amendments to any such filing. SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(iii) If, at any time prior to the Merger Effective Time, any event or circumstance relating to SPAC or its officers or directors, should be discovered by SPAC which is required to be set forth in an amendment or a supplement to the Proxy/Registration Statement so that the Proxy/Registration Statement would not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, SPAC shall promptly inform the Company. If, at any time prior to the Merger Effective Time, any event or circumstance relating to the Company, any of its Subsidiaries (including the Merger Sub) or their respective officers or directors, should be discovered by the Company which is required to be set forth in an amendment or a supplement to the Proxy/Registration Statement so that the Proxy/Registration Statement would not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly inform SPAC. Thereafter, SPAC, the Merger Sub and the Company shall promptly cooperate in the preparation and filing of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information, and SPAC and the Company shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Shareholders.

(b) SPAC Shareholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, convene and hold a meeting of the SPAC Shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) in accordance with the SPAC Charter and applicable Law to be held as promptly as reasonably practicable and, unless otherwise agreed by SPAC and the Company in writing, in any event not more than thirty (30) days following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the SPAC Transaction Proposals and obtaining the SPAC Shareholders’ Approval (including, if necessary, the approval of any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of the SPAC Transaction Proposals), providing SPAC Shareholders with the opportunity to elect to exercise their SPAC Shareholder Redemption Right and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its reasonable best efforts (A) to solicit from its shareholders proxies in favor of the adoption of the SPAC Transaction Proposals, including the SPAC Shareholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Shareholders’ Approval and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Laws, Nasdaq rules and the SPAC Charter. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Shareholders’ Meeting prior to determining such dates and (y) shall not adjourn or postpone the SPAC Shareholders’ Meeting without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC shall adjourn or postpone (as applicable) the SPAC Shareholders’ Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC or the Company reasonably determines (following consultation with the Company or SPAC, respectively, except with respect to any Company Acquisition Proposal) is necessary to comply with applicable Laws, is provided to the SPAC Shareholders in advance of a vote on the adoption of the SPAC Transaction Proposals, (2) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, there are insufficient SPAC Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Shareholders’ Meeting, (3) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, adjournment or postponement of the SPAC Shareholders’ Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Shareholders’ Approval, (4) in order to seek withdrawals from SPAC Shareholders who have exercised their SPAC Shareholder Redemption Right if a number of SPAC Shares have been elected to be redeemed such that SPAC reasonably expects that the condition set forth in Section 9.3(d) will not be satisfied at the Closing or (5) to comply with applicable Law; provided, further, however, that without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), SPAC shall not adjourn or postpone on more than two (2) occasions and so long as the date of the SPAC Shareholders’ Meeting is not adjourned or postponed more than an aggregate of fifteen (15) consecutive days.

(ii) The Proxy/Registration Statement shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Shareholders vote in favor of the SPAC Transaction Proposals at the SPAC Shareholders’ Meeting (such statement, the “SPAC Board Recommendation”).

(c) Company Shareholders’ Approval.

(i) (A) Promptly following the execution of this Agreement, and in no event later than thirty (30) calendar days after the date hereof, the Company shall solicit the Company Shareholders’ Approval in the form of an irrevocable unanimous written consent (the “Unanimous Written Consent”) of all the Company Shareholders, or (B) in the event the Unanimous Written Consent is not obtained by the Company within sixty (60) calendar days after the date hereof, the Company shall establish a record date for, duly call and give notice of a meeting of the Company Shareholders (as may be adjourned or postponed from time to time, the “Company Shareholders’ Meeting”) by April 30, 2026 in accordance with the Company Articles of Association and applicable Law for the purpose of voting on the Company Transaction Proposals and obtaining the Company Shareholders’ Approval and such other matters as may be mutually agreed by SPAC and the Company (including the approval of any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of the Company Transaction Proposals). The Company (x) shall consult with SPAC regarding the record date and the date of the Company Shareholders’ Meeting prior to determining such dates and (y) shall not adjourn or postpone the Company Shareholders’ Meeting without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Company shall adjourn or postpone the Company Shareholders’ Meeting (1) if, as of the time that the Company Shareholders’ Meeting is originally scheduled, there are insufficient Pre-Share Split Shares including a majority of the Series B Preferred Shares and more than seventy-five percent (75%) of the Company Preferred Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting, (2) if, as of the time that the Company Shareholders’ Meeting is originally scheduled, adjournment or postponement of the Company Shareholders’ Meeting is necessary to enable the Company to solicit additional proxies required to obtain Company Shareholders’ Approval, or (3) to comply with applicable Law; provided, further, however, that without the prior written consent of SPAC (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not adjourn or postpone on more than two (2) occasions and so long as the date of the Company Shareholders’ Meeting is not adjourned or postponed more than an aggregate of fifteen (15) consecutive days.

(ii) In connection with each of the Unanimous Written Consent and the Company Shareholders’ Meeting, the Company shall send materials to the Company Shareholders which shall seek the Company Shareholders’ Approval and shall include in all such materials it sends to the Company Shareholders in connection with the Unanimous Written Consent and the Company Shareholders’ Meeting a statement to the effect that the Company Board has recommended that the Company Shareholders vote in favor of granting the Company Shareholders’ Approval (such statement, the “Company Board Recommendation”), and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation.

(d) Information Supplied.

(i) The information supplied or to be supplied by the Group Companies, their Affiliates or their respective Representatives in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of any of the Group Companies or their respective Affiliates or Representatives. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(ii) The information supplied or to be supplied by SPAC, its Affiliates or their respective Representatives in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of any of the Group Companies or their respective Affiliates or Representatives. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 8.3 Support of Transaction. Without limiting any covenant contained in Article VI, or Article VII (a) the Company shall, and shall cause its Subsidiaries (including Merger Sub) to, and (b) SPAC shall, (i) use reasonable best efforts to obtain all material consents and approvals of third parties that the Company and any of its Subsidiaries or SPAC, as applicable, are required to obtain in order to consummate the Transactions, and (ii) use reasonable best efforts to take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, including this Article VIII, shall require the Company, any of its Subsidiaries or SPAC or any of their respective Affiliates to (A) commence or threaten to commence, pursue or defend against any Action, whether judicial or administrative, (B) seek to have any stay or Governmental Order vacated or reversed, (C) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Company or any of its Subsidiaries or SPAC, (D) take or commit to take actions that limit the freedom of action of the Company, any of its Subsidiaries or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Company, any of its Subsidiaries or SPAC or (E) grant any financial, legal or other accommodation to any other Person, including agreeing to change any of the terms of the Transactions.

Section 8.4 Employee Matters.

(a) Equity Plan. Prior to the Closing Date, the Company shall approve and adopt a new equity incentive plan (the “LTIP”), based on the terms and conditions as reasonably mutually agreed upon between SPAC and the Company (provided neither Party will unreasonably withhold, condition or delay its agreement) to be effective upon and following the Closing, with the number of Company Ordinary Shares allocated under the LTIP equal to up to fifteen percent (15%) of the total number of the Company Ordinary Shares outstanding immediately following the Closing (on a fully-diluted basis assuming the conversion of all securities convertible into Company Ordinary Shares). As soon as practicable following the Closing, the Company shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Company Ordinary Shares issuable under the LTIP. Notwithstanding this Section 8.4(a), if the Company reasonably determines that it would be beneficial to any recipient to grant options pursuant to the LTIP to such recipient prior to the Closing Date (but contingent on the Closing occurring), the parties will discuss in good faith the possibility of doing so and, if the Company reasonably determines to do so, will cooperate in good faith and use their reasonable best efforts to do so.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, all provisions contained in this Section 8.4(b) are included for the sole benefit of SPAC and the Company, and nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 8.5 Tax Matters.

(a) Each of SPAC (prior to the Merger Effective Time), Merger Sub, and the Group Companies shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to cooperate, as and to the extent reasonably requested in writing by each other, in connection with the filing of relevant Tax Returns and the defense of relevant Tax audits or other similar proceedings. Such cooperation shall include retaining and (upon reasonable request) providing (with the right to make copies) records and information reasonably relevant to any such Tax Returns or Tax audits or other similar proceedings, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and, to the extent applicable, upon request of a SPAC Shareholder (at such SPAC Shareholder’s sole cost and expense), using commercially reasonable efforts to (i) determine SPAC’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code (a “PFIC”) for the taxable year that includes the date hereof and, if different, the Closing Date, (ii) if the Parties determine that SPAC was a PFIC for any such taxable year, provide a PFIC Annual Information Statement (as described in Treasury Regulations Section 1.1295-1(g)) with respect to SPAC to enable SPAC Shareholders to make and maintain a “Qualified Electing Fund” election under Section 1295 of the Code and the Treasury Regulations promulgated thereunder with respect to SPAC and (iii) provide such information as needed to enable SPAC Shareholders to report their allocable share of “subpart F” income under Section 951 of the Code and “global intangible low-taxed income” under Section 951A of the Code for the taxable year that includes the date hereof and, if different, the Closing Date, if and as applicable to SPAC Shareholders and with respect to SPAC. Notwithstanding the foregoing, none of Merger Sub, LuxCo or any Group Company shall be required to provide any information (A) that is reasonably deemed confidential or that is (or will be prior to the time reasonably needed for any Tax Return) publicly available or otherwise available to the SPAC or its direct and indirect security holders or (B) without the recipient (on behalf of itself and its direct or indirect owners, as applicable) acknowledging and agreeing (in writing) that all information is being provided on a ‘non-reliance basis’ and that such recipient shall have no claims against the Group Companies, LuxCo, Merger Sub, and their respective Affiliates and agents for any damages (including Tax liabilities) arising from the determinations made and information provided pursuant to this Section 8.5(a), it being understood that (x) such persons shall rely on their own Tax advisors, and shall not rely on any of the Parties or their respective Affiliates or advisors, for any Tax advice and (y) no information made available shall be construed as any representation by any of the Parties or their respective Affiliates or advisors with respect to the Tax treatment of the Transactions or status of the Company as a PFIC or controlled foreign corporation within the meaning of Section 957 of the Code.

(b) All Transfer Taxes will be borne by the party responsible therefor under applicable Law.

(c) All Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than a Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) to which SPAC is a party shall be terminated prior to the date hereof.

(d) For U.S. federal income tax purposes, the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a).

(e) The Company may propose amendments to the terms of this Agreement that the Company believes could reasonably facilitate the qualification of the Transactions as tax-deferred transactions, without adversely affecting the rights and commercial position of SPAC, the Company, and their respective shareholders. In that case, SPAC shall consider in good faith the proposed amendments and, if it determines in good faith that they would not result in unreasonable delay to Closing and would not adversely affect the rights or commercial position of SPAC, the Company, and their respective shareholders, the parties shall use reasonable best efforts to effect any such amendments.

(f) It is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and each Party shall (if required to make any U.S. Tax Return filing) file all United States federal (and applicable U.S. state and local) Tax Returns consistent with, and take no position inconsistent with such treatment (whether in audits, Tax Returns or otherwise) unless otherwise required pursuant to applicable Law. Each Party will, and will cause its Affiliates to, use commercially reasonable efforts to avoid taking any action (other than any action contemplated by the Transaction Documents) that to the knowledge of such Party would be reasonably expected to cause the Merger to fail to so qualify. Notwithstanding the foregoing or anything to the contrary set forth herein, none of SPAC or the Group Companies, LuxCo or Merger Sub make any representation regarding whether the Merger will qualify for any potential tax treatment, including as a “reorganization”, tax-deferred transaction, or similar transaction under any applicable Tax laws, including without limitation Section 368 of the Code.

Section 8.6 Shareholder Litigation. The Company shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, of any Action commenced (or to the Company’s knowledge or the knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors or officers by any Company Shareholder or SPAC Shareholder relating to this Agreement, the Merger or any of the other Transactions (any such Action, “Shareholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Shareholder Litigation. Other than with respect to any Shareholder Litigation where the parties identified in this sentence are adverse to each other or in the context of any Shareholder Litigation related to or arising out of a Company Acquisition Proposal or a SPAC Acquisition Proposal, (a) the Company shall give SPAC, at its own cost and expense (which, for avoidance of doubt, will be included in SPAC Transaction Expenses), a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of SPAC in connection therewith) brought against the Company, any of their respective Subsidiaries or any of their respective directors or officers and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (b) SPAC shall give the Company, at its own cost and expense, a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of the Company in connection therewith) brought against SPAC or any of its directors or officers, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.7 PIPE Financing. SPAC and the Company shall, and shall cause their respective Affiliates to, use reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable (a) to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements substantially concurrently with the Closing on the terms described therein, and (b) to satisfy on a timely basis all conditions and covenants applicable to the Company and SPAC, respectively, in the PIPE Subscription Agreements and otherwise comply with its obligations thereunder and to enforce the rights of the Company and SPAC under the PIPE Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) the Company the applicable purchase price under each PIPE Investor’s applicable PIPE Subscription Agreement in accordance with its terms. As promptly as practicable after a Party acquires knowledge thereof, such Party shall give the other Parties written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any PIPE Subscription Agreement; (ii) of the receipt of any written notice or other written communication from any party to any PIPE Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any PIPE Subscription Agreement or any provisions of any PIPE Subscription Agreement; or (iii) if such Party does not expect to receive all or any portion of the PIPE Investment on the terms, in the manner or from the sources contemplated by the PIPE Subscription Agreements. The Company may amend, modify or waive the PIPE Subscription Agreements in its reasonable discretion, except to the extent that any such amendment, modification or waiver would (A) increase conditionality of the relevant subscriber; (B) decrease any subscription amount under any PIPE Subscription Agreement or reduce or impair the rights of the SPAC under any PIPE Subscription Agreement; or (C) modify (including any consent to terminate), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such PIPE Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Company Ordinary Shares, ADSs or other Equity Securities of the Company. From the date hereof until the Closing Date, SPAC and the Company shall, and shall cause their respective financial advisors and legal counsels to, keep each other and their respective financial advisors and legal counsels reasonably informed with respect to the PIPE Investment.

Section 8.8 Company Capital Restructuring. The Company shall prior to the Closing, take all actions reasonably necessary to effect the Company Capital Restructuring in accordance with this Agreement and shall provide reasonably satisfactory evidence thereof to the other parties. The Company shall provide drafts of all documents related to the Company Capital Restructuring (the “Restructuring Documents”) for SPAC’s review and comment prior to entering into such document (and shall use reasonable best efforts to do so at least five (5) Business Days in advance). The Company may not, without the consent of SPAC, amend or supplement the steps, transactions and filings to be completed in connection with the Company Capital Restructuring. The Company Capital Restructuring will be completed at the sole cost of the Company.

Section 8.9 EU Securities Regulation. During the Interim Period, the Parties shall not make any offer of securities in the European Economic Area in connection with the Transactions other than as may be required to satisfy the free float requirements in connection with a potential dual listing of the Company on Nasdaq Helsinki Ltd or in accordance with the provisions of the Prospectus Regulation providing for an exemption from the obligation to publish a prospectus. In the event that the Parties, following consultation with their respective counsel, determine that a prospectus or a prospectus exemption document (as applicable) may be required to be published in accordance with the provisions of the Prospectus Regulation, each Party shall use its reasonable best efforts to take such actions and do such things that such Party (after consultation with counsel) deems reasonably necessary or desirable, including the delivery or execution of any documents or instruments reasonably required or desirable in order for the Company to publish a prospectus or be exempted from the obligation to publish a prospectus or a prospectus exemption document (as applicable) under the Prospectus Regulation. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to cooperate with each other in good faith in taking any actions or preparing or delivering any documents or instruments pursuant to the preceding sentence and to furnish the others with such information concerning it and its Affiliates as the providing Party (after consulting with counsel) may deem reasonably necessary or advisable in connection the foregoing.

Section 8.10 Termination of Shareholders’ Agreements. Prior to the Closing, the Company shall take all actions necessary to terminate, effective as of and contingent upon the occurrence of the Closing, the Company Shareholders’ Agreements without any further liability or continuing obligation of, or restriction on the Company or any of its Affiliates, other than those obligations that expressly survive pursuant to the terms of the Company Shareholders’ Agreements.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of the Parties. The obligations of each Party to consummate, or cause to be consummated, the Transactions to occur at the Closing, are each subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the party or parties whose obligations are conditioned thereupon:

(a) The SPAC Shareholders’ Approval shall have been obtained, and shall have not been withdrawn, revoked, varied or become invalid;

(b) The Company Shareholders’ Approval shall have been obtained, and shall have not been withdrawn, revoked, varied or become invalid;

(c) The Merger Sub Shareholder Approval shall have not been withdrawn, revoked, varied or become invalid;

(d) The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(e) The Company’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, the Company shall satisfy any applicable initial and continuing listing requirements of Nasdaq, including the applicable public float requirements under Nasdaq listing rules, and the Company shall not have received any notice of non-compliance therewith, and (ii) the Company Ordinary Shares in the form of Company ADSs constituting the Merger Consideration to be issued in connection with the Transactions shall have been conditionally approved for listing on Nasdaq, subject to official notice of issuance; and

(f) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial, and all Regulatory Approvals required in connection with the Transactions have been obtained from or waived by the relevant Governmental Authority.

Section 9.2 Conditions to Obligations of SPAC at Closing. The obligations of SPAC to consummate, or cause to be consummated, the Transactions to occur at the Closing are subject to the satisfaction of the following additional conditions as of the Closing Date, any one or more of which may be waived in writing by SPAC:

(a) The representations and warranties contained in Section 3.1 (Organization and Qualification), Section 3.2 (Subsidiaries), Section 3.3(c) (Capitalization of the Company), Section 3.4(a) (Capitalization of the Subsidiaries), Section 3.5 (Authorization), Section 3.11 (No Company Material Adverse Effect) and Section 3.20 (Brokers) (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) shall be true and correct in all material respects as of the Closing Date as if made at the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date). The representations contained in Section 3.3(a), Section 3.3(b) and Section 3.3(d) (Capitalization of the Company) shall each be true and correct in all material respects as of the Closing Date as if made at the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date). Each of the other representations and warranties of the Company, LuxCo and the Merger Sub contained in this Agreement (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) shall be true and correct as of the Closing Date as if made at the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b) Each of the obligations and covenants of the Company, LuxCo and the Merger Sub as set forth in this Agreement and to be performed as of or prior to the Closing Date shall have been performed in all material respects, unless the applicable obligation has a materiality qualifier or similar qualification or exception in which case it shall have been duly performed in all respects; and

(c) There shall have not been a Company Material Adverse Effect following the date of this Agreement that is continuing and uncured.

Section 9.3 Conditions to Obligations of the Company, LuxCo and the Merger Sub at Closing. The obligations of the Company, LuxCo and the Merger Sub to consummate, or cause to be consummated, the Transactions to occur at the Closing, are subject to the satisfaction of the following additional conditions as of the Closing Date, any one or more of which may be waived in writing by the Company:

(a) The representations and warranties contained in the first three sentences of Section 4.1 (Organization, Good Standing, Corporate Power and Qualification), Section 4.4 (Authorization) and Section 4.10 (Brokers) (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) shall be true and correct in all material respects as of the Closing Date as if made at the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date). The representations contained in Section 4.2 (Capitalization) shall each be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date and time. Each of the other representations and warranties of SPAC contained in this Agreement (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) shall be true and correct as of the Closing Date as if made at the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect;

(b) Each of the obligations and covenants of SPAC as set forth in this Agreement and to be performed as of or prior to the Closing Date shall have been performed in all material respects, unless the applicable obligation has a materiality qualifier or similar qualification or exception in which case it shall have been duly performed in all respects;

(c) There shall have not been a SPAC Material Adverse Effect following the date of this Agreement that is continuing and uncured; and

(d) The Aggregate Transaction Proceeds shall be equal to or greater than $150,000,000.

Section 9.4 Frustration of Conditions. None of SPAC, the Merger Sub or the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to comply in all material respects with its obligations under Section 8.3.

Article X
TERMINATION/EFFECTIVENESS

Section 10.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Merger Effective Time:

(a) by mutual written consent of the Company and SPAC;

(b) by written notice from the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from the Company to SPAC if the SPAC Board or any committee thereof has withheld, withdrawn, qualified, amended or modified, or publicly proposed or resolved to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation;

(d) by written notice from the Company or SPAC to the other if the SPAC Shareholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement;

(e) by written notice from SPAC to the Company if there is any breach of any representation, warranty, covenant or agreement on the part of the Company or the Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.2 would not be satisfied at the relevant Closing Date (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or such Merger Sub then, for a period of up to thirty (30) days after receipt by the Company of written notice from SPAC of such breach, such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within such 30-day period, provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement that would cause the conditions specified in Section 9.3(a) or Section 9.3(b) not to be satisfied at the Closing;

(f) by written notice from the Company to SPAC if there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 9.3 would not be satisfied at the relevant Closing Date (a “Terminating SPAC Breach”), except that if any such Terminating SPAC Breach is curable by SPAC then, for a period of up to thirty (30) days after receipt by SPAC of written notice from the Company of such breach, such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within such 30-day period, provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(f) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement that would cause the conditions specified in Section 9.2(a) or Section 9.2(b) not to be satisfied at the Closing;

(g) by written notice from SPAC or the Company to the other, if the Transactions shall not have been consummated on or prior to the date that is one hundred eighty (180) days following the date of this Agreement (such date, the “Outside Date”); provided, that if the Closing Financial Statements have not been delivered by the Company to SPAC on or before the Financials Delivery Date, the Outside Date shall be automatically extended up to a maximum of one hundred twenty (120) additional days, for each day that elapses between the Financials Delivery Date and the date the Closing Financial Statements are delivered; provided that the right to terminate this Agreement pursuant to this Section 10.1(g) will not be available to any party whose breach of any provision of this Agreement primarily caused or resulted in the failure of the Transactions to be consummated by such time; provided, further, that the Outside Date may be extended to a later date by mutual written consent of the Company and SPAC, in which case such later date shall be deemed the “Outside Date”;

(h) by written notice from SPAC to the Company if the Company Shareholders’ Approval has not been obtained on or before the date that is two (2) Business Days following the date of the Company Shareholders’ Meeting; or

(i) by written notice from SPAC to the Company, if the Closing Financial Statements have not been delivered by the Company to SPAC on or before the Financials Delivery Date (the “Financial Statement Delivery Failure”), provided that such termination right shall become effective only if the Financial Statement Delivery Failure is not cured within the 30-day period after receipt by the Company of written notice from SPAC of such Financial Statement Delivery Failure, and SPAC shall have the right to terminate this Agreement at any time after such 30-day period until the Company’s delivery of the Closing Financial Statement to SPAC, provided further that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.1(i) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement that would cause the conditions specified in Section 9.3(a) or Section 9.3(b) not to be satisfied at the Closing.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the NDA and the agreements contained in this Section 10.2 and Article XI of this Agreement (the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in any of the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its Willful Breach occurring prior to the termination of this Agreement

Article XI
MISCELLANEOUS

Section 11.1 Trust Account Waiver. Notwithstanding anything to the contrary set forth in this Agreement, each of the Company, LuxCo and Merger Sub acknowledges that it has read the publicly filed final prospectus of SPAC, filed with the SEC on April 30, 2025 (File No.333-284777), including the Trust Agreement, and understands that SPAC has established the trust account described therein (the “Trust Account”) for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. Each of the Company, LuxCo and Merger Sub further acknowledges and agrees that SPAC’s sole assets consist of the cash proceeds of SPAC’s IPO) and private placements of its securities occurring simultaneously with the IPO, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. Accordingly, the Company (on behalf of itself and its Affiliates), LuxCo and Merger Sub hereby waive any past, present or future claim of any kind arising out of this Agreement against, and any right to access, the Trust Account, any trustee of the Trust Account to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including for any knowing and intentional breach by any of the parties to this Agreement of any of its representations or warranties as set forth in this Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. This Section 11.1 shall survive the termination of this Agreement for any reason.

Section 11.2 Extension; Waiver. At any time prior to the Closing, the Company (on behalf of itself, LuxCo, and Merger Sub), on the one hand, and SPAC, on the other hand, may, to the extent not prohibited by applicable Law: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Documents in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

Section 11.3 Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, demand or communication shall be deemed to have been duly served: (i) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (ii) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (iii) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt); and (iv) if sent by registered post, five (5) days after posting. The initial addresses and email addresses of the parties for the purpose of this Agreement are:

(a)	If to SPAC, to:

Real Asset Acquisition Corp.

174 Nassau Street, Suite 2100,
Princeton, New Jersey 08542

Attention: Peter Ort

Email: [***]

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1155 Avenue of the Americas, 22nd Floor

New York, New York 10036

Attn: Elliott Smith; Gina Eiben

E-mail: [***]

and

Krogerus Attorneys Ltd

Fabianinkatu 9

FI-00130 Helsinki

Finland
Attention: Tom Fagernäs, Paul Raade, Antti Luhtala

Email: [***]

(b)	If to the Company, LuxCo or Merger Sub, to:

IQM Finland Oy

Keilaranta 19, 02150

Espoo, Finland

Attention: Jan Kürschner, Chief Financial Officer; Mark Falcon, General Counsel

E-mail: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP

55 Hudson Yards

New York, New York 10001

Attention: Eric Blanchard; Peter Byrne; David Silverman; Rita Sobral

Email: [***]

and

Borenius Attorneys Ltd

Eteläesplanadi 2

FI-00130 Helsinki

Attention: Juha Koponen; Eino Järnroos

E-mail: [***]

Section 11.4 Assignment. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties. Any attempted assignment of this Agreement not in accordance with the terms of this Section 11.4 shall be void.

Section 11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company or any of its Subsidiaries, or any participant in any Benefit Plan or other benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any Benefit Plan, and any other benefit plan, program, policy, agreement or arrangement or (c) limit the right of SPAC, the Company, the Merger Sub or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or any other benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (i) the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.4, and (ii) the Non-Recourse Parties (and their respective successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.19.

Section 11.6 Expenses. Except as set forth in this Section 11.6 or elsewhere in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, whether or not the Merger or any other Transaction is consummated; provided, however, that upon Closing and release of the funds held in the Trust Account to the Surviving Company, Transaction Expenses will be paid from the capital of the Surviving Company; provided, further, that any Excess SPAC Transaction Expenses shall be borne by the Sponsor through (a) the forfeiture of SPAC Class B Ordinary Shares valued at $10.00 per share or (b) cash, at the Sponsor’s election.

Section 11.7 Governing Law. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state (provided that the fiduciary duties of the SPAC Board, the Merger and any exercise of appraisal and dissenters’ rights under the laws of the Cayman Islands with respect to the Merger, shall be governed by the laws of the Cayman Islands and that the fiduciary duties of the Company Board shall be governed by the laws of Finland).

Section 11.8 Waiver of Trial by Jury. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.

Section 11.9 Submission to Jurisdiction. Except as it relates to the Company Capital Restructuring, the LuxCo Merger and the FinCo Merger, each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any other state or federal court located in the State of Delaware), for the purposes of any Proceeding (a) arising under this Agreement or under any Transaction Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Transaction Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding against such Party (i) arising under this Agreement or under any Transaction Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Transaction Document or any of the transactions contemplated hereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 11.9 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail or internationally recognized courier service to such party’s respective address set forth in Section 11.3 shall be effective service of process for any such Proceeding.

Section 11.10 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 11.11 Company’s Knowledge; Knowledge of SPAC.

(a) For all purposes of this Agreement, the phrase “to the Company’s knowledge” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 11.11(a) of the Company Disclosure Letter, solely in their respective capacities as directors, officers or employees of the Group Companies, as applicable, after reasonable inquiry of their respective direct reports.

(b) For all purposes of this Agreement, the phrase “to the knowledge of SPAC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 11.11(b) of the SPAC Disclosure Letter, solely in their respective capacities as directors, officers or employees of SPAC, after reasonable inquiry of their respective direct reports.

For the avoidance of doubt, none of the individuals set forth on Section 11.11 (a) of the Company Disclosure Letter, or Section 11.11(b) of the SPAC Disclosure Letter shall have any personal Liability or obligations regarding such knowledge.

Section 11.12 Disclosure Letters. The Disclosure Letters (including, in each case, any section thereof) referenced in this Agreement are a part of this Agreement as if fully set forth herein. All references in this Agreement to the Disclosure Letters (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter to which it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.

Section 11.13 Entire Agreement. This Agreement (together with the Disclosure Letters, Exhibits, Schedules or other documents expressly incorporated herein), the NDA and the other Transaction Documents (including any exhibits and schedules attached thereto) constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Letter of Intent between SPAC and the Company, dated as of November 19, 2025).

Section 11.14 Amendments. This Agreement may be amended or modified only by a written agreement executed and delivered by the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 11.14 shall be void, ab initio; provided, that any such amendment or waiver may occur after the vote at the SPAC Shareholders’ Meeting so long as such amendment or waiver would not require the further approval of the SPAC Shareholders under applicable Law without such approval having first been obtained; provided, further, that any such amendment or waiver may occur after the Company Shareholders’ Approval so long as such amendment or waiver would not require the further approval of the Company Shareholders under applicable Law without such approval having first been obtained.

Section 11.15 Publicity. None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the securities Laws or the rules of any national securities exchange), in which case SPAC or the Company, as applicable, shall use their reasonable best efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; provided, however, that, subject to this Section 11.15, each Party and its Affiliates may (i) make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are subject to confidentiality obligations at least as restrictive as those set forth in the NDA without the consent of any other Party, (ii) make public statements with respect to previously announced or disclosed information, (iii) make announcements regarding this Agreement and the Transactions consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement and the SPAC SEC Filings without the consent of the other Parties; provided, further, that subject to Section 6.2 and this Section 11.15, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; and provided, further, that notwithstanding anything to the contrary in this Section 11.15, nothing herein shall modify or affect SPAC’s obligations pursuant to Section 8.2.

Section 11.16 Confidentiality. The existence and terms of this Agreement and any information provided by either party hereto in connection with this Agreement and the Transactions are confidential and may not be disclosed by either party hereto, their respective Affiliates or any Representatives of any of the foregoing, and shall at all times be considered and treated as “Confidential Information” as such term is defined in the NDA. Notwithstanding anything to the contrary contained in the preceding sentence or in the NDA, each party shall be permitted to disclose Confidential Information, including the Transaction Documents, the fact that the Transaction Documents have been signed and the status and terms of the Transactions to its existing or potential Affiliates, joint ventures, joint venture partners, shareholders, lenders, underwriters, financing sources and any Governmental Authority (including Nasdaq), and to the extent required, in regulatory filings, and their respective Representatives; provided that such parties entered into customary confidentiality agreements or are otherwise bound by fiduciary or other duties to keep such information confidential.

Section 11.17 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

Section 11.18 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Document in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Document or under applicable Law, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions of this Agreement or any Transaction Document in accordance with this Section 11.18 shall not be required to provide any bond or other security in connection with any such injunction.

Section 11.19 Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any Transaction Document or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, on behalf of itself and its applicable Non-Party Affiliates (as defined below) covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any Transaction Document or any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, in each case, acting in such capacities, but in no case including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether at law or in equity, in contract or tort, or otherwise) by or on behalf of such Party against any Non-Party Affiliate, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the Transactions, under any Transaction Document or any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether at law or in equity, in contract or tort, or otherwise) based on, in respect of, or by reason of, such obligations or their creation; provided that the forgoing shall not limit the obligations of any Non-Party Affiliate under any Transaction Document or any documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement if such Non-Party Affiliate is party to such document, agreement or instrument, but only to the extent of the obligations of such Non-Party Affiliate thereunder. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 11.19.

Section 11.20 Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 10.2, the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing and (b) this Article XI and any corresponding definitions set forth in Article I.

Section 11.21 Conflicts and Privilege.

(a) The Company, SPAC and the Merger Sub, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other equity interests of SPAC or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company or the Surviving Company) (collectively, the “RAAQ Group”), on the one hand, and (y) the Company, the Surviving Company or any member of the IQM Group (as defined below), on the other hand, any legal counsel, including Perkins Coie LLP (“Perkins”), Krogerus Attorneys Ltd (“Krogerus”) and Conyers Dill & Pearman LLP (“Conyers”), that represented SPAC or the Sponsor prior to the Closing may represent the Sponsor or any other member of the RAAQ Group, in such dispute even though the interests of such Persons may be directly adverse to the Company, or the Surviving Company, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for the Company, the Surviving Company, or the Sponsor. The Company, SPAC and the Merger Sub, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among SPAC, the Sponsor or any other member of the RAAQ Group, on the one hand, and Perkins, Krogerus or Conyers, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the RAAQ Group after the Closing, and shall not pass to or be claimed or controlled by the Company or the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company and the Surviving Company.

(b) The Company, SPAC and the Merger Sub, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company or the Surviving Company) (collectively, the “IQM Group”), on the one hand, and (y) the Surviving Company or any member of the RAAQ Group, on the other hand, any legal counsel, including Cooley (“Cooley”), Borenius Attorneys Ltd (“Borenius”), Loyens & Loeff Luxembourg SARL (“Loyens”) and Mourant Ozannes (Cayman) LLP (“Mourant”) that represented the Company prior to the Closing may represent any member of the IQM Group in such dispute even though the interests of such Persons may be directly adverse to the Company and the Surviving Company, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company and the Surviving Company. The Company, SPAC and the Merger Sub, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among the Company or any member of the IQM Group, on the one hand, and Cooley, Borenius, Loyens or Mourant, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the IQM Group after the Closing, and shall not pass to or be claimed or controlled by the Company or the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by SPAC or Sponsor prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Company or the Surviving Company.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SPAC:
Real Asset Acquisition Corp.

By:	/s/ Peter Ort
	Name:	Peter Ort
	Title:	Principal Executive Officer and Co-Chairman

MERGER SUB:
IQM US LLC

By:	/s/ Jan Kürschner
	Name:	Jan Kürschner
	Title:	Manager A of Eclipse QC Sà r.l.

LUXCO:
ECLIPSE QC S.à r.l.

By:	/s/ Jan Kürschner
	Name:	Jan Kürschner
	Title:	Manager A

COMPANY:
IQM Finland Oy

By:	/s/ Jan Goetz
	Name:	Jan Goetz
	Title:	Chief Executive Officer

COMPANY:
IQM Finland Oy

By:	/s/ Sierk Pötting
	Name:	Sierk Pötting
	Title:	Chairman of the Board

[Signature Page to Business Combination Agreement]

EXHIBIT A Form of Sponsor Support Agreement

[Filed Separately]

EXHIBIT B Form of Shareholder Lock-Up Agreement

[Filed Separately]

EXHIBIT C Form of Registration Rights Agreement

[Filed Separately]

EXHIBIT D Form of Warrant Assignment Agreement

[Filed Separately]

EXHIBIT E-1 Form of Certificate of Merger

STATE OF DELAWARE

CERTIFICATE OF MERGER

OF

Real Asset Acquisition Corp.

WITH AND INTO

IQM US LLC

Pursuant to Title 6, Section 18-209(c) of the Delaware Limited Liability Company Act, the undersigned limited liability company executed the following Certificate of Merger:

FIRST: The name of the surviving Delaware limited liability company is IQM US LLC (“Merger Sub”), and the name of the foreign corporation being merged into the surviving Delaware limited liability company is Real Asset Acquisition Corp., a Cayman Islands exempted company (the “Company”).

SECOND: That the Business Combination Agreement (the “Merger Agreement”), made and entered into as of February 22, 2026, by and among the Company, IQM Finland Oy, Eclipse QC S.à r.l. and Merger Sub setting forth the terms and conditions of the merger of the Company with and into Merger Sub (the “Merger”), has been approved, adopted, certified, executed, and acknowledged by each of the Company, IQM Finland Oy, Eclipse QC S.à r.l. and Merger Sub.

THIRD: That Merger Sub shall be the surviving entity after the Merger (the “Surviving Entity”), which will continue its existence as said Surviving Entity under the name “IQM US LLC” upon the effective date of the Merger.

FOURTH: That an executed copy of the Merger Agreement is on file at Keilaranta 19, 02150 Espoo, Finland, a place of business of the surviving Delaware limited liability company.

FIFTH: That a copy of the Merger Agreement will be furnished by the Surviving Entity, on request and without cost, to any shareholder of the Company or any member of Merger Sub.

SIXTH: That the Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, said Surviving Entity has caused this certificate to be signed by an authorized person on this [●] day of [●], 2026.

IQM US LLC

By:	Eclipse QC S.à r.l., its sole Member

By:
Name:	Jan Kürschner
Title:	Manager A of Eclipse QC S.à r.l.
Chief Financial Officer of IQM Finland Oy

[Signature page to Certificate of Merger]

EXHIBIT E-2 Form of Plan of Merger

THIS PLAN OF MERGER (this Plan of Merger) is dated [●] 2026 between:

(1)	IQM US LLC, a limited liability company incorporated under the laws of Delaware (Merger Sub); and

(2)	Real Asset Acquisition Corp., a Cayman Islands exempted company (SPAC).

RECITALS

(A)	The sole member of Merger Sub and the board of directors of SPAC have approved a merger pursuant to which SPAC will merge with and into Merger Sub and cease to exist, with Merger Sub continuing as the surviving company (the Merger).

(B)	The Merger shall be upon the terms and subject to the conditions of (i) the Merger Agreement (defined below), (ii) this Plan of Merger, (iii) the provisions of Part 16 of the Cayman Act (defined below), and (iv) the applicable provisions of the DLLCA (defined below).

(C)	The sole member of Merger Sub has authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the DLLCA.

(D)	Each of Merger Sub and SPAC wishes to enter into this Plan of Merger pursuant to the provisions of Part 16 of the Cayman Act.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Plan of Merger:

Cayman Act	means the Companies Act (as amended) of the Cayman Islands;

Cayman Registrar	means the Registrar of Companies in the Cayman Islands;

Constituent Company	means each of Merger Sub and SPAC and Constituent Companies shall be construed accordingly;

Contracts	has the meaning given to that term in the Merger Agreement;

DLLCA	means the Delaware Limited Liability Company Act;

Liabilities	has the meaning given to that term in the Merger Agreement;

Merger Agreement	means the business combination agreement dated February 22, 2026 between, among others, Merger Sub and SPAC in the form annexed at Schedule 1 to this Plan of Merger;

Merger Effective Time	means the date that this Plan of Merger is registered by the Registrar in accordance with section 237(15) of the Cayman Act or such later date as the Constituent Companies may agree and specify in accordance with this Plan of Merger and the Cayman Act;

SPAC Class A Ordinary Shares	means Class A ordinary shares of SPAC of par value of US$0.0001 each; and

SPAC Class B Ordinary Shares	means Class B ordinary shares of SPAC of par value of US$0.0001 each.

1.2	Interpretation

The following rules apply in this Plan of Merger unless the context requires otherwise:

(a)	Headings are for convenience only and do not affect interpretation.

(b)	The singular includes the plural and the converse.

(c)	A gender includes all genders.

(d)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(e)	A reference to any agreement, deed or other document (or any provision of it), includes it as amended, varied, supplemented, extended, replaced, restated or transferred from time to time.

(f)	A reference to any legislation (or any provision of it) includes a modification or re-enactment of it, a legislative provision substituted for it and any regulation or statutory instrument issued under it.

1.3	Schedule

The Schedule forms part of this Plan of Merger and shall have effect as if set out in full in the body of this Plan of Merger. Any reference to this Plan of Merger includes the Schedule.

2.	Plan of Merger

2.1	Company Details

(a)	The constituent companies (as defined in the Cayman Act) to the Merger are Merger Sub and SPAC.

(b)	The surviving company (as defined in the Cayman Act) is Merger Sub, which shall continue to be named IQM US LLC at the Merger Effective Time.

(c)	The registered office of Merger Sub is at the offices of United Corporate Services, Inc., 800 North State Street, Suite 304, Dover, Kent County, Delaware 19901. The registered office of SPAC is at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KYI -1111, Cayman Islands. Following the Merger Effective Time, the registered office of Merger Sub will continue to be at the offices of United Corporate Services, Inc., 800 North State Street, Suite 304, Dover, Kent County, Delaware 19901.

(d)	Immediately prior to the Merger Effective Time:

(i)	the sole Member (as defined in the limited liability company agreement of Merger Sub in the form attached at Schedule 2) of Merger Sub owns 100% of the membership interests in Merger Sub; and

(ii)	the authorised share capital of SPAC is [US$55,500 divided into: (1) 500,000,000 SPAC Class A Ordinary Shares, of which [●] SPAC Class A Ordinary Shares are issued and outstanding, (2) 50,000,000 SPAC Class B Ordinary Shares of US$0.0001 par value each, none of which are issued and outstanding, and (3) 5,000,000 preference shares of US$0.0001 par value each, none of which are issued and outstanding.]

(e)	At the Merger Effective Time, all outstanding membership interests in the Merger Sub shall remain outstanding and the sole Member of Merger Sub shall continue to own 100% of the membership interests in the Merger Sub.

2.2	Merger Effective Time

The Merger shall be effective at the Merger Effective Time.

2.3	Terms and Conditions of the Merger

(a)	The terms and conditions of the Merger, including the manner and basis of converting shares in each Constituent Company into shares in the Surviving Company or into other property, as applicable, are set out in Merger Agreement.

(b)	At the Merger Effective Time, all outstanding membership interests of Merger Sub shall remain outstanding and continue to represent 100% of the outstanding membership interests of Merger Sub.

(c)	At the Merger Effective Time, the rights and restrictions attaching to the membership interests in Merger Sub shall be as set out in the limited liability company agreement of Merger Sub in the form attached at Schedule 2.

2.4	Limited liability company agreement of Merger Sub

The limited liability company agreement of Merger Sub immediately prior to the Merger, in the form attached at Schedule 2, shall continue to be its limited liability company agreement after the Merger.

2.5	Property

At the Merger Effective Time, all the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities privileges, powers and franchises of each of the Constituent Companies shall immediately vest in Merger Sub, and all the Contracts, Liabilities, duties and obligations of SPAC (including all rights and obligations with respect to the Trust Account (as defined in the Merger Agreement)) and Merger Sub shall immediately become the Contracts, Liabilities, duties and obligations of Merger Sub, and Merger Sub shall execute any agreements and shall take such further actions, as any party may reasonably request to confirm that Merger Sub shall observe and discharge all covenants, duties and obligations of the Constituent Companies to be performed after the Merger Effective Time.

2.6	Sole member of Merger Sub

The name and address of the sole member of Merger Sub shall be as follows:

Name	Address
Eclipse QC S.à r.l.	16, rue Eugène Ruppert, L - 2453 Luxembourg, Grand Duchy of Luxembourg

2.7	Directors’ Benefits

No amounts or benefits will be paid or payable to any director or equivalent officer of either of the Constituent Companies consequent upon the Merger.

2.8	Secured Creditors

(a)	Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)	SPAC has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.	Approval and Authorisation

3.1	This Plan of Merger has been approved by the board of directors or the sole member (as applicable) of each Constituent Company pursuant to section 237(7) of the Cayman Act.

3.2	This Plan of Merger has been authorised by special resolution (or equivalent) of the sole member or the shareholders (as applicable) of each Constituent Company pursuant to section 237(7) of the Cayman Act.

4.	AMENDMENT and termination

4.1	At any time prior to the Merger Effective Time, this Plan of Merger may be amended by the sole member of Merger Sub and the board of directors of SPAC, to:

(a)	change the name of Merger Sub;

(b)	change the Merger Effective Time, provided that the new Merger Effective Time shall not be a date later than the ninetieth (90th) day after the date of registration of this Plan of Merger by the Cayman Registrar in accordance with section 234 of the Cayman Act; or

(c)	to make any other change to the Plan of Merger which the sole member of Merger Sub and the board of directors of SPAC consider, in their sole discretion, to be necessary or advisable in connection with the Merger.

4.2	At any time prior to the Merger Effective Time, this Plan of Merger may be terminated by the sole member of Merger Sub and the board of directors of SPAC, provided that such termination is in accordance with section 10.1 of the Merger Agreement.

4.3	If this Plan of Merger is amended or terminated in accordance with this Clause after it has been filed with the Cayman Registrar but before it has become effective, the Constituent Companies shall file notice of the amendment or termination (as applicable) with the Cayman Registrar in accordance with sections 235(2) and 235(4) of the Cayman Act and shall distribute copies of such notice in accordance with section 235(3) of the Cayman Act.

5.	Counterparts

This Plan of Merger may be executed in any number of counterparts (but shall not be effective until each party has executed at least one counterpart). This has the same effect as if the signatures on the counterparts were on a single copy of this Plan of Merger. Delivery of an executed counterpart of this Plan of Merger by e-mail (including in PDF format) or by any other electronic means shall have the same effect as delivery of an originally executed counterpart of this Plan of Merger.

6.	Governing LAW AND JURISDICTION

This Plan of Merger and any non-contractual obligations arising out of or in connection with it shall be governed and construed in accordance with the laws of the Cayman Islands. The courts of the Cayman Islands shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Plan of Merger.

[The signature page follows]

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED	)
for and on behalf of	)
IQM US LLC acting by:	)
	)	Name:
	)	Position: Sole member
)

SIGNED	)
for and on behalf of	)
Real Asset Acquisition Corp. acting by:	)
	)	Name:
	)	Position: Director
)

EXHIBIT F Form of Amended Company Articles of Association

IQM Finland Oyj – Articles of Association

1§	Name and Domicile

The name of the company is IQM Finland Oyj and in English, IQM Finland Plc. The domicile of the company is Espoo.

2§	Field of activity

The object of the company is to research, develop, manufacture, market, sell, license, and deliver products, software, and services related to quantum computing and related technologies. The company may conduct its operations by itself or through its subsidiaries. As the parent company, the company may manage common tasks of the group such as administration and financing. The company may also own and manage shares, other securities and properties, as well as engage in securities trading and investment and financing activities that support the company’s business.

3§	Board of Directors

The company has a Board of Directors comprising of at least three (3) and up to seven (7) ordinary members, who shall be elected by the General Meeting. The term of office of the Board members expires at the closing of the Annual General Meeting following their election.

4§	CEO

The company has a CEO appointed by the Board of Directors.

5§	Representing the company

In addition to the Board of Directors, the company is represented by the Chair of the Board of Directors and the CEO, each alone, and by members of the Board of Directors, two (2) together. The Board of Directors may also authorize a named individual to represent the company, alone or together with another individual. The Board of Directors decides on the granting of procuration rights of the company.

6§	Auditor

The company shall have one (1) auditor that shall be an auditing firm approved by the Finnish Patent and Registration Office. The term of the office of the auditor shall expire at the closing of the Annual General Meeting following their election.

7§	Invitation to the General Meeting

The invitation to the General Meeting shall be delivered by publishing the notice on the company’s website no earlier than three (3) months and no later than three (3) weeks prior to the meeting, however, no later than nine (9) days before the record date of the meeting.

The Board of Directors may decide that participation in the meeting is also permitted so that a shareholder exercises their full decision-making power during the meeting using a remote connection and technical means.

The Board of Directors may also decide to convene a meeting without a physical venue so that the shareholders exercise their full decision-making power in real time during the meeting using a remote connection and technical means.

In order to be entitled to attend and exercise their right to speak at the meeting, a shareholder must notify the company of its attendance by the date specified in the invitation, which date may not be earlier than ten (10) days prior to the meeting.

In addition to the domicile of the company, meetings may be held in Helsinki.

8§	The Annual General Meeting

The Annual General Meeting shall be held annually on the date determined by the Board of Directors within six months of the end of the financial year.

At the Annual General Meeting, the following shall be

presented:

1. the financial statements, which include the consolidated financial statements, and the annual report,
2. the auditor’s report,

decided:

3. the adoption of the financial statements, which in the parent company also includes the adoption of the consolidated financial statements,
4. the use of the profit shown on the balance sheet,
5. the discharge from liability of the members of the Board of Directors and the CEO,
6. the remuneration policy, when necessary,
7. the approval of the remuneration report,
8. the number of the members of the Board of Directors and their remuneration,
9. the remuneration of the auditor and the sustainability reporting assurance provider,

elected:

10. the members of the Board of Directors,
11. the auditor,

and discussed:

12. other matters potentially included in the invitation to the Annual General Meeting.

9§	Book-entry securities system

The shares of the company belong to the book-entry securities system after the expiry of the registration period decided by the Board of Directors.

10§	Financial period

The financial period of the company is the calendar year.

EXHIBIT G Form of Voting and Support Agreement

[Filed Separately]

EXHIBIT H Form of PIPE Subscription Agreement

[Filed Separately]